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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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CF Industries Holdings, Inc. (Name of Registrant as Specified In Its Charter)
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Proxy Statement

2019 Annual Meeting of
Shareholders

March 27, 2019

To Our Shareholders:

On behalf of your board of directors, it is our privilege to invite you to attend the 2019 annual meeting of shareholders of CF Industries Holdings, Inc. The annual meeting will be held on Wednesday, May 8, 2019, at 10:00 a.m., local time, at the Hyatt Regency Tulsa, 100 East Second Street, Tulsa, Oklahoma 74103. At the annual meeting, shareholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and any other business matters properly brought before the annual meeting. Whether or not you are able to attend the meeting, we encourage you to read the enclosed materials and submit your proxy.

Outstanding Progress in 2018

We will meet to discuss our progress on executing our strategy – progress that allows us to fulfill our mission to feed the crops that feed the world efficiently and sustainably, as we create long-term shareholder value.

Our ability to do this starts with the commitment and dedication of 3,000 CF employees. In 2018, they worked safely, ran our plants well, and successfully navigated unfavorable weather that significantly shortened the spring fertilizer application season. Their execution, along with a strengthening global nitrogen market and less expensive natural gas, led to strong operational and financial results. We are positioned at the low end of the global cost curve due to our access to low-cost and plentiful North American natural gas. During 2018, we invested in this structural advantage by exercising our right to purchase all of the publicly traded common units of Terra Nitrogen Company, L.P. for $388 million. We also continued our track record of returning excess cash to shareholders, in line with our long-standing capital allocation philosophy. We announced and completed a $500 million share repurchase program during the year, which reduced our shares outstanding as of the beginning of 2018 by approximately five percent.

Sustainable for the Long-Term

Our commitment to sustainability remains a key focus for your company in our efforts to create long-term shareholder value. Indeed, sustainability is inherent to our business. Because 23 percent of global greenhouse gas emissions are estimated from land use, a sustainable future requires the world to use less land to feed its people. Deforestation for new crop land not only releases carbon into the atmosphere but destroys carbon-sequestering trees. We estimate that fertilizer helps save the world nearly 5 gigatonnes of CO2-equivalent emissions each year by allowing farmers to grow more food on less land, saving trees in the process.

While our products support a more sustainable future, we also continue to drive improvement in the sustainability of our operations. We operate some of the world's most energy-efficient nitrogen production facilities. As we've expanded our plants, our new natural gas-based facilities have displaced inefficient coal-based nitrogen facilities in China, reducing net greenhouse gas emissions by the fertilizer industry. We also continue to increase our Global Reporting Initiative disclosures as part of our annual Corporate Sustainability Report. Notably, we documented our water use intensity for the first time this year. We invite you to learn more about the positive impact we have on global sustainability at https://www.cfindustries.com/sustainability-at-cf-industries.

Continued Strong Corporate Governance

Finally, we want to welcome two new members of the board of directors, Javed Ahmed and Celso L. White, who were elected in 2018. Javed and Celso bring tremendous leadership, experience and insight to the board. They will truly be an asset as we continue to focus on strong corporate governance in order to deliver long-term value to you.

We are proud of the progress we have made as a company and look forward to reviewing what we have achieved and the opportunities ahead at the annual meeting. Thank you for your continued trust in CF Industries and we hope to see you on May 8, 2019.

Sincerely,

Stephen A. Furbacher	W. Anthony Will
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, May 8, 2019, at 10:00 a.m., local time
Place:	Hyatt Regency Tulsa 100 East Second Street Tulsa, Oklahoma 74103
Items of Business:	At the Annual Meeting, shareholders will be asked to:
	1.	Elect the twelve directors named in this Proxy Statement;
	2.	Consider and approve an advisory resolution regarding the compensation of our named executive officers;
	3.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for 2019;
	4.	act upon one shareholder proposal regarding the right to act by written consent, if properly presented at the Annual Meeting; and
	5.	Consider any other business properly brought before the Annual Meeting.
Record Date:	You may vote at the Annual Meeting if you were a shareholder of record of our company as of the close of business on March 15, 2019
Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the 2019Annual Meeting of Shareholders to be held on Wednesday, May 8, 2019: Our Proxy Statement and 2018 Annual Report are available free of charge at www.proxyvote.com.

Your vote is important. Please vote your shares promptly so that your shares will be represented whether or not you attend the Annual Meeting. To vote your shares, you may use the Internet as described on your Notice of Internet Availability of Proxy Materials and proxy card, call the toll-free telephone number listed on your proxy card or complete, sign, date, and return your proxy card.

By order of the board of directors,

Douglas C. Barnard
Senior Vice President, General Counsel, and Secretary
March 27, 2019

PROXY STATEMENT SUMMARY

This summary provides certain key information about CF Industries' business and strategy and highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. These proxy materials were first sent or made available to shareholders on or about March 27, 2019.

2019 ANNUAL MEETING OF SHAREHOLDERS INFORMATION

Date and Time:	Wednesday, May 8, 2019, at 10:00 a.m. (local time)
Place:	Hyatt Regency Tulsa 100 East Second Street Tulsa, Oklahoma 74103
Record Date:	March 15, 2019

VOTING MATTERS

Proposals		Board Recommendation	Page Number for Additional Information
1.	Election of Directors	FOR	9
2.	Advisory Vote on Executive Compensation ("Say on Pay")	FOR	39
3.	Ratification of Selection of Independent Auditor for 2019	FOR	92
4.	Shareholder Proposal Regarding the Right to Act by Written Consent, if properly presented at the Annual Meeting	AGAINST	96

OUR BUSINESS

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. Our customers include both agricultural and industrial users of our products. Our principal nitrogen products are ammonia, granular urea, urea ammonium nitrate solution, and ammonium nitrate. We also manufacture diesel exhaust fluid, urea liquor, nitric acid, and aqua ammonia, which are sold primarily to industrial customers, and compound fertilizer products, which are solid granular fertilizer products for which the nutrient content is a combination of nitrogen, phosphorus, and potassium. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world's largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility, our Yazoo City, Mississippi, facility, our Billingham and Ince facilities in the United Kingdom, and a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest.

For more information on our business, see "Item 1. —Business" and "Item 7.—Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2018 Annual Report.

OUR STRATEGY

Our vision, given the cyclical nature of our business, is to deliver superior shareholder returns over the cycle. Our strategy, in support of our vision, is built upon a foundation of distinct core capabilities and core values that we live each and every day. We leverage our capabilities to drive business results that create long-term value for our shareholders. Our strategy is reviewed and endorsed annually by our Board and the Board plays an active role in measuring our ability to successfully execute it.

Our Strategy Is Aligned with Our Mission and Corporate Responsibility

Our strategy for creating long-term shareholder value is directly aligned with our mission: We feed the crops that feed the world and produce the building blocks for a better life, and we do so efficiently and sustainably. Fertilizer is responsible for helping to grow the crops that comprise about half of the world's food supply, which makes life possible for billions of people. Fertilizer also supports sustainable food production because it increases yield per acre, which means farmers need less land to grow the food the world's population needs to survive. By increasing crop yields, we help limit the conversion of carbon-sequestering forests into farmland. We also manufacture products that reduce greenhouse gas emissions from industrial processes. In addition, our diesel exhaust fluid product helps reduce nitrous oxide emissions of heavy-duty trucks. For further discussion of our corporate responsibility and sustainability practices, see "Corporate Governance -Corporate Responsibility and Sustainability."

Manufacturing chemical products responsibly requires a focus on safety. At CF Industries, safety is more than just a requirement – it is a point of pride and ingrained in our corporate culture and values. This commitment is illustrated by our industry leading safety statistics. At CF Industries, we believe that our strong safety record is a result of our focus on behavioral safety practices. During 2018, we further demonstrated our commitment to operational excellence and safety by incorporating an operational metric into our annual incentive plan which was based on our achievement of ammonia production goals, subject to first achieving a gating level of performance on behavioral safety practices. See "Compensation Discussion and Analysis" for further information.

Strong Shareholder Returns Over the Cycle

We firmly believe that, due to the cyclical nature of the commodity chemical industry in which we operate, it is important to view performance over a longer time horizon than just one year. Our execution of initiatives aligned with our strategy helped us achieve our vision – delivering superior shareholder returns over the cycle. The following table shows the cumulative total shareholder return, assuming the reinvestment of dividends, for our common stock and a peer group index for the 1, 3, 5, 7, and 10-year periods ended December 31, 2018. In constructing the peer group index, we have selected Agrium Inc. (Agrium), Potash Corporation of Saskatchewan Inc. (PotashCorp) and The Mosaic Company (Mosaic), all of which were publicly traded manufacturers of agricultural chemical fertilizers with headquarters in North America during the periods. On January 2, 2018, Agrium and PotashCorp completed a merger of equals transaction to form Nutrien Ltd. (Nutrien). See the notes following the table for the methodology used to measure TSR.

Total Shareholder Return (TSR)

Prior to January 2, 2018, common shares of each of Agrium and PotashCorp traded on the New York Stock Exchange (NYSE). On January 2, 2018, Agrium and PotashCorp completed a merger of equals transaction to form Nutrien. Nutrien common shares began trading on the NYSE on January 2, 2018 and trading of common shares of Agrium and PotashCorp was concurrently halted. In the merger of equals transaction, each common share of PotashCorp was exchanged for 0.40 common shares of Nutrien and each common share of Agrium was exchanged for 2.23 common shares of Nutrien.

For purposes of calculating the TSR of CF Industries and the peer group index for the 1-year period ending December 31, 2018, the peer group was composed of Nutrien and Mosaic and the beginning stock price for each company was established by its respective closing price on January 2, 2018 (the first trading day for Nutrien shares). The returns of the peer group companies were weighted according to their respective market capitalizations as of January 2, 2018.

For purposes of calculating the TSR of CF Industries and the peer group index for the 3, 5, 7, and 10-year periods ending December 31, 2018, the peer group at the beginning of the measurement period was composed of Mosaic, Agrium, and PotashCorp and the beginning stock price for each company was established by its respective closing price on the last trading day immediately preceding January 1 of the first fiscal year of the applicable measurement period. The returns of the peer group companies were weighted according to their respective market capitalizations as of the date used to establish the beginning stock price. The cumulative investment in each of Agrium and PotashCorp, assuming dividend reinvestments up to December 31, 2017, was converted into shares of Nutrien on January 2, 2018 using the exchange ratio in the merger of equals transaction consummated on that date.

2018 PERFORMANCE HIGHLIGHTS

Operating Results

Net Earnings Attributable to Common Stockholders	Earnings Per Diluted Share	EBITDA(1)	Net Cash Provided by Operating Activities

$290 Million	$1.24	$1.4 Billion	$1.5 Billion

Annual Incentive Plan Performance Metrics

Adjusted EBITDA	Behavioral Safety Gate Threshold	Gross Ammonia Production

$1.4 Billion	Achieved 98.6%	9.8 Million Tons

Target: $825 Million	Threshold: ≥95%(2)	Target: 9.6 Million Tons

Higher global nitrogen prices and lower natural gas costs drove the company's financial performance in 2018 compared to the year's target. Producers in Asia and Europe experienced significantly higher-than-expected increases in feedstock costs during 2018. The average annual price per MMBtu of natural gas at the Dutch TTF trading hub was 35 percent higher in 2018 compared to 2017; the average annual price per MMBtu for liquefied natural gas in Asia was 43 percent higher; and the price per metric ton of anthracite coal in China was 25 percent higher. These higher feedstock costs, along with continued enforcement of environmental regulations in China, resulted in lower production in these regions, tightening the global supply and demand balance and increasing global nitrogen prices significantly compared to 2017. At the same time, CF's natural gas cost per MMBtu in cost of sales for 2018 was five percent lower than in 2017, supporting significantly higher margins for the company during the year.

Additionally, the company continued to deliver against its strategic priorities and create long-term shareholder value.

Safety	As of December 31, 2018, the company's 12-month rolling average recordable incident rate was 0.60 incidents per 200,000 work hours despite increased turnaround and maintenance activity compared to 2017

Growth	Completed purchase of all publicly traded common units of Terra Nitrogen Company, L.P. on April 2, 2018 for an aggregate purchase price of $388 million

Return to Shareholders	Returned $780 million to shareholders through $500 million in share repurchases and $280 million in dividend payments

Operational Excellence	Long-term asset utilization-and-production is approximately 10 percent higher than the average utilization rate of our North American competitors

Efficiency	SG&A costs as a percent of sales remain among the lowest in both the chemicals and fertilizer industries

(1)         EBITDA is defined as net earnings attributable to common stockholders plus interest expense-net, income taxes and depreciation and amortization. See Appendix A for a reconciliation of EBITDA to the most directly comparable GAAP measure.

(2)         The Secondary Metric, Tons of Ammonia Produced, has a behavioral safety gate threshold. If at least 95% of the aggregated safety grades of all employees at manufacturing sites were a "B" or better for the year, the safety performance gating requirement would be achieved. If the safety performance gating requirement was not achieved, there would be no payout under the Secondary Metric.

OUR DIRECTOR NOMINEES

Our corporate governance and nominating committee regularly reviews the overall composition of our Board and its committees to assess whether each reflects the appropriate mix of experience, qualifications, attributes, and skills that are relevant to CF Industries' current and future global strategy, business, and governance.

(1)
AC = Audit Committee

CC = Compensation and Management Development Committee

GC = Corporate Governance and Nominating Committee

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to implementing sound corporate governance practices that enhance the effectiveness of the Board and our management and that serve the interests of our shareholders. Highlights of our governance practices include:

	Governance Practice	For More Information

Board Structure and Governance

•

All of director nominees are independent, except for our CEO. All of our standing Board committees are 100 percent independent.

•

We have an independent Chairman of the Board and separate Chief Executive Officer.

•

Our directors are elected annually based on a majority voting standard for uncontested elections. We have a resignation policy if a director fails to receive a majority of votes cast.

•

All of our directors attended 100% of Board and committee meetings in 2018.

•

Our non-management directors meet in executive session, without management present, following each regularly scheduled meeting.

•

Annual Board and committee self-assessments and peer evaluations monitor the performance and effectiveness of the Board and its committees and directors.

•

The Chairman of the Board and chair of the governance committee lead an active process to regularly assess Board composition and attributes and consider succession planning.

•

We consider diversity of background, including experience and skills as well as personal characteristics such as race, gender and age, in identifying nominees for director and incorporate recruitment protocols in our candidate searches that seek to identify candidates with these diversity characteristics.

•

Board plays an active role in reviewing and approving our strategy, and in measuring our ability to successfully execute it.

•

Diligent Board oversight of risk management, including climate change, is a cornerstone of the company's risk management program.

P. 22-25 P. 22-23 P. 9 P. 25 P. 23 P. 23 P. 10 P. 12 P. 25-26 P. 25-28

Stock Ownership

•

We have strong stock ownership guidelines for our executive officers and directors.

•

We prohibit hedging and pledging of our common stock by directors and executive officers.

•

We have a robust clawback policy covering incentive awards.

P. 75-76 P. 76 P. 76

Corporate Responsibility

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Our ethics program includes a strong Code of Corporate Conduct for all of our directors, officers and employees.

•

We discuss Corporate Responsibility on our website and in our Corporate Sustainability Report, including our values and "Do It Right" culture, our commitment to our stakeholders and communities, and strong corporate commitment to respect the dignity and human rights of others.

•

We provide disclosure of charitable contributions and corporate political contributions and trade associate dues in semi-annual reports.

P. 28-29 www.cfindustries.com/ who-we-are/ sustainability-at-cf-industries www.cfindustries.com/reports

Shareholder Rights

•

Eligible shareholders can utilize the proxy access provisions of our bylaws to include their own nominees for director in our proxy materials along with Board-nominated candidates.

•

We do not have a shareholder rights plan, or poison pill. Our Board has adopted a policy whereby any rights plan adopted without shareholder approval must be submitted to shareholders for ratification, or the plan must expire, within one year of such adoption.

•

Our shareholders have the right to call a special meeting of shareholders.

•

All supermajority voting provisions have been eliminated from our certificate of incorporation and our bylaws.

P. 11; Bylaws Bylaws Charter and Bylaws

SHAREHOLDER ENGAGEMENT

We believe that building positive relationships with our shareholders is critical to CF Industries' success. We value the views of, and regularly communicate with, our shareholders on a variety of topics, such as our financial performance, corporate governance, executive compensation, and related matters. Management shares the feedback received from shareholders with the Board. Our chairman or other members of the Board may also be available to participate in meetings with shareholders as appropriate. Requests for such a meeting are considered on a case-by-case basis. Our engagement activities have resulted in valuable feedback that has contributed to our decision-making with respect to these matters.

We conduct shareholder outreach campaigns in the spring and in the fall. Our engagements in the spring are primarily focused on ballot items on which shareholders will vote at our annual meeting. Our engagements in the fall generally focus on voting outcomes from our prior annual meeting – including direct shareholder feedback on how they voted on ballot items – as well as potential corporate governance or executive compensation changes the Board and its committees are considering. The fall engagement also presents an opportunity to discuss with shareholders developments in their methodologies and analyses and potential future areas of focus.

In the first half of 2018 leading up to our 2018 annual meeting, we contacted shareholders comprising approximately 75% of our outstanding shares to invite them to speak with members of our senior management and the chair of our compensation and management development committee. Combined, management and our compensation committee chair met with shareholders representing approximately 60% of our outstanding shares in advance of our 2018 annual meeting, discussing with these shareholders our compensation program, special meeting right, and other governance focused matters.

During the second half of 2018 following our 2018 annual meeting, we contacted shareholders comprising approximately 70% of our outstanding shares inviting them to speak with members of our senior management. We held meetings with shareholders accounting for 45% of our outstanding shares, discussing with these shareholders the voting outcome from our 2018 annual meeting as well as general governance, compensation, corporate responsibility and sustainability matters.

COMPENSATION PROGRAM HIGHLIGHTS

Our compensation philosophy at CF Industries seeks to align the interests of our employees and our shareholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our executive officers. We seek to benefit from this strategy by attracting key talent, retaining strong performers, increasing productivity, and maximizing operational and financial results, while also implementing compensation programs that are cost effective, market competitive, and sustainable across business cycles.

Compensation Policies and Practices

Our executive compensation practices are overseen and administered by the compensation and management development committee. Key compensation governance policies and practices that govern the committee's approach include:

Strong pay-for-performance alignment	No employment agreements
Robust clawback policy covering incentive awards	No repriced stock options
Stock ownership guidelines	Minimal perquisites
Annual bonus is 100% formulaic, based on objective and transparent criteria	Executive officers are prohibited from hedging or pledging our stock
A majority of compensation for CEO and other executive officers is performance-based and paid in equity	No new excise tax gross-ups after 2011 (CEO and CFO have no such gross-up)

2018 Target Total Compensation Mix

The compensation and management development committee believes the majority of compensation should be composed of awards that are performance-based – both by direct ties to the company and individual employee performance. The significant majority of each named executive officer's target compensation is at-risk based on company performance.

AIP: Annual Incentive Plan (annual bonus), cash settled
LTIP: Long-Term Incentive Plan, denominated in equity

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR NOMINEES

Our directors are elected each year for one-year terms expiring at the next annual meeting of shareholders. The Board has nominated the twelve current directors for re-election at the 2019 Annual Meeting. Each director elected at the 2019 Annual Meeting will serve a one-year term and until his or her successor is duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person as the Board may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the directors listed below.

Majority Vote Standard for Election of Directors

Our directors are elected by a majority of the votes cast in uncontested elections (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee). An "uncontested election of directors" means an election of directors in which, as of the date that is fourteen days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission ("SEC"), the number of nominees for election does not exceed the number of directors to be elected by the shareholders at that election. In a contested election (a situation where the number of nominees for election exceeds the number of directors to be elected), the standard for election would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Director Resignation Policy

In accordance with procedures set forth in the company's corporate governance guidelines, any incumbent director (including the twelve nominees standing for election at the Annual Meeting) who fails to receive a majority of votes cast in an uncontested election will be required to tender his or her resignation for consideration by the company's corporate governance and nominating committee. The corporate governance and nominating committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the corporate governance and nominating committee's recommendation no later than 90 days following the date of the annual meeting. Following the Board's decision on the committee's recommendation, we will publicly disclose the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason or reasons for rejecting the tendered resignation.

DIRECTOR SUCCESSION PLANNING AND NOMINATION PROCESS

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The corporate governance and nominating committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership.

Regular Assessment of our Board Composition and Succession Planning

The chairman of the board and chair of the corporate governance and nominating committee lead an active process to regularly review the overall composition of the Board and each Board committee and assess whether each reflects the appropriate mix of experience, qualifications, attributes, and skills that are relevant to CF Industries' current and future global strategy, business, and governance. Board composition and succession planning is a standing item on the agenda for each regular corporate governance and nominating committee meeting. The review process incorporates the results of the annual Board and committee performance and skills self-assessment processes described under the heading "Corporate Governance — Annual Board and Committee Self-Evaluations and Director Peer Evaluations" in assessing and determining whether any gaps in experience, qualifications, attributes, and skills exist and the characteristics and critical skills required of prospective candidates for election to the Board.

In order to maintain a Board with an appropriate mix of experience and qualifications and to permit time for orientation, the succession planning process generally considers the development of the Board over the next five year time horizon. In the case of an anticipated change in the composition of the Board, whether as a result of a retirement consistent with our general aged-based retirement policy described below or otherwise, the Board generally prefers to recruit and add new directors such that there is time for the new directors to learn in detail our strategy, business, and governance sufficiently in advance of expected departures. The Board has also concluded that the appropriate number of directors is generally no fewer than eight nor more than twelve. The Board believes this range permits diversity of experience without hindering effective discussion or diminishing individual accountability. Therefore, the Board attempts to coordinate director additions and departures to maintain this size while allowing orientation time for new members as discussed above. Consistent with this process, the Board has added six new independent members over the past five years (Ms. Wagler in 2014, Ms. Noonan in 2015, Messrs. Eaves and Tolle in 2017, and Messrs. Ahmed and White in 2018), and two independent directors (Messrs. Robert G. Kuhbach and Edward A. Schmitt) retired as of the date of the 2018 annual meeting. Given our general aged-based retirement policy described below, at least three of our current directors are expected to retire within the next four years. In order to coordinate this refreshment in accordance with the Board's intention to allow orientation time for new directors while maintaining the benefit of departing director's experience, the Board expects these three current directors will retire over the course of the next three annual meetings. During this time, if one or more new directors are elected to the Board, the number of directors may exceed the preferred range of eight to twelve. At the end of this process, however, the Board expects the number of directors to be within that range.

Identifying and Evaluating Candidates for Director

The corporate governance and nominating committee generally identifies potential nominees by engaging third party search firms that specialize in identifying director candidates. Current directors and executive officers may also notify the committee if they become aware of potential candidates, and the committee refers such persons to the third party search firm to first evaluate whether the candidate meets the criteria for Board membership discussed below. The committee will also consider candidates recommended by shareholders as described below.

Once a person has been identified by the corporate governance and nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the corporate governance and nominating committee determines that the candidate warrants further consideration, the committee chair or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the corporate governance and nominating committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process will not vary based on whether or not a candidate is recommended by a shareholder, although, as stated below, the committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Recent Director Searches

As a result of our active succession planning and candidate evaluation processes, directors Ahmed, Eaves, Noonan, Toelle, Wagler and White were identified as candidates and added to the Board over the last five years. Each of these independent directors brings important skills and experience to our company that have further strengthened and complemented our Board. Each of these six individuals was recommended for consideration to the corporate governance and nominating committee by a third party search firm, and none of these six individuals was known to our chairman of the board or chief executive officer prior to the candidate evaluation process.

Shareholder Recommendations of Director Candidates

The corporate governance and nominating committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the committee, a shareholder must submit the recommendation in writing and include the following information:

•
the name of the shareholder and evidence of the person's ownership of our stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of CF Industries, and the person's consent to be named as a director if selected by the committee and nominated by the Board.

The shareholder recommendation and information described above must be sent c/o the corporate secretary to our principal executive offices at the address on the Notice of Annual Meeting accompanying this Proxy Statement and must be received by the corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.

Proxy Access

Our bylaws allow eligible shareholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates. Subject to applicable procedural and other requirements under our bylaws, the proxy access provisions of our bylaws permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to nominate and include in our proxy materials director nominees constituting not more than 25% of the number of the directors in office at the time of the nomination.

CRITERIA FOR BOARD MEMBERSHIP

Director Qualifications and Attributes

The corporate governance and nominating committee takes into consideration a number of factors and criteria in reviewing candidates for potential nomination to the Board. The corporate governance and nominating committee believes that the minimum qualifications for serving as a director of CF Industries are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

In addition, the committee will examine a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with CF Industries, and independence from management and the company.

Diversity

Our corporate governance guidelines and corporate governance and nominating committee charter reflect the intention of the Board that the board of directors represent a diversity of backgrounds. In accordance with the corporate governance and nominating committee charter and our corporate governance guidelines, the corporate governance and nominating committee considers diversity in identifying nominees for director, including personal characteristics such as race, gender and age, and the experiences and skills relevant to the Board's performance of its responsibilities in the oversight of the company. In furtherance of this objective, the corporate governance and nominating committee has determined that it will incorporate recruitment protocols that seek to identify candidates in any future director search who meet these diversity characteristics. As discussed above, six new independent directors have joined our Board over the last five years. These directors' experience and skills backgrounds include senior executive leadership (two sitting and one retired chief executive officers, a sitting chief financial officer, and a global supply chain executive) and two directors with expertise in agriculture. In terms of personal characteristics, these directors include two women, an African American, and a director of Asian origin who lives in Europe and has dual citizenship in the US and UK.

Retirement Age

As set forth in the company's corporate governance guidelines, it is the general policy of the company that no director having attained the age of 74 years shall be nominated for re-election or reappointment to the Board. However, the Board may determine to waive this policy in individual cases.

Director Tenure

To ensure that the Board maintains an appropriate balance of experience, continuity, and an openness to new ideas and a willingness to critically re-examine the status quo, the corporate governance and nominating committee considers the issue of continuing director tenure in connection with each director nomination recommendation.

Four director nominees, comprising 33% of the nominees, have served more than 10 years and two director nominees, comprising 17% of the nominees, have served between 5 and 10 years. These directors bring a wealth of experience and knowledge concerning CF Industries.

The remaining six director nominees, comprising 50% of the nominees, have joined the Board over the past five years and bring fresh perspective to Board deliberations.

Service on Other Public Company Boards

CF Industries does not have a policy limiting the number of other public company boards of directors upon which a director may sit, in general. However, the corporate governance and nominating committee considers the number of other public company boards and other boards (or comparable governing bodies) of which a prospective nominee is a member.

Although we do not impose a limit on outside directorships, we do recognize the substantial time commitments attendant to Board membership and expect that the members of our Board be fully committed to devoting all such time as is necessary to fulfill their Board responsibilities, in terms of both preparation for and attendance and participation at meetings.

In addition, in recognition of the enhanced time commitments associated with membership on a public company's audit committee, the Board has adopted a policy that no member of the audit committee may serve simultaneously on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the company's audit committee.

Summary of Director Core Competencies

We consider the depth and diversity of experience on our Board a key strength. Our twelve director nominees offer a diverse set of qualifications and perspectives and possess a wealth of leadership and professional experience. As discussed under the heading "Corporate Governance — Annual Board and Committee Self-Evaluations and Director Peer Evaluations," the chair of our corporate governance and nominating committee sponsors an annual self-assessment of director skills and experience in which each director ranks the importance of various business experiences, qualifications, attributes, and skills and rates the director's competency level in the skills. The following table summarizes experiences and skills that we have identified as key to our current and future global strategy, business, and governance.

Public Company Governance	A deep understanding of the Board's duties and responsibilities enhances board effectiveness and ensures independent oversight that is aligned with shareholder interests.

Senior Executive Leadership	We believe that directors who have served as CEOs or senior executives are in a position to challenge management and contribute practical insight into business strategy and operations.

Operations	As a global manufacturing and distribution company, we benefit from the experience of our directors who have served in senior executive roles of global manufacturing companies.

Accounting and Finance Expertise
A strong understanding of accounting and finance is important for ensuring the integrity of our financial reporting and critically evaluating our performance. Our directors have significant accounting experience and corporate finance expertise.

Industry Focus
As one of the world's largest manufacturers and distributors of nitrogen fertilizer and other nitrogen products, we seek directors who are knowledgeable about the chemical, energy, and agriculture industries. These directors help guide the company in assessing trends and external forces in these industries.

International Business	Directors with international business experience help us as we develop and grow our international manufacturing operations and global product distribution.

Strategic Initiatives
Experience with major strategic initiatives, including mergers and acquisitions, divestitures, joint ventures and partnerships, substantial capital projects, and integration helps our company identify, pursue and consummate the right major initiatives that achieve our strategic objectives and realize synergies and optimal growth.

Risk Management	Directors with significant risk oversight and management experience provide valuable insight as we make decisions on our strategic plan.

Environmental & Safety
As core values, we put safety first and act as stewards for the environment. We take guidance from our directors who have served in executive or operating positions at industrial manufacturing companies.

The following chart summarizes the competencies represented by our director nominees; the details of each director's competencies are included in each director's biography.

BOARD RECOMMENDATION

In connection with the Annual Meeting and in accordance with the above guidelines, the corporate governance and nominating committee recommended that the Board nominate the twelve directors named in this Proxy Statement for re-election to the Board. The Board believes these nominees provide CF Industries with the combined depth and breadth of skills, experience and qualities required to contribute to an effective and well-functioning Board. Our twelve director nominees offer a diverse set of qualifications and perspectives and possess a wealth of leadership and professional experience in areas relevant to our current and future global strategy, business, and governance.

The Board unanimously recommends that you vote FOR the election of the nominees presented in Proposal 1.

DIRECTOR NOMINEE BIOGRAPHIES

The following biographical information about each of our director nominees highlights the particular experiences, qualifications, attributes, and skills possessed by each director nominee that led the Board to determine that he or she is qualified to serve as a public company director and that he or she should serve as member of our Board. All director nominee biographical information is as of March 27, 2019.

Javed Ahmed

Javed Ahmed served as chief executive officer of Tate & Lyle PLC, a British-headquartered, global provider of solutions and ingredients for food, beverage and industrial markets with facilities and offices in over 30 locations worldwide and whose products are sold or distributed in over 120 countries, from October 2009 until April 2018. Prior to this role, he spent 17 years with Benckiser NV (later Reckitt Benckiser Group plc), a leading consumer products group, in a number of senior roles. He began his career with Procter & Gamble before spending five years with Bain & Co.

Qualifications

As the former chief executive officer of Tate & Lyle PLC, Mr. Ahmed brings public company initiative, governance, agriculture and food industry focus, international business, strategic risk management and environmental and safety expertise to the Board.

Other Public Company Directorships (within the past 5 years)

•

Tate & Lyle PLC (October 2009 – April 2018)

Age 59	Tenure 1

CF Committees • Corporate governance and nominating

Qualifications • CEO • Public Company Governance • Agriculture and Food Industry • International Business • Strategic Initiatives • Risk Management • Environmental & Safety

Robert C. Arzbaecher

Robert C. Arzbaecher served as chief executive officer of Actuant Corporation, a diversified manufacturer and marketer of industrial products and systems with operations in more than 30 countries, from 2000 until January 2014 and as interim president and chief executive officer of Actuant from August 2015 until March 2016. He served as a director of Actuant from 2000 until January 2017 and as chairman of the board of Actuant from 2001 until March 2016. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant and he is also a director of Fiduciary Management, Inc. mutual funds.

Qualifications

As the former chairman and chief executive officer of Actuant, Mr. Arzbaecher brings public company governance, international business, strategic initiative, and risk management expertise to the Board. As a certified public accountant who has served as a financial executive, he is an "audit committee financial expert" within the meaning of SEC rules.

Age 59	Tenure 13	Other Public Company Directorships (within the past 5 years) • Actuant Corporation (2000 – Jan. 2017) (Chairman from 2001 – Mar. 2016)

CF Committees • Audit • Corporate governance and nominating (Chair)

Qualifications • Public Company Governance • CEO • Accounting and Finance Expertise • International Business • Strategic Initiatives • Risk Management

William Davisson

William Davisson served as the chief executive officer of GROWMARK, Inc., a large agricultural cooperative system providing agronomy, energy, facility planning, and logistics products and services, as well as grain marketing and risk management services, in the United States and Canada, from 1998 through 2010. He worked in the GROWMARK system his entire career, from 1970 through 2010, and the positions he held prior to becoming to chief executive officer included chief financial officer and vice president, member services. GROWMARK was an owner of our predecessor company before our initial public offering ("IPO") in August 2005, and GROWMARK remains one of our largest customers. From 1998 to 2005, Mr. Davisson served as a director of our predecessor company and as chairman of its board from 2002 to 2004. Mr. Davisson is a certified public accountant.

Qualifications

As the former chief executive officer and chief financial officer of GROWMARK, Mr. Davisson brings accounting and finance, agriculture industry, and strategic initiative expertise to the Board. Mr. Davisson has a deep understanding of our business, as demonstrated by his more than 20 year association with our company. Mr. Davisson is a certified public accountant with substantial executive experience in risk management and he is

Age 71	Tenure 13	an "audit committee financial expert" within the meaning of SEC rules.

CF Committees • Audit		Other Public Company Directorships (within the past 5 years) • None

Qualifications • CEO • Accounting and Finance Expertise • Agriculture Industry • Strategic Initiatives • Risk Management

John W. Eaves

John W. Eaves has served as president and chief executive officer of Arch Coal, Inc., a top coal producer for the global steel and power generation industries, since 2012 and has been a member of its board of directors since 2006. He has more than 30 years of experience in the coal industry. During his tenure with Arch Coal, he has held positions of president and chief operating officer; senior vice president of marketing; and vice president of marketing and president of Arch Coal Sales, the company's marketing subsidiary. Mr. Eaves joined Arch Coal in 1987 after serving in various marketing-related positions at Diamond Shamrock Coal Company and Natomas Coal Company. He serves on the boards of the National Association of Manufacturers and the National Mining Association. On January 11, 2016, Arch Coal filed a voluntary petition for reorganization under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri. On October 5, 2016, Arch Coal's reorganization plan became effective and it emerged from Chapter 11.

Qualifications

As the president and chief executive officer and former chief operating and marketing officer of Arch Coal, Mr. Eaves brings substantial energy industry, operations, strategic initiative, and environmental and safety expertise to the Board. Mr. Eaves has extensive experience in risk

Age 61	Tenure 2	management and accounting and finance expertise through his active supervision of those performing financial accounting and reporting at Arch Coal.

CF Committees • Audit • Corporate governance and nominating		Other Public Company Directorships (within the past 5 years) • Arch Coal (2006 – present)

Qualifications • Public Company Governance • CEO • Operations • Accounting and Finance Expertise • Energy Industry • Strategic Initiatives • Risk Management • Environmental & Safety

Stephen A. Furbacher

Stephen A. Furbacher served as president and chief operating officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services to utilities, cooperatives, municipalities, and other energy companies, from August 2005 until December 2007. Prior to that, he served as executive vice president of Dynegy's previously owned natural gas liquids business segment, which was engaged in the gathering and processing of natural gas and the fractionation, storage, transportation, and marketing of natural gas liquids, from September 1996 to August 2005. Mr. Furbacher joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, he served as president of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. Mr. Furbacher began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named president of Warren Petroleum Company in July 1994. Mr. Furbacher serves as chief executive officer and president of GTBC, LLC, which operates Grand Teton Brewing Company.

Qualifications

Mr. Furbacher brings substantial senior executive leadership, refinery and petro-chemical operations, energy industry, and strategic initiative expertise to the Board as a result of his

Age 71	Tenure 11	leadership positions at Dynegy, Warren Petroleum, and Chevron. Mr. Furbacher has extensive experience with risk management and environmental and safety matters.

Chairman of the Board and Lead Independent Director		Other Public Company Directorships (within the past 5 years) • None

CF Committees • Corporate governance and nominating

Qualifications • Public Company Governance • None • COO • Operations • Energy Industry • Strategic Initiatives • Risk Management • Environmental & Safety

Stephen J. Hagge

Stephen J. Hagge served as the president and chief executive officer of AptarGroup, Inc., a leading global supplier of a broad range of innovative dispensing systems for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food and beverage markets with manufacturing facilities in North America, Europe, Asia and Latin America, from 2012 until January 2017 and as special advisor to the chief executive officer from February 2017 to March 2017. He served as chief operating officer of AptarGroup from 2008 to 2011, as chief financial officer of AptarGroup from 1993 to 2011 and as an executive vice president and secretary of AptarGroup from 1993 to 2011. Mr. Hagge has served as a director of AptarGroup since 2001.

Qualifications

Through his experience as a director, chief executive officer, chief financial officer, and chief operating officer of AptarGroup, Mr. Hagge brings substantial public company governance, operations, international business, strategic initiative, and risk management expertise to the Board. Mr. Hagge has served as a financial executive and is an "audit committee financial expert" within the meaning of SEC rules.

Age 67	Tenure 8	Other Public Company Directorships (within the past 5 years) • AptarGroup (2001 – Present)

CF Committees • Audit • Compensation and management development (Chair)

Qualifications • Public Company Governance • CEO • Operations • Accounting and Finance Expertise • International Business • Strategic Initiatives • Risk Management

John D. Johnson

John D. Johnson served as the president and chief executive officer of CHS Inc. ("CHS"), a Fortune 100 company and leading global agribusiness that is diversified in energy, grains, and foods, from 2000 through 2010. CHS was an owner of our predecessor company before our IPO in August 2005 and remains one of our largest customers. From 2000 to 2005, Mr. Johnson served as a director of our predecessor company and as chairman of its board from 2004 to 2005. Mr. Johnson joined Harvest States Cooperative in 1976, and served as president and chief executive officer of Harvest States from 1995 until it merged with Cenex, Inc. to form CHS in 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson served as a director of Gold Kist Holdings Inc., which operated a fully integrated chicken production business, from 2004 until its acquisition by Pilgrim's Pride Corp. in 2007.

Qualifications

As the former president and chief executive officer of CHS and its predecessor company, Mr. Johnson brings substantial operations, agriculture industry, energy industry, international business, strategic initiative, risk management, and environmental and safety expertise to the

Age 70	Tenure 13	Board. Mr. Johnson has a deep understanding of CF Industries' business, as demonstrated by his 18 year association with our company.

CF Committees • Compensation and management development		Other Public Company Directorships (within the past 5 years) • None

Qualifications • CEO • Operations • Agriculture Industry • Energy Industry • International Business • Strategic Initiatives • Risk Management • Environmental & Safety

Anne P. Noonan

Anne P. Noonan has served as president and chief executive officer and as a director of OMNOVA Solutions, a global provider of emulsion polymers, specialty chemicals, and engineered surfaces for a variety of commercial, industrial, and residential end uses with manufacturing, technical, and other facilities located in North America, Europe, China, and Thailand, since December 2016. She previously served as OMNOVA's president, performance chemicals, from 2014 until December 2016. Ms. Noonan previously held several positions of increasing responsibility with Chemtura Corporation, a global specialty chemicals company, from 1987 through 2014, including most recently as senior vice president and president of Chemtura's Industrial Engineered Products business and Corporate Development function. She serves on the boards of the American Chemistry Council and the Greater Cleveland Partnership.

Qualifications

As the president and chief executive officer of OMNOVA Solutions and previous executive operating positions at both OMNOVA Solutions and Chemtura Corp., Ms. Noonan brings public company governance, operations, chemical industry, international business, strategic initiative, and environmental and safety expertise to the Board. Ms. Noonan has extensive experience in risk

Age 55	Tenure 3	management and accounting and finance expertise through her active supervision of those performing financial accounting and reporting at OMNOVA Solutions.

CF Committees • Compensation and management development • Corporate governance and nominating		Other Public Company Directorships (within the past 5 years) • OMNOVA Solutions (Dec. 2016 – Present)

Qualifications

•

Public Company Governance

•

CEO

•

Operations

•

Accounting and Finance Expertise

•

Chemical Industry

•

International Business

•

Strategic Initiatives

•

Risk Management

•

Environmental & Safety

Michael J. Toelle

Michael J. Toelle is the owner of T & T Farms, a diversified farming company. He has been a member of the board of Nationwide Mutual Insurance Company, one of the largest insurance and financial services companies in the world, since 2013. He is a former board chairman and longtime board member of CHS. He also served as a board member for Cenex, Inc., before it merged with Harvest States Cooperatives to create CHS in 1998. Mr. Toelle is past chairman of the CHS Foundation and previously served as a director for the Agricultural Council of America and Country Partners Cooperative. He is a member of the National Association of Corporate Directors.

Qualifications

As the owner and operator of a major diversified farming company, a director of Nationwide Mutual Insurance Co. and former chairman and director of CHS, Mr. Toelle brings agricultural industry, operations, strategic initiative, risk management, and environmental and safety expertise to the Board.

Other Public Company Directorships (within the past 5 years)

•

None

Age 56	Tenure 2

CF Committees • Compensation and management development • Corporate governance and nominating

Qualifications • Operations • Agriculture Industry • Strategic Initiatives • Risk Management • Environmental & Safety

Theresa E. Wagler

Theresa E. Wagler has served as chief financial officer and executive vice president of Steel Dynamics, Inc., one of the largest domestic steel producers and metals recyclers in the United States, since 2007 and 2009, respectively. She also serves as Steel Dynamics' principal accounting officer. She has held various positions of increasing responsibility since joining Steel Dynamics in 1998. Prior to joining Steel Dynamics, she served as assistant corporate controller for Fort Wayne National Bank and as a certified public accountant with Ernst & Young LLP.

Qualifications

As the chief financial officer of Steel Dynamics, Ms. Wagler brings substantial public company governance, accounting and finance, strategic initiative, and risk management expertise to the Board. Ms. Wagler is a certified public accountant and an "audit committee financial expert" within the meaning of SEC rules.

Other Public Company Directorships (within the past 5 years)

•

None

Age 48	Tenure 4

CF Committees • Audit (Chair)

Qualifications • Public Company Governance • CFO • Accounting and Finance Expertise • Strategic Initiatives • Risk Management

Celso L. White

Celso L. White has served as the global chief supply chain officer at Molson Coors Brewing Company, one of the largest global brewers with breweries in the United States, Canada, Europe and India and worldwide distribution, since January 2013. From September 2010 to January 2013, he was the company's vice president of international supply chain. Prior to joining Molson Coors, he was Pepsi Cola's vice president and general manager of Concentrate Operations, responsible for the Americas and parts of Asia from 2004 to 2010. Mr. White serves on the board of Colorado UpLift based in Denver, Colorado.

Qualifications

As the global chief supply chain officer at Molson Coors Brewing Company, Mr. White is responsible for all aspects of the supply chain from grain fields to finished product retailer distribution, including procurement; operations; planning; logistics and distribution; environmental health and safety; engineering; and technical innovation. Mr. White brings operational, agricultural industry, international business, strategic initiative, risk management and environmental and safety expertise to the Board.

Age 57	Tenure 1	Other Public Company Directorships (within the past 5 years) • None

CF Committees • Compensation and management development

Qualifications • Global Chief Supply Chain Officer • Operations • Industry Focus • International Business • Strategic Initiatives • Risk Management • Environmental & Safety

W. Anthony Will

W. Anthony Will has served as our president and chief executive officer and as a member of the Board since January 2014. He was previously our senior vice president, manufacturing and distribution, from January 2012 to January 2014, our vice president, manufacturing and distribution, from March 2009 to December 2011, and our vice president, corporate development, from April 2007 to March 2009. Mr. Will has also served in the comparable officer positions with Terra Nitrogen GP Inc. ("TNGP") as he held with CF Industries from April 2010 to April 2018. TNGP was our indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P., a publicly-traded producer of nitrogen fertilizer products. In April 2018, we purchased all of the publicly traded common units of Terra Nitrogen Company, L.P. Mr. Will served as a director of TNGP from June 2010 until February 2016 and as chairman of the board of TNGP from January 2014 to February 2016. Before joining CF Industries, Mr. Will was a partner at Accenture Ltd., a global management consulting, technology services, and outsourcing company. Earlier in his career, he held positions as vice president, business development at Sears, Roebuck and Company and vice president, strategy and corporate development at Fort James Corporation. Prior to that, Mr. Will was a manager with the Boston Consulting Group, a global management consulting firm.

Age 53	Tenure 4	Qualifications As the president and chief executive officer of CF Industries and with his previous executive

CF Committees • None		operations and corporate development positions, Mr. Will brings public company governance, operations, fertilizer and chemical industry, international business, strategic initiative, and environmental and safety expertise to the Board. Mr. Will has extensive experience in risk

Qualifications

•

Public Company Governance

•

CEO

•

Operations

•

Accounting and Finance Expertise

•

Fertilizer / Chemical Industry

•

International Business

•

Strategic Initiatives

•

Risk Management

•

Environmental & Safety

management and accounting and finance expertise through his active supervision of those performing those functions at CF Industries.

Other Public Company Directorships (within the past 5 years)

•

Terra Nitrogen Company, L.P. (2010 – Jan. 2017)
(Chairman from 2001 – Mar. 2016)

CORPORATE GOVERNANCE

CF Industries is committed to implementing sound corporate governance practices that enhance the effectiveness of the Board and our management and that serve the interests of our shareholders. Our corporate governance and nominating committee periodically reviews corporate governance developments and best practices along with our policies and business strategies. The committee advises the Board and management in an effort to strengthen existing governance practices and develop new policies that make CF Industries a better company. We are proud of the steps we have taken and the progress we have made to further strengthen our corporate governance practices and demonstrate our responsiveness to shareholder concerns.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted corporate governance guidelines to document its overall management governance philosophy. According to these guidelines, the business and affairs of CF Industries shall be managed by or under the direction of the Board. The Board's goal is to build long-term value for our shareholders and assure the vitality of the company for our customers and employees and the other individuals and organizations who depend on us. A copy of our corporate governance guidelines is available to shareholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting accompanying this Proxy Statement.

DIRECTOR INDEPENDENCE

The experience and diversity of our directors has been, and continues to be, critical to our success. Our corporate governance guidelines require that the Board be composed of at least a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (the "NYSE"). Additionally, in accordance with NYSE listing standards, the members of our audit, compensation, and corporate governance and nominating committees must be independent. The Board has made an affirmative determination that all eleven of our non-employee directors have no material relationship with CF Industries or any of its subsidiaries (other than being a director and shareholder of CF Industries) and, accordingly, meet the applicable requirements for "independence" set forth in the NYSE's listing standards.

LEADERSHIP OF THE BOARD

Separate Independent Board Chairman and Chief Executive Officer

The Board has determined that the most effective leadership structure is to maintain an independent Board chair role separate from the chief executive officer. In making this determination, the Board takes into account a number of factors, including (1) that separating these positions allows our Board chairman to focus on the Board's role of providing advice to, and independent oversight of, management and (2) the time and effort our chief executive officer needs to devote to the management and operation of CF Industries and the development and implementation of our business strategies. Although our governance documents provide the Board with the flexibility to select the leadership structure in the way that it deems best for CF Industries at any given point in time, it is the Board's intention to continue to maintain an independent Board chair separate from the chief executive officer. In addition, according to our corporate governance guidelines, if the chairman of the Board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the Board is an independent director, he or she will serve as the lead independent director.

Stephen A. Furbacher has served as our lead independent director since 2010 and as Board chairman since May 2014. Mr. Furbacher was selected to serve as chairman because of his contributions to the leadership of the Board through his position as our lead independent director prior to becoming chairman. Because Mr. Furbacher is an independent director, he continues to serve as our lead independent director. The lead independent director's duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the independent directors, and facilitating communications between the other members of the Board. Unless otherwise provided in a short-term succession plan approved by the Board:

  •
  in the event that our chief executive officer should unexpectedly become unable to perform his or her duties, the chairman of the Board (if the chairman is an independent director or else the lead independent director) shall allocate the duties of the chief executive officer among our other senior officers; and

  •
  in the event that the chairman of the Board should unexpectedly become unable to perform his or her duties, the chief executive officer (if the chairman of the Board is an independent director or else the lead independent director) shall temporarily assume the duties of the chairman of the Board, in each case, until the Board has the opportunity to consider the situation and take action.

Executive Sessions

At each regularly scheduled meeting, the Board conducts executive sessions, which are discussions that involve only the non-employee directors. Our corporate governance guidelines state that the lead independent director or, in such director's absence, another independent director designated by the lead independent director will preside at the executive sessions of the Board.

Annual Board and Committee Self-Evaluations and Director Peer Evaluations

Our corporate governance and nominating committee sponsors an annual self-assessment of the Board's performance and the performance of each committee of the Board as well as director peer evaluations. The assessment includes a review of any areas in which the Board or management believes the Board can make a better contribution to CF Industries. In addition, the chair of the corporate governance and nominating committee sponsors an annual self-assessment of director skills and experience. The assessment asks each director to rank the importance of various business experiences, qualifications, attributes, and skills to our current and future global strategy, business, and governance and to rate the director's competency level in the skills. The results of the assessments are discussed with the full Board and each committee. The corporate governance and nominating committee considers the results of these self-evaluation processes as applicable in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to various committees.

Management Development and Succession Planning

Our Board plays an integral oversight role in talent development by recognizing the importance of succession planning for the CEO and other key executives at CF Industries. To assist the Board, the chief executive officer prepares and distributes to the Board an annual report on succession planning for all senior officers of the company with an assessment of senior managers and their potential to succeed the chief executive officer and other senior management positions. In addition, the chief executive officer prepares, on a continuing basis, a short-term succession plan which delineates a temporary delegation of authority to certain officers of the company, if all or a portion of the senior officers should unexpectedly become unable to perform their duties.

COMMITTEES OF THE BOARD

The Board has established three separate standing committees: the audit committee, the compensation and management development committee, and the corporate governance and nominating committee. The Board has adopted written charters for each of these committees and copies of these charters are available to shareholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting accompanying this Proxy Statement.

Audit Committee. Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The committee currently consists of Theresa E. Wagler (chair), Robert C. Arzbaecher, William Davisson, John W. Eaves, and Stephen J. Hagge. During 2018, the audit committee members were Theresa E. Wagler (chair), Robert C. Arzbaecher, William Davisson, John W. Eaves, Stephen J. Hagge, and Robert G. Kuhbach (from January to May 2018). The Board has affirmatively determined that all of the directors who served on the audit committee during 2018 and who presently serve on the committee are independent under the corporate governance standards of the NYSE applicable to audit committee members. The Board has also determined all of these directors are "audit committee financial experts," as defined by the SEC. The audit committee assists the Board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting, and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm's qualifications, independence, and performance. The audit committee's report to shareholders appears elsewhere in this Proxy Statement.

Compensation and Management Development Committee. Our compensation and management development committee currently consists of Stephen J. Hagge (chair), John D. Johnson, Anne P. Noonan, Michael J. Toelle, and Celso L. White. During 2018, the compensation and management development committee members were Stephen J. Hagge (chair), Stephen A. Furbacher (from January to May 2018), John D. Johnson, Anne P. Noonan, Edward A. Schmitt (from January to May 2018), Michael J. Toelle, Theresa E. Wagler (from January to May 2018) and Celso L. White (effective October 2018). The Board has affirmatively determined that all of the directors who served on the compensation and management development committee during 2018 and who presently serve on the committee are independent under the corporate governance standards of the NYSE applicable to compensation committee members. The Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The compensation and management development committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and incentive-compensation and equity-based plans. In addition, the compensation and management development committee supports the full Board with succession plans for the CEO, while overseeing and reviewing management's development, retention and succession planning for other key executives and senior management. The compensation and management development committee's report to shareholders appears elsewhere in this Proxy Statement. Additional information regarding the processes and procedures of the compensation and management development committee in recommending and determining compensation for our directors and executive officers is set forth below under the heading "Compensation Discussion and Analysis.

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee currently consists of Robert C. Arzbaecher (chair), Javed Ahmed, John W. Eaves, Stephen A. Furbacher, Anne P. Noonan, and Michael J. Toelle. During 2018, the corporate governance and nominating committee members were Robert C. Arzbaecher (chair), Javed Ahmed (effective December 2018), William Davisson (from January to May 2018), John W. Eaves, Stephen A. Furbacher, John D. Johnson (from January to May 2018), Robert G. Kuhbach (from January to May 2018), Anne P. Noonan, Edward A. Schmitt (from January to May 2018), and Michael J. Toelle. The Board has affirmatively determined that all of the directors who served on the corporate governance and nominating committee during 2018 and who presently serve on the committee are independent under the corporate governance standards of the NYSE. The corporate governance and nominating committee's responsibilities include identifying and recommending to the Board individuals qualified to serve as directors and on committees of the Board; advising the directors with respect to the Board's composition, procedures, and committees; developing and recommending to the Board a set of corporate governance principles; and overseeing the evaluation of the Board and the president and chief executive officer.

ATTENDANCE OF DIRECTORS AT MEETINGS

Directors are expected to attend meetings of the Board and the committees on which they serve, as well as our annual meeting of shareholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the Board or the chair of the appropriate committee in advance of such meeting.

During 2018, the Board held seven meetings, our audit committee held nine meetings, our compensation and management development committee held five meetings, and our corporate governance and nominating committee held five meetings. In 2018, each of our directors attended 100% of the meetings of the Board held during the period for which he or she was serving as a director and 100% of the meetings of those committees on which he or she served held during the periods that he or she served. All ten of our directors then in office attended the 2018 annual meeting, which was held on May 10, 2018.

BOARD OVERSIGHT OF STRATEGY AND RISK MANAGEMENT

Shareholders elect the Board to oversee management and to serve shareholders' long-term interests. Management is responsible for delivering on our strategy, creating our culture, establishing accountability, and managing risk. The Board and its committees work closely with management to balance and align strategy, risk, corporate social responsibility, and other areas while considering feedback from shareholders. Essential to the Board's oversight role is a transparent and active dialogue between the Board and its committees, and management. To support that dialogue, the Board and its committees have access to, receive presentations from, and conduct regular meetings with our executive officers, other internal business and function leaders and subject matter experts, as well as external experts and advisors.

Board Oversight of Strategy

One of the Board's primary responsibilities is reviewing and approving the strategy established by management and measuring our ability to successfully execute it. Throughout the year, the Board and its committees provide oversight and guidance to management regarding our strategy, operating plans, and overall performance. While elements of strategy are embedded in every regularly-scheduled meeting of the Board, the Board also dedicates at least one full day meeting each year to focus on our long-term business strategic planning. At all of these reviews, the Board engages with our executive officers and other business leaders regarding business objectives, the competitive landscape, economic trends, and regulatory developments. At meetings occurring throughout the year, the Board also assesses mergers and acquisitions, our budget and capital allocation plans, and performance for alignment to our strategy.

Board Oversight of Risk Management

Our management is responsible for establishing and maintaining systems to assess and manage the company's risk exposure, and the Board provides oversight in connection with those efforts. In fulfilling its risk oversight role, the Board focuses on the adequacy of our risk management process and the effectiveness of our overall risk management system. In addition, the Board routinely assesses policies and procedures in critical areas to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk management perspective. The Board also receives regular reports from senior management addressing financial and operational risk exposure and execution, including monthly scorecards and quarterly dashboards that include financial metrics and safety and environmental statistics.

Our management has established an enterprise risk management ("ERM") program that includes an annual assessment process that is designed to identify risks that could affect us and the achievement of our objectives; to understand, assess, and prioritize those risks; and to facilitate the implementation of risk management strategies and processes across the company that are responsive to the company's risk profile, business strategies, and specific material risk exposures. The ERM program seeks to integrate consideration of risk and risk management into business decision-making throughout the company, including through the implementation of policies and procedures intended to ensure that necessary information with respect to material risks is transmitted to senior executives and, as appropriate, to the Board or relevant committees.

The Board administers its risk oversight function as a whole and through its committees. In accordance with its charter, the audit committee supports the Board in its oversight of the company's risk management system and process by reviewing and discussing with the key members of management responsible for management of risk the guidelines and policies governing the ERM process, the key risks identified in the ERM process, as well as the likelihood of occurrence and the potential impact assigned to those risks by management, and the risk mitigation strategies in each instance.

In addition, the audit committee receives regular reports on the efficacy of our information security and technology risks (including cybersecurity) and related policies and procedures from our chief information officer and other members of senior management who are tasked with monitoring cybersecurity risks.

The other standing committees of the Board oversee management of risks relating to their respective areas of responsibility. The compensation and management development committee reviews risks associated with the design and implementation of our compensation plans and arrangements (see "Compensation Discussion and Analysis—Compensation and Benefits Risk

Analysis" below). The nominating and corporate governance committee reviews risks related to our governance structures and processes.

All Board members are invited to attend every committee meeting, and Board members who do not attend a committee meeting receive information about committee activities and deliberations.

Spotlight: Assessing the risks and opportunities associated with climate change

While the potential impacts of climate change are difficult to predict, we believe climate change presents our company with both risks and opportunities.

  •
  Regulatory risk, particularly in the form of regulatory restrictions on emissions in the jurisdictions in which we operate our production facilities, presents the most tangible and direct risk to how we currently conduct our business and operations because our production facilities emit greenhouse gasses (GHGs) such as carbon dioxide and nitrous oxide and because natural gas, a fossil fuel, is a primary raw material used in our nitrogen production process. More stringent GHG regulations, if enacted, may require us to make changes in our operating activities that would increase our operating costs, reduce our efficiency, limit our output, require us to make capital improvements to our facilities, or increase our costs for or limit the availability of energy, raw materials or transportation.

  •
  We also face physical risk from storms, which depending on their severity and location have the potential to damage our facilities and disrupt our operations, and to affect adversely the shipping and distribution of our products.

  •
  We use the North American waterway system extensively to ship products from some of our manufacturing facilities to our distribution facilities and our customers. We also export nitrogen fertilizer products via seagoing vessels from deep-water docking facilities at certain of our manufacturing sites. If climate change resulted in persistent significant changes in river or ocean water levels (either up or down, such as a result of flooding or drought for example), we may be required to change our operating and distribution activities and make significant capital improvements to our facilities.

  •
  Our principal products are nitrogen fertilizers used by farmers. The fertilizer application and crop planting, growing, and harvesting periods in any given farming region are driven by the region's weather patterns. Over the longer-term, changes in these weather patterns may shift the periods of demand for products and even the regions to which our products are distributed, requiring us to evolve our sophisticated distribution system.

The implications of climate change also present us and our industry with opportunities. We believe the synthetic fertilizers we manufacture are part of the solution to reducing GHG emissions that contribute to climate change. As we discuss further below under the heading "Corporate Governance - Corporate Responsibility and Sustainability," fertilizer is responsible for helping to grow the crops that comprise about half of the world's food supply, which makes life possible for billions of people. Fertilizer also supports sustainable food production because it increases yield per acre, which means farmers need less land to grow the food the world's population needs to survive. By increasing crop yields, our products help limit the conversion of carbon-sequestering forests into farmland. We also manufacture products that reduce GHG emissions from industrial processes and our diesel exhaust fluid product helps reduce nitrous oxide emissions of heavy-duty trucks.

Our Board and its committees are actively involved in the oversight of our strategy and processes to identify, assess, and address the risks and opportunities to our company associated with climate change. Management provides the Board regular updates on these issues, including during the discussions at the full day Board meeting focused on our long-term business strategic plan and as part of management's review of the enterprise risk management process.

SHAREHOLDER ENGAGEMENT

We believe that building positive relationships with our shareholders is critical to CF Industries' success. We value the views of, and regularly communicate with, our shareholders on a variety of topics, such as our financial performance, corporate governance, executive compensation, corporate responsibility and sustainability, and related matters. As discussed in "Compensation Discussion and Analysis – Shareholder Engagement," we conduct shareholder outreach campaigns in the spring and fall. Management shares the feedback received from shareholders with the Board. Our chairman or other members of the Board may also be available to participate in meetings with shareholders as appropriate. Requests for such a meeting are considered on a case-by-case basis. Our engagement activities have resulted in valuable feedback that has contributed to our decision-making with respect to these matters. We welcome your input and feedback and look forward to continued engagement with our shareholders.

COMMUNICATIONS WITH DIRECTORS

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board, any individual director, or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary to our principal executive offices at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

All communications received as set forth in the preceding paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors and then forwarded promptly to each addressee. In the case of communications to the Board or any group or committee of directors, the office of the general counsel will distribute copies of the contents to each director who is a member of the Board or of the group or committee to which the envelope or correspondence is addressed.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Corporate responsibility and sustainability are inherent to our values and our "Do It Right" culture and an intrinsic part of our commitment to the communities in which we live and work.

Code of Corporate Conduct

Our commitment to ethical behavior is captured in our code of corporate conduct, which was adopted by our Board. The code is applicable to all of our directors, officers, and employees, all of whom must acknowledge receiving and reading the code annually. We provide annual code of corporate conduct and anti-corruption training to all employees.

A copy of our code of corporate conduct is available at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting accompanying this Proxy Statement. We intend to disclose on our corporate website any amendment to any provision of the code that relates to any element of the definition of "code of ethics" enumerated in Item 406(b) of Regulation S-K under the Exchange Act, and any waiver from any such provision granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Political Contributions Report

We prepare a semiannual Political Contributions Report listing CF Industries' political contributions. Each Political Contributions Report is posted on our corporate website, www.cfindustries.com, and presented to the corporate governance and nominating committee. Additionally, the Political Contributions Reports set forth the United States trade associations and other similar non-profit organizations to which the company annually pays dues of $20,000 or more and identify the portion of such dues that is used for advocacy and/or political activities by those associations. The most recent Political Contributions Report and our code of corporate conduct, containing our corporate policies related to political activities and contributions, lobbying and related matters, are currently available on our corporate website.

Charitable Contributions Report

We also prepare a semiannual Charitable Contributions Report listing CF Industries' charitable contributions that exceed $20,000. Each Charitable Contributions Report is posted on our corporate website, www.cfindustries.com. Most of our philanthropic and social outreach initiatives are locally based. This enables each of our facilities to address the unique needs and opportunities in their respective communities.

Sustainability

CF Industries is a leader in an industry whose mission is fundamental to human survival: putting food on the world's table. By providing plant nutrients to farmers, we feed the crops that feed the world and produce building blocks for a better life. We are proud of the role our company plays in fulfilling this increasingly challenging mission. We also believe our company has an important role to play in addressing some of the most critical challenges of our time. As a company, we are confronting issues such as energy efficiency, resource use, and economic growth. We prepare annual Corporate Sustainability Reports, each of which is posted on our corporate website, www.cfindustries.com, and presented to the corporate governance and nominating committee.

Our most recent Corporate Sustainability Report communicates our performance across fundamental environmental, health and safety, social, and other considerations. Our report includes information regarding our carbon dioxide (CO2) equivalent emissions, which we report every year. It also discusses how we estimate that our products actually prevent and reduce more CO2 equivalent emissions than we generate. For example, land use is the leading cause of CO2 emissions in agriculture. Because our products increase yields substantially, farmers need less land to grow the food the world population needs to survive. By increasing crop yields, we help limit the conversion of carbon-sequestering forests into farmland. Our products also reduce greenhouse gas emissions from industrial processes. In addition, our diesel exhaust fluid (DEF) product helps substantially reduce nitrous oxide emissions of heavy-duty trucks while also improving fuel efficiency.

Our most recent Corporate Sustainability Report also discusses our partnership with The Nature Conservatory through which we seek to help improve soil health across the state of Iowa. The program, called 4R Plus, is designed to increase awareness and understanding among Iowa's farmers and crop advisers of two important farming practices: (1) 4R Nutrient Stewardship, and (2) conservation. 4R Nutrient Stewardship refers to the concept of applying the right nutrient source at the right rate, right time, and right place. The "Plus" in 4R Plus refers to a suite of in-field and edge-of-field conservation practices that increase soil resiliency and help to keep nutrients on fields and out of adjacent water bodies. When implemented effectively, 4R Plus practices will not only improve soil health and water quality, but also increase farmers' yields and bottom lines.

To help spread 4R Plus awareness and understanding, CF and The Nature Conservancy developed a range of marketing materials and tools to spread the message as far as possible. Those materials are based on extensive qualitative and quantitative research that showed that the key drivers to increased 4R Plus adoption by farmers moving forward are the economic benefits that come with 4R Plus practices and farmers' desire to leave their land in the best condition for the next generation. Nearly 40 partners have joined the initiative as of its formal launch in 2018, including state commodity groups, agribusinesses, conservation organizations, government agencies, universities and others.

DIRECTOR COMPENSATION

Non-employee directors receive compensation, including fees and reimbursements of expenses, for their service and dedication to our company. We recognize the substantial time and effort required to serve as director of a large public company like ours. We believe that compensation for non-employee directors should be competitive and should encourage increased ownership of CF Industries stock through the payment of a portion of director compensation in shares of our stock. In order to further align the interests of our directors with the interests of our shareholders, our non-employee directors are required to achieve and maintain stock ownership with a market value equal to five times their annual cash retainer.

Our compensation and management development committee is responsible for reviewing director compensation and making recommendations to the Board. The committee reviews the compensation of our non-employee directors annually. In connection with its annual review of the compensation of our non-employee directors, the committee also authorizes its compensation consultant, Exequity, to work with our human resources department to compare the compensation of our non-employee directors with compensation paid to comparable directors at peer companies and the overall market based on the 2016-2017 National Association of Corporate Directors survey on director compensation. (See "Compensation Discussion and Analysis—Role of the Compensation Consultant.") This information showed the additional annual cash retainer amounts paid to the chairman of the Board and the chairs of the Board committees and the value of the annual restricted stock grant to directors were below median. Based on this review, in May 2018 the compensation and management development committee recommended to the Board and the Board approved an increase in the amount of the additional annual cash retainers paid to the chairman of the Board and the chairs of the Board committees and the value of the annual restricted stock grant to directors to the amounts set forth below. Although the non-employee director compensation program is reviewed annually, this was the first change to the amount of cash or equity compensation paid to directors who are not the chairman of the Board since 2013 and the first change to the cash or equity compensation paid to the chairman of the Board since Mr. Furbacher was first elected chairman in 2014.

Annual Cash Retainer

Each non-employee director is entitled to an annual cash retainer of $100,000, payable quarterly. We do not pay meeting fees to our directors. The chairman of the Board and the chairs of the Board committees receive additional annual cash retainers in the following amounts, payable quarterly:

Chairman of the Board	$80,000
Audit committee chair	$20,000
Compensation and management development committee chair	$15,000
Corporate governance and nominating committee chair	$15,000

Annual Restricted Stock Grant

Each non-employee director will receive, upon joining the Board, a restricted stock grant with a fair market value of $130,000 (or, in the case of the chairman of the Board, $230,000), rounded to the nearest whole share. Thereafter, each continuing non-employee director will receive an annual restricted stock grant with a fair market value of $130,000 (or, in the case of the chairman of the Board, $230,000), rounded to the nearest whole share, on the date of each annual meeting of the shareholders. Assuming continuing service as a non-employee director, all shares of restricted stock will vest on the earlier of (x) the date of the first annual meeting of the shareholders following the date of grant or (y) the first anniversary of the date of grant.

2018 Total Director Compensation

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2018, for our non-employee directors. Mr. Will receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Javed Ahmed(4)	25,000	130,003	—	155,003
Robert C. Arzbaecher	113,750	130,014	4,313	248,077
William Davisson	100,000	130,014	4,313	234,327
John W. Eaves	100,000	130,014	4,160	234,174
Stephen A. Furbacher	175,000	229,997	7,493	412,490
Stephen J. Hagge	113,750	130,014	4,313	248,077
John D. Johnson	100,000	130,014	4,313	234,327
Robert G. Kuhbach(5)	25,000	—	29,313	54,313
Anne P. Noonan	100,000	130,014	4,313	234,327
Edward A. Schmitt(5)	25,000	—	29,313	54,313
Michael J. Toelle	100,000	130,014	4,160	234,174
Theresa E. Wagler	118,750	130,014	4,313	253,077
Celso L. White(4)	50,000	130,024	763	180,787

(1)
Amounts in this column represent the annual cash retainers that our non-employee directors earned during 2018.

(2)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock awards that we granted to the non-employee directors during 2018 pursuant to our 2014 Equity and Incentive Plan. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2018. Additional information with respect to these restricted stock awards is set forth above under the heading "Annual Restricted Stock Grant." Outstanding unvested restricted stock awards as of December 31, 2018 were as follows: 3,299 shares for each of directors Arzbaecher, Davisson, Eaves, Hagge, Johnson, Noonan, Toelle, and Wagler; 3,099 shares for Mr. Ahmed, 2,543 shares for Mr. White; and 5,836 shares for Chairman Furbacher.

(3)
Amounts in this column represent dividends on restricted stock. Amounts in this column for Messrs. Kuhbach and Schmitt also include a $25,000 donation to a charity designated by each of Messrs. Kuhbach and Schmitt in connection with each's retirement from the Board and in recognition of their many years of service.

(4)
Mr. White and Mr. Ahmed were elected to the Board in October 2018 and December 2018, respectively, and, therefore, their fee amounts reflect the partial year they served on the Board.

(5)
Messrs. Kuhbach and Schmitt retired from the Board effective as of the 2018 annual meeting of shareholders.

COMMON STOCK OWNERSHIP

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 15, 2019, concerning the beneficial ownership of each person known to us to beneficially own more than 5% of our common stock. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.	20,782,498 (3)	9.3%
55 East 52nd Street New York, New York 10055
FMR LLC	13,525,207 (4)	6.1%
245 Summer Street Boston, Massachusetts 02210
T. Rowe Price Associates, Inc.	12,590,251 (5)	5.7%
100 E. Pratt Street Baltimore, Maryland 21202
The Vanguard Group, Inc.	29,179,589 (6)	13.1%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.
(2)
Unless otherwise indicated, percentages calculated based upon common stock outstanding as of March 15, 2019 and beneficial ownership of common stock as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the SEC.
(3)
Based solely on a Schedule 13G (Amendment No. 11), dated February 4, 2019 and filed with the SEC on February 4, 2019, by BlackRock, Inc. ("BlackRock"). BlackRock reports beneficial ownership of shares by its direct and indirect subsidiaries, including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. These BlackRock entities have sole power to vote or to direct the vote of 19,017,708 shares of common stock and sole power to dispose or to direct the disposition of 20,782,498 shares of common stock.
(4)
Based solely on a Schedule 13G (Amendment No. 7), dated February 13, 2019 and filed with the SEC on February 13, 2019, by FMR LLC ("FMR") and Abigail P. Johnson, a Director, the Chairman, and the Chief Executive Officer of FMR. FMR reports beneficial ownership of shares by its direct and indirect subsidiaries, including FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, FMR Co., Inc., and Strategic Advisers LLC These FMR entities have sole power to vote or to direct the vote of 2,483,724 shares of common stock and sole power to dispose or to direct the disposition of all 13,525,207 shares of common stock.

(5)
Based solely on a Schedule 13G (Amendment No. 3), dated February 14, 2019 and filed with the SEC on February 14, 2019, by T. Rowe Price Associates, Inc. ("T. Rowe Price"). T. Rowe Price has sole power to vote or to direct the vote of 5,243,536 shares of common stock and sole power to dispose or to direct the disposition of 12,554,051 shares of common stock.
(6)
Based solely on a Schedule 13G (Amendment No. 9), dated February 11, 2019 and filed with the SEC on February 11, 2019, by The Vanguard Group, Inc. ("Vanguard"). Vanguard reports beneficial ownership of shares of itself, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. These Vanguard entities have sole power to vote or to direct the vote of 266,447 shares of common stock, shared power to vote or to direct the vote of 53,968 shares of common stock, sole power to dispose or to direct the disposition of 28,871,193 shares of common stock, and shared power to dispose or to direct the disposition of 308,396 shares of common stock.

COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information, as of March 15, 2019, concerning the beneficial ownership of our common stock by:

  •
  each director and each of our named executive officers; and

  •
  all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Javed Ahmed	3,099	–	3,099	*
Robert C. Arzbaecher(4)	117,438	–	117,438	*
William Davisson	38,358	–	38,358	*
John W. Eaves	7,270	–	7,270	*
Stephen A. Furbacher	50,190	–	50,190	*
Stephen J. Hagge	36,338	–	36,338	*
John D. Johnson	79,718	–	79,718	*
Anne P. Noonan	16,986	–	16,986	*
Michael J. Toelle	7,270	–	7,270	*
Theresa E. Wagler	16,398	–	16,398	*
Celso L. White	2,543	–	2,543	*
W. Anthony Will(5)	276,592	987,714	1,264,306	*
Dennis P. Kelleher	41,693	409,491	451,184	*
Douglas C. Barnard(5)	63,654	373,149	436,803	*
Christopher D. Bohn	30,944	201,601	232,545	*
Bert A. Frost	44,601	403,888	448,489	*
All directors and executive officers as a group (20 persons)	903,958	2,706,593	3,610,551	2%

*
Less than 1%
(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable.
(2)
The shares indicated include 3,299 shares for each of directors Arzbaecher, Davisson, Eaves, Hagge, Johnson, Noonan, Toelle, and Wagler; 3,099 shares for Mr. Ahmed, 2,543 shares for Mr. White; and 5,836 shares for Chairman Furbacher, in each case granted under our 2014 Equity and Incentive Plan, that have not yet vested. These shares of restricted stock can be voted during the vesting period. The table does not include restricted stock units or performance vesting restricted stock units granted to our executive officers under our 2014 Equity and Incentive Plan, as these awards cannot be voted during the vesting period.
(3)
The shares indicated in this column represent shares underlying stock options granted under an equity and incentive plan that have already vested or that will vest within 60 days. The shares underlying these stock options cannot be voted.
(4)
The shares indicated include 18,565 shares held by the Arzbaecher Family Foundation and 275 shares held by Mr. Arzbaecher's children, for which Mr. Arzbaecher disclaims beneficial ownership.
(5)
Messrs. Will and Barnard each also hold, respectively, 22,062 and 13,369 additional "phantom" shares as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers, and ten percent holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were timely met during 2018.

POLICY REGARDING RELATED PERSON TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid such transactions.

Nevertheless, we recognize that there are situations where related person transactions may be in, or not inconsistent with, the best interests of the company and its shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources, or when we provide products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, our audit committee has adopted a written policy regarding related person transactions. For the purposes of this policy, a "related person transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, other than (a) transactions where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; (b) transactions involving services as a bank depositary of funds, transfer agent, registrar, or trustee under a trust indenture, or similar services; (c) transactions in which the interest of the related person derives solely from his or her service as a director of another entity that is a party to the transaction; or (d) transactions in which the interest of the related person derives solely from his or her ownership of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction.

In addition, transactions involving the purchase of products or services (other than personal or professional services) from an entity for which a director of the company or an immediate family member of a director serves as an executive officer shall not be considered to involve a material interest on the part of such director (and therefore shall not be considered related person transactions) if (i) the director did not participate in the decision on the part of the company to enter into such transactions, (ii) the transactions are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for transactions with other unrelated third parties, and (iii) the amount paid in all transactions with any such entity in a twelve-month period is less than the greater of $500,000 or 1% of such entity's consolidated gross revenues for the most recently completed fiscal year for which data is publicly available.

For purposes of the policy, a "related person" means:

•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Except as described below with respect to certain commercial transactions in the ordinary course of business, any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•
The general counsel will assess whether the proposed transaction is a related person transaction for purposes of this policy.

•
If the general counsel determines that the proposed transaction is a related person transaction, the proposed transaction shall be submitted to the audit committee for consideration at the next committee meeting or, in those instances in which the general counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the chair of the audit committee (who has been delegated authority to act between committee meetings).

•
The audit committee, or where submitted to the chair of the committee, the chair, shall consider all of the relevant facts and circumstances available to the committee or the chair, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The audit committee (or the audit committee chair) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its shareholders, as the committee (or the audit committee chair) determines in good faith.

•
The audit committee or the audit committee chair, as applicable, shall convey the decision to the general counsel, who shall convey the decision to the appropriate persons within the company.

At the audit committee's first meeting of each fiscal year, the committee shall review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the company's contractual obligations, the committee shall determine if it is in the best interests of the company and its shareholders to continue, modify, or terminate the related person transaction.

FMR and certain of its direct and indirect subsidiaries (collectively, "Fidelity") own in the aggregate more than 5% of our outstanding common stock and, therefore, are considered related persons under our policy regarding related person transactions. We have agreements in place for Fidelity to provide administrative and trustee services for the company's 401(k) and deferred compensation plans. During 2018, Fidelity earned approximately $108,000 from us and approximately $101,000 from plan participants for these services. At its first meeting in 2019, the audit committee reviewed and approved the transactions with, and ongoing administrative services from, Fidelity in accordance with our policy.

No member of the audit committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Sales of our products and services to related persons in the ordinary course of business, at prices and on terms consistent with those offered to similarly situated customers in our industry in transactions between unaffiliated parties will generally not be subject to the approval procedures described above; provided, however, that any (i) modification or amendment of a multi-year supply contract or (ii) entry into, modification, or amendment of a similar long-term supply contract with any related person will be subject to the same procedures under this policy as are applicable to any other related person transactions.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY ON PAY")

Pursuant to Section 14A of the Exchange Act, our shareholders are entitled to an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis (CD&A) beginning on page 43 and the Executive Compensation tables and accompanying narrative discussion beginning on page 79. This proposal is commonly referred to as a "Say on Pay" proposal.

The Board and the compensation and management development committee believe that the compensation of the executive officers named in this Proxy Statement is appropriate for the company and in the best interests of our shareholders over the long term. As discussed in more detail in the CD&A beginning on page 43, our compensation programs are intended to:

    •
    align the interests of our officers with those of our shareholders,
    •
    permit the company to remain competitive in the market for highly qualified management personnel, and
    •
    provide appropriate incentives for attainment of both our short-term and long-term goals.

While still nearly 80%, we were disappointed that our 2018 say-on-pay vote yielded lower shareholder support than previous years when support levels exceeded 90%. As discussed in our CD&A under the heading "Executive Summary - Shareholder Engagement," we conducted extensive shareholder outreach both before and after our 2018 annual meeting. In these conversations, the overwhelming majority of shareholders supported the design of our ongoing compensation program.

We have stock ownership guidelines and an incentive compensation "clawback" policy to encourage appropriate levels of risk taking by our management. We continue to provide for significant levels of "at risk" performance-based compensation, which further aligns executive and shareholder interests. As discussed in our CD&A under the heading "Executive Compensation Program Changes for 2018," the compensation and management development committee approved several significant changes to our executive compensation program for 2018 that further strengthen the pay-for-performance alignment of our programs and focus our executives on metrics that are directly correlated to value creation for shareholders. For example, beginning with 2018 grants for named executive officers, the compensation committee increased the percentage of the total long-term incentive award value allocated to performance-vesting restricted stock units ("PRSUs") to 60%, increased the percentage allocated to time-vesting restricted stock units ("RSUs") to 40% and eliminated stock option awards.

We will continue to regularly review (along with outside compensation consultants) our executive compensation programs to ensure alignment with our compensation philosophy, and we are committed to continuing our dialogue with shareholders so that we can be proactive in responding to emerging industry trends and be responsive to shareholder dialogue.

Accordingly, we are asking you to vote FOR the adoption of the following resolution:

  "RESOLVED, that the shareholders of CF Industries Holdings, Inc. approve the compensation of the CF Industries Holdings, Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange

  Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion."

As an advisory vote, this proposal is not binding on the company. Although the vote is non-binding, the Board and the compensation and management development committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

We currently hold our advisory "Say on Pay" proposal every year. Therefore, the next advisory "Say on Pay" proposal would be held at our 2020 annual meeting. Shareholders will have an opportunity to cast an advisory vote on the frequency of "Say on Pay" proposals at least every six years. We currently expect that the next advisory vote on the frequency of the "Say on Pay" proposals will occur at the 2023 annual meeting of shareholders.

Board Recommendation

The Board unanimously recommends that you vote FOR the Say on Pay proposal.

EXECUTIVE OFFICERS

Set forth below is certain biographical information for our executive officers other than Mr. Will (whose biographical information appears above under the heading "Director Nominee Biographies"). Each of our executive officers, other than Mr. Hopkins, also served in the comparable officer positions with TNGP as he or she has held with CF Industries from April 2010 until April 2018. TNGP was our indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P., a publicly-traded producer of nitrogen fertilizer products. In April 2018, we purchased all of the publicly traded common units of Terra Nitrogen Company, L.P. The ages of our executive officers are as of March 27, 2019.

Douglas C. Barnard (age 60) has served as our senior vice president, general counsel, and secretary since January 2012 and was previously our vice president, general counsel, and secretary from January 2004 to December 2011. Mr. Barnard served as a director of TNGP from June 2010 to April 2018 and as chairman of the board of TNGP from February 2016 to April 2018. Prior to joining CF Industries in January 2004, Mr. Barnard had been an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group. Earlier in his career Mr. Barnard was a partner in the law firm of Kirkland & Ellis LLP and, prior to that, was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology ("M.I.T"), a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago. Mr. Barnard has also taught as a lecturer at the University of Chicago Law School, and serves as a member of the M.I.T Corporation Development Committee.

Christopher D. Bohn (age 51) has served as our senior vice president, manufacturing and distribution, since May 2016. He was previously our senior vice president, manufacturing, from January 2016 to May 2016, our senior vice president, supply chain, from January 2015 to December 2015, our vice president, supply chain, from January 2014 to December 2014, our vice president, corporate planning, from October 2010 to January 2014 and our director, corporate planning and analysis, from September 2009 to October 2010. Mr. Bohn served as a director of TNGP from February 2016 to April 2018. Prior to joining CF Industries, Mr. Bohn served as chief financial officer for Hess Print Solutions from August 2007 to September 2009. Earlier in his career, Mr. Bohn was vice president global financial planning and analysis for Merisant Worldwide, Inc. He holds a B.S. degree in finance from Indiana University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

Bert A. Frost (age 54) has served as our senior vice president, sales, market development, and supply chain, since May 2016. He was previously our senior vice president, sales, distribution, and market development, from May 2014 to May 2016, our senior vice president, sales and market development, from January 2012 to May 2014, and our vice president, sales and market development, from January 2009 to December 2011. Before joining CF Industries in November 2008, Mr. Frost spent over 13 years with Archer Daniels Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer Daniels Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University and he is a graduate of the Harvard Business School's Advanced Management Program.

Richard A. Hoker (age 54) has served as our vice president and corporate controller since November 2007. Mr. Hoker served as a director of TNGP from January 2014 to April 2018 and previously served as a director of TNGP from September 2010 to August 2011. Before joining CF Industries, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is a certified public accountant.

David P. Hopkins (age 62) has served as our managing director, CF Fertilisers UK, since October 2015. He was previously our director, sales, from July 2010 to October 2015. Mr. Hopkins was director of sales for Terra Industries, which was acquired by CF Industries, from September 2006 to July 2010 and director of industrial sales at Terra Nitrogen, UK from January 1999 to September 2006. Mr. Hopkins has a degree in Agriculture from Reading University and a Diploma in Company Direction from the Institute of Directors in London.

Dennis P. Kelleher (age 55) has served as our senior vice president and chief financial officer since August 2011. Mr. Kelleher served as a director of TNGP from August 2011 to April 2018. Before joining CF Industries, Mr. Kelleher served as vice president, portfolio and strategy for BP plc's upstream business. From 2007 to 2010, Mr. Kelleher served as chief financial officer for Pan American Energy LLC. From 2005 to 2007, Mr. Kelleher served as vice president, planning and performance management for BP plc's upstream business. Mr. Kelleher was employed as a senior accountant at Arthur Andersen & Co. early in his career. He holds a B.S. degree in accountancy from the University of Illinois and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University. He is a certified public accountant.

Susan L. Menzel (age 53) has served as our senior vice president, human resources, since October 2017. Prior to joining CF Industries, Ms. Menzel served as executive vice president, human resources, for CNO Financial Group, Inc. from May 2005 to October 2017. Prior to CNO Financial Group, she served as senior vice president, human resources for APAC Customer Services, Inc., and in roles of increasing responsibility for Sears, Roebuck & Company and Montgomery Ward, Inc. Ms. Menzel holds a bachelor's degree in business administration and economics from Augustana College.

Rosemary O'Brien (age 67) has served as our vice president, public affairs, since 1984, following key management roles in CF Industries' public affairs area. Ms. O'Brien joined the company in 1978, following service with the National Council of Farmer Cooperatives. She holds a B.A. degree in Education/History from the University of New Hampshire and an M.B.A. from American University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discussion provides you with a detailed description of our compensation program for our named executive officers (NEOs) for 2018. It also provides an overview of our compensation philosophy and our policies and programs, which are designed to achieve our compensation objectives.

NAMED EXECUTIVE OFFICERS

Our NEOs for 2018 were:

Name	Title

W. Anthony Will	President and Chief Executive Officer

Dennis P. Kelleher	Senior Vice President and Chief Financial Officer

Douglas C. Barnard	Senior Vice President, General Counsel, and Secretary

Christopher D. Bohn	Senior Vice President, Manufacturing and Distribution

Bert A. Frost	Senior Vice President, Sales, Market Development, and Supply Chain

EXECUTIVE SUMMARY

Business Overview

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. Our customers include both agricultural and industrial users of our products. Our principal nitrogen products are ammonia, granular urea, urea ammonium nitrate solution, and ammonium nitrate. We also manufacture diesel exhaust fluid, urea liquor, nitric acid, and aqua ammonia, which are sold primarily to industrial customers, and compound fertilizer products, which are solid granular fertilizer products for which the nutrient content is a combination of nitrogen, phosphorus, and potassium. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world's largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility, our Yazoo City, Mississippi, facility, our Billingham and Ince facilities in the United Kingdom, and a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest.

For more information on our business, see "Item 1. —Business" and Item 7. —Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2018 Annual Report.

Corporate Strategy

Our vision, given the cyclical nature of our business, is to deliver superior shareholder returns over the cycle. Our strategy, in support of our vision, is built upon a foundation of distinct core capabilities and core values that we live each and every day. We leverage our capabilities to drive business results that create long-term value for our shareholders.

Roadmap for Sustainable, Profitable Growth through the cycle

We are well positioned to seize opportunities and meet challenges through the cycle because of our unique combination of enduring structural and operational advantages.

Consistent Demand Growth

•

Nitrogen historic global demand growth ~2% per year annually

•

Agricultural demand driven by population growth and increased protein consumption per capita

•

Industrial demand driven by global GDP growth, increased adoption of emission control, industrial intermediates and recovering mining sector

Tightening Global Supply and Demand Balance

•

Net new nitrogen capacity growth (new construction minus capacity closures) is below historic global demand growth for the foreseeable future: approximately four years based on time required to build new capacity, tightening the global supply and demand balance

Advantaged Position on Global Cost Curve

•

We are on the low end of the global cost curve due to our access to low-cost and plentiful North American natural gas

•

Global price driven by marginal producers tied to higher-priced liquefied natural gas, oil-linked natural gas and Chinese anthracite coal

Primarily Operate in Import-Dependent Region

•

North America is dependent on nitrogen imports to meet demand

•

Price is set by the last imported ton bid into the region

•

Our manufacturing and distribution network, along with our logistics capabilities, allow us to capture the significant margin between our cost and that of the global high-cost producer

Inputs, Manufacturing and Select Product Overview

Modern nitrogen production begins with the production of ammonia through the Haber-Bosch chemical process. Ammonia is the most concentrated nitrogen fertilizer product as it contains 82% nitrogen and is the "basic" nitrogen product that we upgrade into other nitrogen products such as granular urea, UAN and AN. We produce ammonia at all of our nitrogen manufacturing complexes using natural gas as the feedstock.

Recent Investments Positioning Us for Profitable Growth

Beginning in 2012, the company underwent a major capital expansion program, adding capacity at two of our facilities. Both projects began ammonia production in the second half of 2016 and have now achieved consistent, stable operations with production above expectations. In total, the two expansions have increased our nitrogen production capacity by more than 25%. In addition, we acquired the 50% equity interest in our UK facilities not previously owned by us in 2015. Taking operational control allowed us to increase its asset utilization nearly 20% by 2017. During 2018, we invested in our production capacity by exercising our right to purchase all of the publicly traded common units of Terra Nitrogen Company, L.P. The following chart illustrates the growth in our gross ammonia capacity and actual production over the past five years.

Financial Results are Impacted by Highly Cyclical Commodity Prices

Our financial results are significantly impacted by the pronounced effects of highly volatile commodity prices for fertilizer products. In 2015 and 2016, nitrogen product prices were lower and stayed at depressed levels longer than expected. Product prices remained volatile throughout 2017, and the year ended with a meaningful decline in the pricing environment. As a result, our financial performance and corresponding incentive compensation programs were negatively impacted during 2015, 2016, and 2017. Going into 2018, we expected price volatility to continue through 2018, followed by a sustained price recovery driven by a tightening supply demand balance.

Nitrogen Fertilizer Historical Price Volatility
 Annual Pricing vs. 10-Year Average1

1 Reflects Urea Barge Price per ton at New Orleans; Source: Fertecon

2018 Performance Highlights

Management prepares the company's annual business plan and reviews it in detail with the Board. To develop the annual plan, management utilizes a combination of factors, including its view of current conditions, recent historical performance, internal forecasts, as well as external public market indicators such as natural gas futures. The compensation and management development committee utilizes the annual business plan in connection with setting goals and targets for our incentive compensation programs at the end of each calendar year.

Actual results in 2018 differed from the company's forecasts as product prices improved more rapidly than anticipated – contributing to higher revenue and margins. At the same time, the cost of our principle feedstock, natural gas, declined compared to the market expectations reflected in forward market curves when setting our budget. During 2018, we also exceeded our production goals. This combination of a more advantageous pricing environment, lower natural gas costs, and efficient production contributed to the strong financial results illustrated below.

Operating Results

Net Earnings Attributable to Common Stockholders	Earnings Per Diluted Share	EBITDA(1)	Net Cash Provided by Operating Activities

$290 Million	$1.24	$1.4 Billion	$1.5 Billion

Annual Incentive Plan Performance Metrics

Adjusted EBITDA	Behavioral Safety Gate Threshold	Gross Ammonia Production

$1.4 Billion	Achieved 98.6%	9.8 Million Tons

Target: $825 Million	Threshold: ≥95%(2)	Target: 9.6 Million Tons

Higher global nitrogen prices and lower natural gas costs drove the company's financial performance in 2018 compared to the year's target. Producers in Asia and Europe experienced significantly higher-than-expected increases in feedstock costs during 2018. The average annual price per MMBtu of natural gas at the Dutch TTF trading hub was 35 percent higher in 2018 compared to 2017; the average annual price per MMBtu for liquefied natural gas in Asia was 43 percent higher; and the price per metric ton of anthracite coal in China was 25 percent higher. These higher feedstock costs, along with continued enforcement of environmental regulations in China, resulted in lower production in these regions, tightening the global supply and demand balance and increasing global nitrogen prices significantly compared to 2017. At the same time, CF's natural gas cost per MMBtu in cost of sales for 2018 was five percent lower than in 2017, supporting significantly higher margins for the company during the year.

Additionally, the company continued to deliver against its strategic priorities and create long-term shareholder value.

Safety	As of December 31, 2018, the company's 12-month rolling average recordable incident rate was 0.60 incidents per 200,000 work hours despite increased turnaround and maintenance activity compared to 2017

Growth	Completed purchase of all publicly traded common units of Terra Nitrogen Company, L.P. on April 2, 2018 for an aggregate purchase price of $388 million

Return to Shareholders	Returned $780 million to shareholders through $500 million in share repurchases and $280 million in dividend payments

Operational Excellence	Long-term asset utilization-and-production is approximately 10 percent higher than the average utilization rate of our North American competitors

Efficiency	SG&A costs as a percent of sales remain among the lowest in both the chemicals and fertilizer industries

(1)             EBITDA is defined as net earnings attributable to common stockholders plus interest expense-net, income taxes and depreciation and amortization. See Appendix A for a reconciliation of EBITDA to the most directly comparable GAAP measure.

(2)             The Secondary Metric, Tons of Ammonia Produced, has a behavioral safety gate threshold. If at least 95% of the aggregated safety grades of all employees at manufacturing sites were a "B" or better for the year, the safety performance gating requirement would be achieved. If the safety performance gating requirement was not achieved, there would be no payout under the Secondary Metric.

Total Shareholder Return

We firmly believe that, due to the cyclical nature of the commodity chemical industry in which we operate, it is important to view performance over a longer time horizon than just one year. Our execution of initiatives aligned with our strategy helped us achieve our vision – delivering superior shareholder returns over the cycle. The following table shows the cumulative total shareholder return, assuming the reinvestment of dividends, for our common stock and a peer group index for the 1, 3, 5, 7, and 10-year periods ended December 31, 2018. In constructing the peer group index, we have selected Agrium Inc. (Agrium), Potash Corporation of Saskatchewan Inc. (PotashCorp) and The Mosaic Company (Mosaic), all of which were publicly traded manufacturers of agricultural chemical fertilizers with headquarters in North America during the periods. On January 2, 2018, Agrium and PotashCorp completed a merger of equals transaction to form Nutrien Ltd. (Nutrien). See the notes following the table for the methodology used to measure TSR.

Total Shareholder Return (TSR)

Prior to January 2, 2018, common shares of each of Agrium and PotashCorp traded on the New York Stock Exchange (NYSE). On January 2, 2018, Agrium and PotashCorp completed a merger of equals transaction to form Nutrien. Nutrien common shares began trading on the NYSE on January 2, 2018 and trading of common shares of Agrium and PotashCorp was concurrently halted. In the merger of equals transaction, each common share of PotashCorp was exchanged for 0.40 common shares of Nutrien and each common share of Agrium was exchanged for 2.23 common shares of Nutrien.

For purposes of calculating the TSR of CF Industries and the peer group index for the 1-year period ending December 31, 2018, the peer group was composed of Nutrien and Mosaic and the beginning stock price for each company was established by its respective closing price on January 2, 2018 (the first trading day for Nutrien shares). The returns of the peer group companies were weighted according to their respective market capitalizations as of January 2, 2018.

For purposes of calculating the TSR of CF Industries and the peer group index for the 3, 5, 7, and 10-year periods ending December 31, 2018, the peer group at the beginning of the measurement period was composed of Mosaic, Agrium, and PotashCorp and the beginning stock price for each company was established by its respective closing price on the last trading day immediately preceding January 1 of the first fiscal year of the applicable measurement period. The returns of the peer group companies were weighted according to their respective market capitalizations as of the date used to establish the beginning stock price. The cumulative investment in each of Agrium and PotashCorp, assuming dividend reinvestments up to December 31, 2017, was converted into shares of Nutrien on January 2, 2018 using the exchange ratio in the merger of equals transaction consummated on that date.

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to CF Industries' success. We value the views of and regularly communicate with our shareholders on a variety of topics, including corporate governance, executive compensation and related matters. Management shares the feedback received from shareholders with the Board. Our chairman and other members of the Board are available to participate in meetings with shareholders as appropriate. Requests for such meetings are considered on a case-by-case basis. Our engagement activities have resulted in valuable feedback that has contributed to our decision-making with respect to these matters. We welcome your input and feedback and look forward to continued engagement with our shareholders.

We conduct shareholder outreach campaigns in the spring and in the fall. Our engagements in the spring are primarily focused on ballot items on which shareholders will vote at our annual meeting. Our engagements in the fall generally focus on voting outcomes from our prior annual meeting – including direct shareholder feedback on how they voted on ballot items – as well as potential corporate governance or executive compensation changes the Board and its committees are considering. The fall engagement also presents an opportunity to discuss with shareholders developments in their methodologies and analyses and potential future areas of focus.

2018 Shareholder Engagement Campaign

In the first half of 2018 leading up to our 2018 annual meeting, we contacted our top 30 shareholders comprising approximately 75% of our outstanding shares to invite them to speak with members of our senior management and the chair of our compensation and management development committee. Combined, management and our compensation and management development committee chair met with 15 shareholders representing approximately 60% of our outstanding shares in advance of our 2018 annual meeting, discussing with these shareholders our compensation program, special meeting right, and other governance focused matters. In these conversations, the overwhelming majority of shareholders supported the design of our ongoing compensation program (as evidenced by the nearly 80% of votes cast in favor of our say-on-pay vote). This feedback was relayed to the compensation and management development committee and full Board.

Responsiveness to 2018 Say-on-Pay Vote

While still nearly 80%, we were disappointed that our 2018 say-on-pay vote yielded lower shareholder support than previous years when support levels exceeded 90%. As part of our fall shareholder engagement campaign, the compensation and management development committee requested management engage with shareholders on this topic specifically to better understand why some investors opposed our say-on-pay proposal.

During the second half of 2018 following our 2018 annual meeting, we contacted 19 shareholders comprising approximately 70% of our outstanding shares inviting them to speak with members of our senior management. We held meetings with 13 shareholders representing approximately 45% of our outstanding shares. While a minority of shareholders expressed concerns regarding the supplemental shareholder alignment award the compensation and management development committee granted in 2017 – which was a rare action taken by the committee in unique circumstances – the overwhelming majority of shareholders supported the design of our compensation program (as evidenced by the nearly 80% of votes cast in favor of our say-on-pay vote). This feedback was relayed to the compensation and management development committee and the full Board.

As discussed below under the heading "Executive Compensation Program Changes for 2018," the compensation and management development committee approved several significant changes to our executive compensation program for 2018 that further strengthen the pay-for-performance alignment of our programs and focus our executives on metrics that are directly correlated to value creation for shareholders. Based on shareholder feedback received in 2018, the compensation and management development committee determined that no significant additional changes to our executive compensation program are warranted for 2019.

We will continue to regularly review (along with outside compensation consultants) our executive compensation programs to ensure alignment with our compensation philosophy, and we are committed to continuing our dialogue with shareholders so that we can be proactive in responding to emerging industry trends and be responsive to shareholder dialogue.

Compensation Program Overview

Our total direct compensation is targeted at the 50th percentile of our peer group. The compensation and management development committee considers skills, performance, capabilities, experience, criticality of the role, and the future potential of each executive in setting actual compensation, therefore total direct compensation can be above or below the 50th percentile for different individuals.

The following compensation elements support the needs of the business, our shareholders, and our employees:

Component	Key Characteristics

Salary	Paid in line with individual performance and contribution to company goals and aligned to competitive market data

Annual Cash Incentives	Subject to achievement of a specified threshold level of EBITDA*, the amount of the actual incentive earned is determined based on our level of achievement of two performance metrics:
• 75%: level of achievement of Adjusted EBITDA** (Primary Metric)
• 25%: level of achievement of ammonia production goals, subject to first achieving a gating level of performance on behavioral safety practices (Secondary Metric)

Long-Term Equity Incentives	A specified cash value amount is split among two different equity award types:
• 60%: PRSUs (3-year cliff vesting based on average return on net assets (RONA)*** over three one-year periods, and a TSR modifier that can decrease or increase payout by up to 20%)
• 40%: RSUs (3-year ratable vesting)

*         EBITDA is computed as the sum of (i) net earnings attributable to common stockholders plus (ii) interest expense (income)—net plus (iii) income taxes plus (iv) depreciation, depletion, and amortization less (v) loan fee amortization.

**       Adjusted EBITDA is computed as the sum of (i) EBITDA (described above) plus (ii) unrealized mark to market losses (gains) on hedges plus (iii) restructuring, exit, impairments, system implementation costs or similar types of costs plus (viii) non-capitalized expansion project costs plus (ix) losses (gains) recognized due to the acquisition or disposal of a business or group of assets that represents a major portion of the business less (x) profits (losses) associated with acquisitions or divestitures completed during the year.

***     Average Return on Net Assets (RONA) is determined by reference to the ratio (expressed as a percentage) of adjusted EBITDA (as defined for purposes of our 2018 annual incentive plan) divided by average operational assets. The "average operational assets" denominator of this metric is essentially the simple average of the beginning and year-end values for the sum of (i) total assets less (ii) cash and cash equivalents less (iii) restricted cash less (iv) short-term investments less (v) investments in marketable equity securities less (vi) prepaid income taxes less (vii) total current liabilities less (viii) long-term deferred income taxes less (ix) other noncurrent liabilities less (x) assets associated with major capital projects (as approved by the compensation committee) less (xi) net assets associated with acquisitions and divestitures completed during the year plus (xii) short-term debt or notes payable included in current liabilities.

Executive Compensation Program Changes for 2018

In December 2017, the compensation and management development committee approved several significant changes to our executive compensation program for 2018 that further strengthen the pay-for-performance alignment of our programs and focus our executives on metrics that are directly correlated to value creation for shareholders.

Annual Incentive Program Changes

Subject to the achievement of a threshold EBITDA performance metric, actual annual incentive payments for 2018 were determined based on primary and secondary performance metrics. The Primary Metric of Adjusted EBITDA and its 75% weighting were unchanged from 2017. The Secondary Metric in the annual incentive program for 2018 was based on our achievement of ammonia production goals, subject to first achieving a gating level of performance on safety practices. The production metric and safety "gate" demonstrate our focus on excellence in terms of operational execution and underscore our commitment to driving workplace safety.

Long-Term Incentive Program Changes

In the long-term incentive program, changes approved by the compensation and management development committee increased the portion of equity awards that are explicitly linked to long-term company performance:

  •
  Increased PRSUs to 60% (from 20%) of the LTI mix: Ties more of NEOs' LTI opportunity directly to objective performance criteria
  •
  Increased RSUs to 40% (from 20%) of the LTI mix: Enhances NEOs alignment to shareholder experience
  •
  Eliminated stock options from the LTI mix (formerly comprising 60% of the LTI mix): Reduces volatility in NEO pay and reduces dilution in LTI plan

In addition to increasing the portion of equity awards explicitly linked to long-term performance, the compensation and management development committee also approved changes to the metrics used for measuring performance with respect to the PRSUs:

  •
  Return on net assets (RONA) will be measured over three one-year periods (with payouts determined based on the average of the three years); the compensation and management development committee added RONA as a performance metric for PRSUs because of its expected correlation with long-term TSR performance, and the view that it serves as an indicator of the results of management's operating decisions
  •
  TSR modifier will adjust the number of shares earned based on RONA up or down by 20% based on our three-year TSR performance against a threshold, target and maximum level of performance

In deciding to measure RONA annually for three years, the compensation and management development committee considered the difficulty in establishing appropriate long-term performance measures for the company given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.

The target TSR performance level for the modifier in the 2018 PRSUs was set to reflect a compound annual TSR equal to 7%, which is the approximate average annual real total return for the S&P 500 Index since inception. Maximum performance was set at a level well above the average, and threshold performance was set at a level below which a maximum reduction was appropriate. In structuring the TSR modifier, the compensation and management development committee determined not to use a relative TSR benchmark because there are not enough similarly sized companies with comparable business lines in which the committee could assemble a peer group for meaningful TSR performance purposes, and the committee considered that basing the TSR modifier on a broad market comparison (e.g., the S&P 500) over a three-year period would not be appropriate given the cyclicality of our business.

2018 Target Total Compensation

The compensation and management development committee believes the majority of compensation should be composed of awards that are performance-based – with direct ties to the Company and individual employee performance. The significant majority of each NEO's target compensation is at-risk based on company performance.

2018 Target Total Direct Compensation Mix

The following graphs illustrate the mix of total target direct compensation for our chief executive officer and for the other NEOs for 2018.

AIP: Annual Incentive Plan (annual bonus), cash settled
LTIP: Long-Term Incentive Plan, denominated in equity

2018 CEO Target Total Compensation

The compensation and management development committee determined that our CEO's base salary and the target value of his incentive awards for 2018 should remain unchanged from those in effect in 2016 and 2017 due to target compensation continuing to be in line with our Industry Reference Group (described in greater detail below) and the overall general industry survey data and in recognition of industry market conditions at the time. The committee believes this underscores that our executive compensation program is working, that payouts are appropriately aligned with performance, and that salaries and the target value for incentive awards are appropriately benchmarked.

Pay Element	2018	2017	% Change

Salary	$1,150,000	$1,150,000	0%

Target Annual Incentive	$1,552,500	$1,552,500	0%

Target Long-Term Incentive	$5,300,000	$5,300,000	0%

Total	$8,002,500	$8,002,500	0%

Compensation Governance Practices

Our executive compensation practices are overseen and administered by the compensation and management development committee, which is comprised exclusively of independent directors. The committee is responsible for designing an executive compensation program – including approving any changes to it – that effectively incentivizes our executives to create long-term value. Key compensation governance practices that govern the committee's approach to these responsibilities are described below:

Strong pay-for-performance alignment

Robust clawback policy covering incentive awards

Stock ownership guidelines

Annual bonus is 100% formulaic, based on objective and transparent criteria

A majority of compensation for CEO and other executive officers is performance-based and paid in equity

No employment agreements

No repriced stock options

Minimal perquisites

Executive officers are prohibited from hedging or pledging our stock

No new excise tax gross-ups after 2011 (CEO and CFO have no such gross-up)

COMPENSATION DISCUSSION AND ANALYSIS: IN DETAIL

Compensation Philosophy

Our compensation and management development committee has adopted a compensation philosophy that seeks to align the interests of our employees and our shareholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our NEOs. We seek to benefit from this strategy by attracting key talent, retaining strong performers, increasing productivity, and maximizing operational and financial results, while also implementing compensation programs that are cost effective, market competitive, and sustainable across business cycles.

Our executive compensation program is designed to reward executives for their contributions to our short-term and long-term results. Annual cash incentive compensation is based on the achievement of annual performance goals – both financial and operating objectives – while the majority of executives' long-term incentive opportunity is based on performance against criteria that are correlated with both annual and long-term shareholder value.

Our goal is to provide direct compensation to our NEOs that is market competitive with other comparable companies. To obtain a general understanding of current compensation practices, the compensation and management development committee received in 2018 a market assessment from its independent outside compensation consultant, Exequity LLP ("Exequity"), that was derived from published survey compensation data, which Exequity adjusted for variations in revenue among the included companies. To further gauge the competitiveness of our total compensation offering, we also compare ourselves against our Industry Reference Group, which is a group of 18 similar companies in related industries. Additional information regarding this group of companies is set forth below under the heading "Use of Industry Reference Group."

Our total direct compensation for our NEOs is targeted at the 50th percentile of our peer group. The compensation and management development committee considers skills, performance, capabilities, experience, criticality of the role, and the future potential of each executive in setting actual compensation, therefore total direct compensation can be above or below the 50th percentile for different individuals.

Incentive opportunities are structured in a way that recognizes our cyclicality and emphasis on a team-based culture.

Key Elements of NEO Compensation Program

Component	Key Characteristics and Rationale

Salary	• We seek to pay salaries in line with individual performance and contribution to company goals.

•

In the aggregate, base salaries of our NEOs are targeted at the median of the peer group companies in our Industry Reference Group and the overall general industry market data from the outside compensation consultant's market assessment. Individual performance and potential, relative criticality of the individual position in relation to achievement of the company's goals, and business affordability are also considered in determining base salaries.

• To maintain our desired market position, we conduct annual salary reviews.

Short-Term Incentives	• Variable compensation component that provides executive officers and other employees with the opportunity to earn additional annual cash compensation beyond base salary.
• The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals.
• Short-term incentives are also targeted at the market median, and achievement of these awards depends on attaining corporate performance goals.

•

For 2018, the short-term incentive was subject to achievement of a specified threshold level of EBITDA. If the threshold level of EBITDA was achieved, then the amount of the actual incentive earned would be determined based on our level of achievement of the following primary and secondary performance metrics: 75% based on our level of achievement of Adjusted EBITDA and 25% based upon our level of achievement of specified ammonia production goals, subject to first achieving a gating level of performance of behavioral safety practices goals ("safety gate").

Long-Term Incentives	• Variable compensation component that focuses on enterprise value creation and employee retention. Long-term incentives are provided through annual stock-based awards.

•

Participation is extended to executive officers and other key employees. Eligibility guidelines with award ranges reflecting position responsibility levels and competitive market practices are updated annually. The guidelines allow for individual variation in long-term incentives based on performance level, potential contribution, and value to the business.

• In general, long-term incentives for our executive officers are targeted at the market median with the opportunity to receive above market awards for excellent performance.

•

Long-term incentive awards granted to our NEOs in connection with setting target compensation for 2018 were based on a specified cash value, which amount was split among two different award types—60% PRSUs and 40% RSUs.

• PRSUs awards are subject to three-year vesting criteria based on:
o Average return on net assets (RONA) over three one-year periods

o

A modifier pursuant to which the number of shares earned based on RONA performance may be increased or decreased by up to 20% based on our three-year TSR performance against a threshold, target, and maximum level of performance

Compensation Metrics Tie to Business Strategy

The compensation and management development committee selects performance metrics for our incentive compensation programs that align executive interests with those of our shareholders. Executives are focused on achieving top performance across metrics that are directly tied to shareholder value creation and our core strategic objectives, as indicated below:

Annual Incentives

Metric	Alignment

EBITDA/Adjusted EBITDA	EBITDA/Adjusted EBITDA is the primary metric by which we measure our profitability and by which investors measure our performance

Behavioral Safety Practices	The "safety gate" underscores our commitment to CF's "Do It Right" culture and our constant efforts to drive workplace safety

Ammonia Production	Focus on operational excellence in terms of operational execution and asset utilization will help create value and aligns with recent investments in our production capabilities

Long-Term Incentives

Metric	Alignment

Return on Net Assets (RONA)	RONA is typically correlated with long-term TSR performance and is viewed as an indicator of the results of management's operating decisions

Total Shareholder Return	Explicitly links executive incentives with shareholder value creation

Evolution of Compensation Program

The compensation and management development committee seeks to ensure that the compensation program aligns with the company's strategic objectives. Over time, the committee has refined the program, notably the incentive plan metrics, to align executives' focus areas with strategic imperatives that have evolved along with market conditions and our operations. Our primary metric for each of the last three years has been Adjusted EBITDA at a weighting of 50% to 75%.

Annual Incentive Program Changes

Changes to our secondary metric demonstrate our commitment to safety and the "Do It Right" culture. Operating in a safe and responsible manner is a core value and an integral part of what sets CF Industries apart to all our stakeholders. Our safety strategy permeates our business in three key ways:

  •
  Robust systems that provide a clear, repeatable direction toward excellence.

  •
  Superior performance that aligns effective and efficient environmental, health, and safety activities with operations.
  •
  Engaged culture that empowers consistent behaviors that drive toward excellence.

Our commitment to safety never takes a day off, and we have demonstrated that our focus on this priority is yielding positive results.

2018 Long-Term Incentive Program Changes

In the long-term incentive program applicable to our NEOs, changes approved by the compensation and management development committee increased the portion of equity awards that are explicitly linked to long-term company performance:

  •
  Increased PRSUs to 60% (from 20%) of the LTI mix: Ties more of NEOs' LTI opportunity directly to objective performance criteria
  •
  Increased RSUs to 40% (from 20%) of the LTI mix: Enhances NEOs alignment to shareholder experience
  •
  Eliminated stock options from the LTI mix (formerly comprising 60% of the LTI mix): Reduces volatility in NEO pay and reduces dilution in LTI plan

In addition to increasing the portion of equity awards explicitly linked to long-term performance, the compensation and management development committee also approved changes to the metrics used for measuring performance with respect to the PRSUs:

  •
  Return on net assets (RONA) will be measured over three one-year periods (with payouts determined based on the average of the three years); the compensation and management development committee added RONA as a performance metric for PRSUs because of its expected correlation with long-term TSR performance, and the view that it serves as an indicator of the results of management's operating decisions
  •
  TSR modifier will adjust the number of shares earned based on RONA up or down by 20% based on three-year TSR performance against a threshold, target and maximum level of performance

In deciding to measure RONA annually for three years, the compensation and management development committee considered the difficulty in establishing appropriate long-term performance measures for the company given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.

The target TSR performance level for the modifier in the 2018 PRSUs was set to reflect a compound annual TSR equal to 7%, which is the approximate average annual real total return for the S&P 500 Index since inception. Maximum performance was set at a level well above the average, and threshold performance was set at a level below which a maximum reduction was appropriate. In structuring the TSR modifier, the compensation and management development committee determined not to use a relative TSR benchmark because there are not enough similarly sized companies with comparable business lines in which the committee could assemble a peer group for meaningful TSR performance purposes, and the committee considered that basing the TSR modifier on a broad market comparison (e.g., the S&P 500) over a three-year period would not be appropriate given the cyclicality of our business.

The Compensation Process

Allocation of Compensation Elements

We provide a mixture of cash compensation and non-cash compensation to our NEOs. The cash portion consists primarily of base salaries and short-term incentive awards. The non-cash portion consists primarily of stock-based long-term incentive awards.

Our allocation among base salary, short-term incentives, and long-term incentives varies significantly by management level, reflecting individual responsibility levels and competitive market practices. In general, our more senior executive officers receive a greater percentage of their total expected compensation in the form of incentives (particularly long-term incentives) and a correspondingly lower percentage in the form of salary.

In addition to using benchmark survey data, we also consider internal factors that may cause us to adjust particular elements of an individual executive officer's compensation. These factors may include an individual's operating responsibilities, management level, tenure, and performance in the position.

To assist in its evaluation, our compensation and management development committee reviews the details of an executive's historical and proposed compensation as described below, including a review of our NEOs' existing base salaries and target annual incentive levels in connection with the approval of their new base salaries and target annual incentive levels for the following year.

In addition, four times per year the compensation and management development committee reviews reports regarding our NEOs' holdings and transactions involving our stock, including our NEOs' holdings of stock and long-term stock-based incentive awards, stock option exercises, purchases, sales and gifts of stock, and surrenders of vested shares of restricted stock in order to satisfy withholding tax requirements, as applicable.

Compensation Benchmarking

Our total direct compensation is targeted at the 50th percentile of our Industry Reference Group. The compensation and management development committee considers skills, performance, capabilities, experience, criticality of the role, and the future potential of each NEO in setting actual compensation; therefore, total direct compensation can be above or below the 50th percentile for different NEOs.

Committee Process for Incentive Target-Setting

Our industry is inherently cyclical, with ±50% swings in product pricing not uncommon, impacting significantly our financial results. When setting performance hurdles for our incentive compensation programs, the compensation and management development committee considers historical performance and management's outlook. This outlook is built through a rigorous process incorporating current and futures prices for commodities and other external indicators relevant to our business.

The timing – in terms of calendar – of the compensation and management development committee's decision-making process around target-setting for our incentive compensation programs is particularly important to understanding its limited visibility into certain external factors that have the potential to significantly impact our financial and operating results, including natural gas prices, international trade policies, weather, etc.

Illustrative Timeline for Compensation and Management Development Committee Process

May	October	December

• Review of current compensation trends and issues • Independent Compensation Consultant provides an analysis of current and potential peers based on strategy, business structure, and industry

•

Evaluation of STI and LTI program outcomes against overall program design, stated goals, and alignment with strategy

•

Review of current/future compensation program objectives, design, and goals

•

Review of proxy peer analysis and overall general industry benchmark market data against our NEOs

•

STI and LTI metrics for upcoming year established

•

Completion of internal budget forecasting, incorporating supply-demand forecasts with external market prices such as natural gas futures strips

•

Setting STI and LTI performance targets and ranges to align with finalized corporate plan

Review and Approval of 2018 Cash Compensation

In setting cash compensation levels for 2018, the compensation and management development committee reviewed the base salaries and target annual and long-term incentives for our NEOs that had been in effect for 2017 and, in December 2017, approved levels for 2018 that were unchanged from those in effect for 2017.

In connection with its review of the existing cash compensation levels that had been in effect for 2017, the compensation and management development committee reviewed a report from its outside compensation consultant, Exequity, to obtain a general understanding of current compensation practices. In performing its market assessment, Exequity used published survey compensation data, and adjusted for variations in revenue among the included companies.

In addition, the compensation and management development committee reviewed information provided by the compensation consultant regarding the publicly reported cash compensation of NEOs of the group of companies in our Industry Reference Group, which is comprised of 18 companies in related industries. Additional information regarding this group of companies is set forth below under the heading "Use of Industry Reference Group."

The compensation and management development committee also considered cash compensation recommendations from our chief executive officer for each of the NEOs other than himself. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, tenure and performance in the position, and potential.

Review of Base Salary Compensation

During its review of NEO's base salaries, the compensation and management development committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we seek to pay salaries in line with individual performance and contribution to company goals.

  •
  In the aggregate, base salaries are targeted at the median of the peer group companies in our Industry Reference Group and the overall general industry market data from the outside compensation consultant's market assessment.
  •
  Individual performance, relative criticality of the individual position in relation to achievement of the company's goals, and business affordability are also considered in determining base salaries.
  •
  We conduct annual salary reviews and make salary adjustments as necessary to maintain our desired market position.
  •
  Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Review of the Short-term Incentive Program

During its review of our short-term incentive program, the compensation and management development committee considered the following general goals:

  •
  The use of properly structured short-term incentives in order to align the interests of management and shareholders, provide context for management decisions, reward management for decisions that drive short-term results and support long-term strategy, and focus all members of management on the same corporate goals (financial, operational, and strategic); and
  •
  The need to create a framework for the program that can remain in effect for a significant period of time, while ensuring the compensation and management development committee has the flexibility to revise the secondary metric to reflect our evolving strategic priorities. Accordingly, with our new facilities online, the compensation and management development committee changed the secondary metric to reflect our focus on safely operating those facilities and ammonia production. Notably, Adjusted EBITDA – the primary metric we use and that is used by our investors to evaluate our profitability – has been our primary metric for the last three years.

The compensation and management development committee also considered the following factors specific to our company:

  •
  The difficulty in establishing appropriate short-term performance measures for CF Industries, given the inherent cyclicality in our industry as well as the pronounced effects that highly volatile commodity prices for raw materials and fertilizer products have upon our operating results; and
  •
  The outlook for our short-term performance and the broad range of possible actual outcomes.

In addition, the compensation and management development committee reviewed a report from Exequity, the committee's outside compensation consultant, regarding competitive market practices with respect to the use of short-term incentives.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we use short-term incentives to provide executive officers and other employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals. In the aggregate our short-term incentive awards are targeted at the median of the peer group companies in our Industry Reference Group and the overall general industry market data from the outside compensation consultant's market assessment. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Selection of Threshold EBITDA Performance Metric for 2018

Based on its review and the other factors discussed above, the compensation and management development committee determined that the annual incentive awards to our NEOs for 2018 would be subject to the attainment of a threshold EBITDA performance metric of $300 million for the company's 2018 fiscal year. If that level of EBITDA was achieved for 2018, each NEO would become eligible for an annual incentive award with respect to 2018 of up to $3 million, which amount would be subject to reduction in the discretion of the compensation and management development committee (sometimes referred to as "negative discretion"). If the threshold EBITDA performance metric had not been attained, no annual incentive awards would be made to the NEOs.

The compensation and management development committee determined that the use of a threshold EBITDA performance metric, combined with the committee's right to use negative discretion, provided the maximum level of flexibility to reward and encourage the achievement of annual financial results and other specified corporate performance goals while retaining the ability to pay incentive awards to executive officers which were deductible under Section 162(m) of the Internal Revenue Code.

Selection of Primary and Secondary Performance Metrics for 2018

If the threshold EBITDA performance metric was attained, it was the compensation committee's intention to use its negative discretion to pay 2018 annual bonuses based upon our level of achievement of the following primary and secondary performance metrics:

  •
  75% of each executive's annual incentive payment opportunity was based upon our level of achievement of Adjusted EBITDA for 2018 (the "Primary Metric"); and
  •
  The remaining 25% was based upon our level of achievement of ammonia production, subject to first achieving a gating level of performance of behavioral safety practices goals (the "Secondary Metric").

The compensation and management development committee established the following performance levels and corresponding percentages of target opportunity earned with respect to the Primary Metric for 2018:

Performance Level	Primary Metric Adjusted EBITDA Achieved	Percentage of Primary Metric Target Award Earned

Below Threshold	Less than $600 million	0%

Threshold	$600 million	50%

Target	$825 million	100%

Maximum	$1.25 billion	200%

Straight line interpolation is used to determine the achievement percentage for the Primary Metric between threshold and target and between target and maximum performance levels.

For the Secondary Metric, each of our production and distribution facilities develops and implements specific behavioral safety objectives that are pertinent and meaningful to each work group at the site. Each employee is involved in developing and taking ownership for completing objectives that make their workplace safer and effect a positive change in the safety culture.

Each quarter, evaluations are conducted and an overall achievement grade (A through F) for each hourly group and individual manager is assigned. Under the Secondary Metric, the quarterly grades issued to all site employees were aggregated. If at least 95% of the grades were "B" or better for the year, the safety performance gating requirement would be achieved. If the safety performance gating requirement was not achieved, there would be no payout under the Secondary Metric.

The compensation and management development committee established the following ammonia production performance levels and corresponding percentages of target opportunity earned with respect to the Secondary Metric for 2018, subject to first achieving the safety performance gating requirement:

Performance Level	Secondary Metric Tons of Ammonia Produced	Percentage of Secondary Metric Target Award Earned

Below Threshold	Less than 9.1 million tons	0%

Threshold	9.1 million tons	50%

Target	9.6 million tons	100%

Maximum	10.1 million tons	200%

Straight line interpolation is used to determine the achievement percentage for the Secondary Metric between threshold and target and between target and maximum performance levels.

The ammonia production performance levels were set by the compensation and management development committee based on the company's 2018 business plan, which was prepared taking into account a number of factors, including historical performance and planned maintenance and turnaround activity at production facilities. During 2018, more of the company's ammonia units were scheduled for downtime for turnaround and maintenance activity than in 2017, resulting in an expected decrease in production levels on a year-over-year basis and performance levels were set accordingly.

The compensation and management development committee retained discretion to adjust the performance levels to address circumstances that impact our ability to meet production expectations, such as market-based curtailments, severe weather events or other events of force majeure that result in production outages, and other adjustments approved by the compensation and management development committee.

Target-Setting Considerations for the Short-Term Incentive Program

When setting performance levels for the short-term incentive program, the compensation and management development committee takes into account historical performance and management's outlook. Measured over an extended period, the objective of the committee is to select financial performance levels such that we have a roughly (i) 80% probability of exceeding the threshold level, (ii) 50% probability of exceeding the target level, and (iii) 20% probability of exceeding the maximum level.

Although the compensation and management development committee considers management's outlook as one of several factors in evaluating financial performance levels each year, the committee also recognizes that the outlook for any particular year represents only a single scenario from among a broad range of plausible alternatives, given the pronounced effects of highly volatile commodity prices upon our operating results.

In general, the compensation and management development committee aims to achieve a larger payout under the program for years when our performance is superior by long-term industry standards, and a smaller payout (or none at all) for years when our performance is relatively weak, while creating incentives for improved performance under all conditions given the inherent cyclicality in our industry.

When considering appropriate performance metrics for the short-term incentive program, the compensation and management development committee also considers alternative metrics for measuring company performance, such as achievement of operating efficiency goals, continued emphasis on the establishment of a behavioral-based safety culture, progress towards strategic objectives, or performance relative to a variable budget, as well as alternative plan designs that emphasize the personal accomplishment of individual or shared goals. The objective in each case is to incentivize strong operational performance in an inherently cyclical business.

The compensation and management development committee determined for 2018 that objective measures of company performance measured on an absolute basis would align the interests of our executive officers with the interests of our shareholders and reflect our team-based culture. For the Primary Metric (Adjusted EBITDA) and the ammonia production portion of the Secondary Metric, target performance was set at a level consistent with the company forecast for 2018. Maximum performance was set at a level judged to be difficult to achieve and threshold performance was set at the lowest level that would justify a payout. The committee determined to condition payout on the Secondary Metric to first achieving the "safety gate" to underscore the company's commitment to our "Do It Right" culture and complement our efforts to drive workplace safety.

Approval of Base Salaries and Target Annual Incentive Awards for 2018

Based on its review of the general, company-specific, and competitive considerations described above, in December 2017, the compensation and management development committee made the decision that our NEOs' base salaries and target annual incentive awards for 2018 would remain unchanged from those in effect for 2017 due to target compensation being in line with our Industry Reference Group and the overall general industry survey data and in recognition of current industry market conditions.

The table below shows the base salaries and target annual incentive levels for our NEOs for 2018 and 2017:

	Base Salary			Target Annual Incentive Level

Name	2017	2018	Increase	2017	2018	Increase

W. Anthony Will	$1,150,000	$1,150,000	0%	135%	135%	0%

Dennis P. Kelleher	$625,000	$625,000	0%	90%	90%	0%

Douglas C. Barnard	$530,000	$530,000	0%	80%	80%	0%

Christopher D. Bohn	$500,000	$500,000	0%	70%	70%	0%

Bert A. Frost	$575,000	$575,000	0%	80%	80%	0%

Approval of Annual Incentive Payments for 2018

Following the end of 2018, management prepared a report on our level of achievement of the threshold EBITDA performance metric, the Primary Metric (Adjusted EBITDA), the threshold gate of behavioral safety performance, and the Secondary Metric (Production of Ammonia Tons) under the short-term incentive plan. The compensation and management development committee reviewed the report and approved final performance results. Based on the results, the committee determined that each of our NEOs earned 185% of the executive's target opportunity with respect to the executive's annual incentive award for 2018. This result is based on our attainment of EBITDA of $1,429 million exceeding the threshold EBITDA performance metric. Our attainment of Adjusted EBITDA of $1,371 million resulted in a payout percentage for the Primary Metric of 200% and, after first achieving the gating level of performance of behavioral safety practices goals, our production of 9,805,000 ammonia tons equated to a payout percentage for the Secondary Metric of 141%.

Review and Approval of 2018 Long-Term Incentives

The compensation and management development committee reviewed our long-term incentive program during 2017 and granted long-term stock-based incentive awards to our NEOs in January 2018.

During its review of our long-term incentive program, the compensation and management development committee considered the following general factors:

  •
  the use of properly structured long-term incentives in order to align the interests of senior management and shareholders;
  •
  the advantages and disadvantages of using stock options, shares of restricted stock, RSUs, and/or PRSUs for such purposes; and
  •
  the array of available vesting parameters for each type of long-term incentive award and the treatment of death, disability, retirement, resignation, and termination, with or without cause.

The compensation and management development committee also considered the difficulty in establishing appropriate long-term performance measures for the company, other than stock price appreciation and total shareholder return (including dividends), given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.

In addition, the compensation and management development committee reviewed a report from Exequity, the committee's outside compensation consultant, regarding competitive market practices with respect to the use of long-term incentives.

The compensation and management development committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, our long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards that vest over a period of subsequent years. Our 2014 Equity and Incentive Plan allows the use of stock options, full-value shares, and cash-based awards. Eligibility is extended to executive officers and other key employees. Eligibility guidelines with award ranges related to position responsibilities levels are updated annually. In consideration of these guidelines, there is individual variation in long-term incentives based on performance level, potential contribution, and value to the business.

Design of Target Awards for 2018

Based on its review of general, company-specific, and competitive considerations, the compensation and management development committee determined that the long-term incentive awards granted to our NEOs for 2018 would be composed of 60% PRSUs and 40% RSUs. From 2014 until the grants in 2018, the long-term incentive awards granted to our

NEOs in connection with setting the officers' target compensation was composed of 60% stock options, 20% PRSUs, and 20% RSUs. The committee determined to change the mix of long-term incentive awards in 2018 to further align pay with long-term performance and to reflect trends in executive compensation generally. In addition, in selecting a mixture of PRSUs and RSUs for our target long-term incentive awards and eliminating stock options, the compensation and management development committee noted that:

  •
  RSU and PRSU awards align the executive officers' interests with those of shareholders;
  •
  RSU and PRSU awards provide value for executive officers that fluctuates with total shareholder return (including dividends);
  •
  RSU and PRSU awards foster stock ownership by executive officers;
  •
  RSU awards are subject to time vesting provisions and therefore create an additional retention mechanism for executive officers; and
  •
  The elimination of stock options from the mix of awards would reduce volatility in NEO pay and reduce dilution in the long-term incentive plan.

How We Determine the Number of PRSUs Earned

The number of PRSUs earned is determined based the company's average RONA performance over three one-year periods and subject to a three-year TSR modifier, as follows:

  •
  At the beginning of each year (e.g., 2018, 2019, and 2020) during the three-year performance period, the compensation and management development committee establishes RONA performance levels for that year and the corresponding percentage payout of the target number of PRSUs based on our performance.
  •
  The threshold, target and maximum performance levels that are set will result in a payout percentage ranging from 0% to 200% of the target number of PRSUs.
  •
  Following the completion of each fiscal year, the compensation and management development committee will determine the payout percentage that was attained for such year and following the completion of the third fiscal year, the committee will determine the average payout percentage attained for the three-year period. For fiscal 2018, our actual RONA performance of 13.6% resulted in a 200% payout percentage.
  •
  Once the total number of PRSUs earned based on our RONA performance is determined at the end of the third year, the total is multiplied by a percentage ranging from 80% to 120% depending on our TSR performance for the three-year performance period.
  •
  The combined impact of these performance criteria is that the final payout percentages range from 0% to 240% of target PRSUs.

2018-2020 Target PRSUs

Performance Period	Annual Payout Percentage Based on Achievement Against RONA Target*	TSR Modifier and Calculated Payout

Year 1: 2018 = (RONA Performance Levels Set Beginning 2018)	200% Actual RONA: 13.6% Threshold: 5.9% Target: 8.2% Maximum: At or Above 12.4%	Final PRSU Payout: -- To determine the final payout percentage, the 3-year average payout percentage will be determined and multiplied by a percentage ranging from 80% to 120%

Year 2: 2019 = (RONA Performance Levels Set Beginning 2019; To Be Disclosed in 2020 Proxy Statement)	-- Actual RONA: -- Threshold: -- Target: -- Maximum: --	based on our three-year TSR performance as follows:
TSR Modifier

Year 3: 2020 = (RONA Performance Levels Set Beginning 2020; To Be Disclosed in 2021 Proxy Statement)	-- Actual RONA: -- Threshold: -- Target: -- Maximum: --	TSR Performance Level Threshold: Less than 9.8% Target: 22.5% Max: At or Above 29.5%	Percentage** 80% 100% 120%

*
Payout percentages based on RONA performance are set at 0% for below threshold performance, 50% for threshold performance, 100% for target performance, and 200% for maximum performance, with straight line interpolation used to determine the applicable percentage between those levels.
**
Straight line interpolation is used to determine the applicable modifier percentage between threshold and target and between target and maximum performance levels.

Approval of Target Awards for 2018

On January 2, 2018, the compensation and management development committee approved long-term incentive awards for our NEOs for 2018 as set forth in the table below.

	Target Performance RSUs		Time Vesting RSUs		Total Target Grant

Name	Number	Grant Value	Number	Grant Value	Value

W. Anthony Will	78,889	$3,180,000	52,592	$2,120,000	$5,300,000

Dennis P. Kelleher	19,350	$780,000	12,900	$520,000	$1,300,000

Douglas C. Barnard	14,885	$600,000	9,923	$400,000	$1,000,000

Christopher D. Bohn	14,885	$600,000	9,923	$400,000	$1,000,000

Bert A. Frost	19,350	$780,000	12,900	$520,000	$1,300,000

On the grant date, the compensation and management development committee approved dollar-denominated RSU and PRSU awards for each of our individual NEOs. In setting the dollar-denominated values of the individual awards, the committee considered our Industry Reference Group and the competitive general industry survey data presented by Exequity, the committee's outside compensation consultant.

The committee also considered the recommendations from our chief executive officer for the long-term incentive awards to each of the NEOs other than himself. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, tenure and performance in the position, and potential.

After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of RSUs and PRSUs using the unweighted average of the NYSE closing price for the twenty (20) trading days preceding the grant date. The number of PRSUs represented 60% of the total value on the grant date and the number of RSUs represented 40%.

Target Values versus Accounting Values

Because of the accounting rules governing preparation of the Summary Compensation Table on page 79, the grant date value for RSUs and PRSUs awarded in 2018 as reported in the Summary Compensation Table are different than the target award values set forth in the table above. As discussed above, the compensation and management development committee approves dollar-denominated target award values, which are translated into an actual number of RSUs and PRSUs using the unweighted average of the NYSE closing price for the twenty (20) trading days preceding the grant date. With respect to RSUs, the values reflected in the Summary Compensation Table are computed as the product of the number of RSUs awarded multiplied by the closing stock price on the date of grant. As described above with respect to PRSUs, at the beginning of each year of the PRSUs' three-year performance period, the compensation and management development committee establishes RONA performance levels for such year. Under the applicable accounting rules, the Summary Compensation Table only reflects the value of grants made during the year for which applicable performance goals have been set. Only the RONA performance goals for the 2018 fiscal year were approved at the time the PRSUs were awarded in 2018. As a result, for the 2018 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual RONA goals for fiscal 2019 or fiscal 2020. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2019 and fiscal 2020, respectively, when the RONA goals are established. The target grant values set forth in the table above reflect the value of the entire 2018 PRSUs, without regard for when the performance goals are established.

Vesting and Other Terms of RSUs and PRSUs

The target RSUs granted to our NEOs in 2018 will vest in three equal annual installments following the date of grant, subject to earlier forfeiture or accelerated vesting (as described below). Until vested, the RSUs may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). At the vesting dates, the RSUs give the holder the right to receive one share of common stock with respect to each vested RSU. We will pay dividend equivalents in cash with respect to the RSUs to our NEOs during the vesting period.

The PRSUs granted to our NEOs in 2018 will vest upon the certification by the compensation and management development committee of the attainment of the performance goals following the end of the three-year performance period, subject to earlier forfeiture or accelerated vesting (as described below). The PRSUs are settled in shares of our common stock. The PRSUs accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of PRSUs will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered in settlement of the PRSUs.

As discussed below under the heading "Change in Control, Severance, and Retirement Benefits," upon a change in control, the restrictions, limitations, and conditions applicable to RSUs and PRSUs will lapse, the performance goals with respect to the PRSUs will be deemed fully achieved at the greater of target or actual performance to-date, and all of the awards will become fully vested. Upon death or disability, RSUs become fully vested and the PRSUs become fully vested at the target level of performance. The RSUs and PRSUs will vest on a pro rata basis upon retirement in the case of those NEOs who have reached the age of 60 with at least five years of service at the time of retirement and who provide us with at least six months' notice.

Additional information with respect to the compensation and management development committee's grants of RSUs and PRSUs to our NEOs during 2018 is set forth below under the heading "Executive Compensation—Grants of Plan-based Awards."

Determination of 2016-2018 Performance Period PRSU Awards

The three-year performance period for PRSU awards granted in 2016 ended on December 31, 2018. The performance metrics for PRSUs granted in 2016 were our three-year TSR compared against the S&P 500 Index and a modifier pursuant to which the number of shares earned based on our TSR relative to the S&P 500 Index could be increased or decreased by up to 20% based on our TSR compared against a select fertilizer peer group comprised of Agrium Inc., CVR Partners LP, Incitec Pivot Ltd, LSB Industries, Inc., The Mosaic Company, Potash Corporation of Saskatchewan Inc., and Yara International ASA. Our final TSR for the three-year period was at the 28th percentile of the S&P 500 Index and ranked 4th out of the eight companies (including us) in the select fertilizer peer group used as a modifier. As a result, in accordance with the terms of the awards, the committee approved a payout of 57.14% of the PRSUs from these grants.

	Original 2016 PRSU Grant		PRSUs Earned

Name	Target #	Value at Grant	#	Value(1)

W. Anthony Will	25,110	$1,020,000	14,347	$606,591

Dennis P. Kelleher	6,890	$280,000	3,936	$166,414

Douglas C. Barnard	4,430	$180,000	2,531	$107,011

Christopher D. Bohn	3,690	$150,000	2,108	$89,126

Bert A. Frost	4,920	$200,000	2,811	$118,849

(1)
This column represents the value of the shares earned based on a stock price of $42.28, which was the closing price on the last trading day prior to the vesting date of March 3, 2019.

2019 Compensation Actions

In December 2018, the compensation and management development committee approved base salaries and target annual incentive awards for our NEOs for calendar year 2019. In addition, on January 2, 2019, the compensation and management development committee approved long-term incentive awards for our NEOs for 2019. In setting compensation levels for 2019, the compensation and management development committee considered a competitive market assessment performed by Exequity, the committee's outside compensation consultant, and the goals and objectives of our executive compensation plans. The following table shows the base salaries, target annual incentives, and long-term incentive awards for our named executive officers for 2019.

Name	Base Salary	Target Annual Incentive Level	Target PRSUs	RSUs

W. Anthony Will	$1,150,000	135%	84,461	56,307

Dennis P. Kelleher	$625,000	90%	19,326	12,884

Douglas C. Barnard	$540,000	80%	15,747	10,498

Christopher D. Bohn	$550,000	80%	17,178	11,452

Bert A. Frost	$600,000	80%	20,042	13,361

Performance Metrics for Annual Incentive Payments for 2019

The annual incentive awards to our NEOs for 2019 will again be determined based upon our level of achievement of the following performance metrics:

  •
  75% of each executive's annual incentive payment opportunity is based upon our level of achievement of adjusted EBITDA for 2019 (the "2019 Primary Metric"); and
  •
  the remaining 25% is based upon our level of achievement of specified ammonia production goals, subject to first achieving a gating level of performance of behavioral safety practices goals (the "2019 Secondary Metric").

These two performance metrics are unchanged from our 2018 annual incentive program. In setting the performance metrics for 2018 and years prior to the modifications to Section 162(m) of the Internal Revenue Code by the Tax Cuts and Jobs Act of 2017, the annual incentive program incorporated a threshold EBITDA performance metric as described above. If the threshold EBITDA performance metric was achieved, actual incentive payments were approved by the compensation and management committee utilizing its negative discretion based on performance against the primary and secondary performance metrics (i.e., for 2018, the Primary Metric and the Secondary Metric as described above.) The annual incentive program's performance metric structure, combined with the committee's right to use negative discretion, provided flexibility to reward and encourage the achievement of annual financial results and other specified corporate performance goals while retaining the ability to pay incentive awards to executive officers which were deductible under Section 162(m) of the Internal Revenue Code. The Tax Cuts and Jobs Act modified Section 162(m) to remove the performance-based compensation exception, and, as a result, compensation paid to our covered employees in excess of $1,000,000 will generally not be deductible. Because of these changes to Section 162(m), the compensation and management development committee streamlined the structure of the annual incentive plan performance metrics to eliminate the threshold EBITDA performance metric for 2019.

The performance levels and corresponding percentages of target opportunity earned with respect to the 2019 Primary Metric and 2019 Secondary Metric established by the compensation and management development committee will be disclosed in the proxy statement for our 2020 annual meeting.

Performance Metrics for PRSUs Granted in 2019

The performance metrics for the PRSUs granted in 2019 are structured in the same manner as the PRSUs granted in 2018. The number of PRSUs earned under the PRSUs granted in 2019 will be determined based the company's average RONA performance over three one-year periods and subject to a three-year TSR modifier. The RONA performance levels for fiscal 2019 and corresponding payout percentages for the year established by the compensation and management development committee will be disclosed in the proxy statement for our 2020 annual meeting.

Change in Control, Severance, and Retirement Benefits

The compensation and management development committee reviewed our change in control, severance, and retirement benefits during 2018 as described below. Based on its review, and after considering the factors noted below, the compensation and management development committee determined that our change in control, severance, and retirement benefits continue to serve the best interests of the company and our shareholders and are consistent with competitive market practices.

Change in Control Benefits

With respect to our change in control benefits, the compensation and management development committee noted that we have change in control agreements with our executive officers, as well as certain change in control benefits for all of the participants (including the executive officers) under our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan. Additional information regarding these benefits is set forth below under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control."

In connection with its review, the compensation and management development committee noted that the change in control agreements with our executive officers are:

  •
  Intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control;
  •
  Designed to avoid unwanted management turnover in the event of a potential change in control; and
  •
  Designed to ensure that the executive officer's personal interests will remain aligned with the interests of our shareholders in the event of a potential change in control.

The compensation and management development committee also noted that our change in control agreements require both (i) a change in control and (ii) a qualifying termination of the executive officer's employment (sometimes referred to as a "double trigger"), before any benefits will be owing to the executive officer under the agreement.

In addition, the compensation and management development committee noted that our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan provide that all plan-based awards will be deemed fully vested and fully exercisable and any performance conditions will be deemed fully achieved upon a change in control (sometimes referred to as a "single trigger"), unless the committee determines otherwise with respect to a particular award at the time of grant and reflects this determination in the applicable award agreement. In this regard, the compensation and management development committee noted it would be difficult to preserve the original performance and vesting goals in our plan-based awards following a change in control, given the fundamental changes in our organization, capital structure, and operations that would typically result from such a transaction. Accordingly, all of our plan-based awards have included this change in control provision for the benefit of our executive officers and the other participants.

As part of its review, the compensation and management development committee reviewed "tally sheets," estimating these benefits for our chief executive officer and the other NEOs under various assumptions and scenarios.

Based on its review, and the other factors noted above, the compensation and management development committee determined that our change in control benefits serve the best interests of the company and our shareholders and are consistent with competitive market practices.

Excise Tax Gross-Ups

In December 2014, the Board adopted a policy whereby the company will not in the future enter into any new agreements with its NEOs that include Internal Revenue Code Section 280G excise tax "gross-up" provisions with respect to payments contingent on a change in control of the company.

Severance Benefits

With respect to our severance benefits, the compensation and management development committee noted that none of our executive officers has any employment or severance agreement, and none of our executive officers is entitled to receive any other severance benefits, except for (i) the change in control agreements and change in control benefits discussed above, (ii) such severance benefits as we may provide under our standard policies applicable to all employees, (iii) such severance benefits as we may be required to pay under applicable law in certain jurisdictions, and (iv) such additional severance benefits as our compensation and management development committee may approve in certain instances. Based on its review, and the other factors noted above, the compensation and management development committee determined that our severance benefits serve the best interests of the company and our shareholders and are consistent with competitive market practices.

Retirement Benefits

With respect to our retirement benefits, the compensation and management development committee noted that we maintain tax-qualified and nonqualified defined benefit, defined contribution, and deferred compensation plans. Additional information regarding these benefits is set forth below under the headings "Executive Compensation—Pension Benefits" and "Executive Compensation—Nonqualified Deferred Compensation."

We maintain a defined benefit pension plan named the CF Industries Holdings, Inc. Pension Plan (the "Pension Plan"). The Pension Plan includes three components. Supplement A of the Pension Plan, which we refer to herein as the New Retirement Plan, is a defined benefit pension plan that became effective on January 1, 2013, under which all domestic employees (including executive officers) became eligible to participate as of January 1, 2013, except for those employees who participate in Supplement B of the Pension Plan. Supplement B of the Pension Plan is our historic defined benefit pension plan, which we refer to herein as the Old Retirement Plan and which was closed to new participants on December 31, 2003. Employees who joined the company after that date, which includes all of the NEOs, are ineligible to receive any pension benefits under the Old Retirement Plan, but are eligible for benefits under the New Retirement Plan. Under the New Retirement Plan, we credit the account of each participating employee an amount between 4% and 7% (depending on years of service) of the participant's eligible compensation. For our NEOs, eligible compensation is limited to base salary. Each participant's account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest. The third component of the Pension Plan is Supplement C, which was formerly known as the Terra Industries Inc. Employees' Retirement Plan and covers employees who commenced employment with Terra Industries, or any other entity that was an employer under the former plan, prior to August 1, 2003. None of our NEOs are participants in Supplement C of the Pension Plan.

The compensation and management development committee also reviewed "tally sheets," estimating these benefits for our chief executive officer and the other NEOs under various assumptions and scenarios.

Commencing with equity grants made in 2014, employees, including our NEOs, who retire upon having reached age 60 with at least five years of service at the time of retirement will continue to vest in their stock option awards that were granted at least one year prior to their termination date and will receive a pro-rated number of RSUs and PRSUs based on their length of service between the grant date of such award and the executive's retirement date and, with respect to PRSUs, contingent upon the level of attainment of applicable performance goals, provided, that, in each case, the executive has provided us with at least six months' notice prior to such retirement. In addition, such eligible retirees will have four years from their retirement date to exercise any vested options.

Based on its review, and the other factors noted above, the compensation and management development committee determined that our retirement benefits serve the best interests of the company and our shareholders and are consistent with competitive market practices.

Use of Industry Reference Group

As noted above, the compensation and management development committee has adopted an Industry Reference Group for use in establishing compensation and incentive levels. The compensation and management development committee's consultant, Exequity, leads a review of the companies in the peer group annually and proposes changes based on quantitative and qualitative assessments of comparability. The 18 companies in our Industry Reference Group for 2018, which is unchanged from 2017, are listed in the following table:

Global Industry Classification Standard Subindustry Description	Company Name

Fertilizers and Agricultural Chemicals	• Agrium Inc. • The Mosaic Company • Potash Corporation of Saskatchewan Inc. • The Scotts Miracle-Gro Company

Specialty Chemicals	• Albemarle Corporation • Ashland Global Holdings, Inc. • Celanese Corporation • Ecolab Inc. • International Flavors & Fragrances Inc. • PolyOne Corporation • RPM International Inc.

Commodity Chemicals	• Cabot Corporation • Westlake Chemical Corporation

Diversified Chemicals	• Eastman Chemical Company • FMC Corporation • Huntsman Corporation • Olin Corporation

Industrial Gases	• Air Products and Chemicals, Inc.

Other Compensation Governance Practices and Considerations

Role of the Compensation Consultant

The compensation and management development committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. Pursuant to this authority, the compensation and management development committee engaged Exequity, an independent executive compensation consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers based on market and industry practices. Exequity provides no other services to the company.

The compensation consultant regularly attends meetings of our compensation and management development committee and meets regularly with the committee in executive sessions without management present. The compensation and management development committee reviews the materials and recommendations provided by Exequity, but exercises independent judgment in determining the compensation payable to our NEOs. Any recommendations of the compensation and management development committee with respect to non-employee director compensation are subject to approval by the Board.

The compensation and management development committee has determined, after appropriate inquiry, including consideration of Exequity's independence in light of the factors set forth under Rule 10C-1 of the Exchange Act, that no conflicts of interest exist with respect to the firm's engagement as the committee's independent compensation consultant.

Stock Ownership Guidelines

The Board believes that our directors and officers should be shareholders of CF Industries and, based on the recommendation of the compensation and management development committee, has established guidelines for stock ownership.

  •
  Directors will have five years from the date of their appointment or election to achieve stock ownership with a market value equal to five times their annual cash retainer.
  •
  Officers will have five years from their date of hire or promotion to achieve stock ownership with a market value equal to (i) five times annual base salary in the case of the chief executive officer, (ii) two times annual base salary in the case of the other NEOs and several other executive officers, and (iii) one times annual base salary in the case of the other officers.

As of December 31, 2018, each of our directors and officers was in compliance with the stock ownership guideline requirements. Their financial interests are aligned with those of our shareholders; they are incentivized to take actions that create sustainable value.

For purposes of these guidelines, any of the following may be used to satisfy the ownership requirements: (i) shares purchased by the individual, (ii) shares retained upon the exercise of a vested stock option, (iii) shares acquired upon the vesting of restricted shares or units, (iv) shares acquired upon the vesting of performance shares or units, (v) shares (including "phantom" shares) held within our qualified and non-qualified deferred compensation and retirement plans, (vi) shares purchased through an employee stock purchase plan, (vii) restricted shares or units, (viii) earned performance shares or units (i.e., shares or units under a performance award for which the primary performance criteria has been achieved, but which remain subject to time-based vesting requirements, without regard to any potential subsequent modification based on additional performance criteria such as a TSR modifier), and (ix) the difference in value between the exercise price and current market price for vested but unexercised options, net of taxes at an assumed maximum tax rate. Non-vested stock options and unearned non-vested performance shares or units are specifically excluded in meeting the ownership requirements.

It is expected that an individual who is subject to the stock ownership guidelines will not sell any shares unless he or she has satisfied the ownership guidelines both before the sale and after giving effect to the shares sold. An individual who has initially satisfied the guidelines but as a result of a subsequent decline in stock prices no longer meets the guidelines is precluded from selling any shares until such time as he or she again satisfies the guidelines.

Surrendering shares to the company in order to pay withholding or other taxes on compensation income or pay the exercise price of stock options is not considered a sale of shares for purposes of the guidelines.

We may facilitate stock ownership by directors and officers through grants of equity-based compensation under our 2014 Equity and Incentive Plan.

Clawback Policy

We have in place an executive compensation recoupment policy, or "clawback" policy, which applies to our executive officers (referred to as "covered officers"), including the NEOs. Under the policy, in the event that the specified financial results upon which a cash or equity-based incentive award was predicated become the subject of a financial restatement that is required because of material non-compliance with financial reporting requirements, the compensation and management development committee will conduct a review of awards covered by the policy and will, to the extent permitted by governing law, have the sole and absolute authority to make adjustments to the awards to ensure that the ultimate payout gives retroactive effect to the financial results as restated, including the authority to seek recoupment of any excess cash or equity that has already been paid to or received by a covered person. The policy covers any cash or equity-based incentive compensation award that was paid, earned or granted to a covered officer during the last completed three fiscal years immediately preceding the date the financial restatement is publicly announced. Our executive officers have each signed a form acknowledging the applicability of the policy in order to enhance the enforceability of these provisions.

Trading, Hedging and Pledging Restrictions

We have a Policy on Insider Trading, which prohibits our directors, officers, and employees from engaging in speculative transactions in our securities. Specifically, it is against our policy to trade in options, warrants, puts and calls, or similar derivatives on our stock, sell our stock "short," or hold our stock in margin accounts. In addition, our policy prohibits our directors and executive officers from pledging our stock as collateral for a loan.

Compensation and Benefits Risk Analysis

The compensation and management development committee reviewed the potential effects of the various components of our compensation and benefits program for 2018 upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. The compensation and management development committee reviewed the following relevant features of:

  •
  Our annual incentive program, including (i) the selection of appropriate performance metrics, (ii) the focus on collective rather than individual behaviors, (iii) the process by which the compensation and management development committee establishes target bonus opportunities as well as threshold, target, and maximum performance levels, (iv) the consistency of our short-term incentive practices with the practices at comparable companies, (v) the control environment within which business decisions are made, (vi) the periodic reporting to the compensation and management development committee regarding corporate performance, (vii) the discretion the compensation and management development committee has retained to adjust annual incentive payments under appropriate circumstances, and (viii) the provisions of our "clawback" policy;
  •
  Our long-term incentive program, including (i) the levels of common stock ownership and equity-based awards held by our executive officers, (ii) the use of RSUs and PRSUs in making stock-based awards to executive officers, (iii) the consistency of our long-term incentive practices with the practices at comparable companies, and (iv) the limitations on trading, hedging, and pledging our stock imposed by our stock ownership guidelines and our Policy on Insider Trading;

  •
  Our change in control benefits, including the facts that the change in control agreements with our executive officers are (i) intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control, (ii) designed to avoid unwanted management turnover in the event of a potential change in control, and (iii) designed to ensure that the executive officer's personal interests will remain aligned with the interests of our shareholders in the event of a potential change in control; and
  •
  Our other awards, plans, programs, policies, and practices, including (i) the appropriateness of the incentives created thereby, (ii) the focus on collective rather than individual behaviors, (iii) the control environment, and (iv) the absence of personal objectives and direct financial incentives with respect to sales, raw materials procurement and transactions involving natural gas derivatives.

Based on this review, the compensation and management development committee determined that the company's compensation and benefits program balances risk and potential reward in a manner that is appropriate to the circumstances and in the best interests of the company's shareholders over the long term.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The compensation and management development committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and other incentive compensation and equity-based plans. The compensation and management development committee is composed of five non-employee directors and operates under a written charter adopted by the Board. Each member of the compensation and management development committee is independent under the corporate governance standards of the NYSE applicable to compensation committee members. The Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code.

The compensation and management development committee held five meetings during the year ended December 31, 2018 and met in executive session at four of the meetings. The compensation and management development committee also reviewed and discussed with management the compensation discussion and analysis section of this Proxy Statement.

Based on its review and the foregoing meetings and discussions, the compensation and management development committee recommended to the Board that the compensation discussion and analysis section be included in this Proxy Statement and in our Annual Report on Form 10-K.

Stephen J. Hagge (Chair)
John D. Johnson
Anne P. Noonan
Michael J. Toelle
Celso L. White

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation we provided with respect to the years ended December 31, 2016, 2017, and 2018 for (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three other most highly compensated executive officers (as determined on the basis of their total compensation for 2018 other than changes in pension value and nonqualified deferred compensation earnings). We refer to these individuals in this Proxy Statement as our "named executive officers."

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(1)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
W. Anthony Will	2018	1,150,000	3,441,898	—	2,872,125	51,357	242,625	7,758,005
President and Chief	2017	1,150,000	2,919,938	3,180,429	1,956,200	81,041	174,407	9,462,015
Executive Officer	2016	1,150,000	2,041,560	3,060,026	—	57,544	128,383	6,437,513
Dennis P. Kelleher	2018	625,000	844,241	—	1,040,625	24,016	87,423	2,621,305
Senior Vice President	2017	625,000	900,017	900,103	708,800	38,167	70,225	3,242,312
and Chief Financial Officer	2016	625,000	560,465	840,041	—	31,739	62,393	2,119,637
Douglas C. Barnard	2018	530,000	649,418	—	784,400	30,573	67,321	2,061,712
Senior Vice President,	2017	530,000	625,026	600,094	534,200	38,500	54,292	2,382,112
General Counsel, and Secretary	2016	530,000	360,121	539,994	—	34,084	49,842	1,514,041
Christopher D. Bohn	2018	500,000	649,418	—	647,500	16,381	62,029	1,875,328
Senior Vice President,	2017	500,000	539,991	510,076	441,000	30,452	48,282	2,069,801
Manufacturing and Distribution	2016	500,000	299,973	450,025	—	24,305	40,864	1,315,167
Bert A. Frost	2018	575,000	844,241	—	851,000	26,198	76,892	2,373,331
Senior Vice President,	2017	575,000	710,061	690,112	579,600	36,570	60,073	2,651,416
Sales, Market Development and Supply Chain	2016	575,000	400,326	600,003	—	30,012	56,078	1,661,419

(1)
Amounts in these two columns represent base salary and non-equity incentive plan compensation earned in 2016, 2017, and 2018 regardless of when such amounts are paid in cash.

(2)
Amounts in these two columns represent the grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option, RSU and PRSU awards that we granted to the named executive officers pursuant to our Equity and Incentive Plans in 2016, 2017 and 2018*. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2018. Additional information with respect to the outstanding stock option, RSU and PRSU awards is set forth below under the headings "Grants of Plan-based Awards" and "Outstanding Equity Awards at Fiscal Year End." In accordance with SEC rules, the aggregate grant date fair value of the RSUs is calculated as the product of the number of RSUs multiplied by the closing price for our stock ($43.14 per share) on the NYSE on the grant date. In accordance with SEC rules, the aggregate grant date fair value of the PRSUs is calculated based on the probable outcome of the performance conditions as of the grant date, which, for the PRSUs reflected in this table, was target level performance. Therefore, values in the table for PRSU awards are computed as the product of the number of shares of stock to be delivered assuming target level performance multiplied by the grant date fair value of each PRSU ($44.61 for the awards granted in 2018). If maximum level performance were assumed to be achieved, based on the units included here (1/3 of the total target number of PRSUs awarded), then the grant date fair value of each of the 2018 PRSU awards (computed as the product of the number of shares of stock to be delivered assuming maximum level performance multiplied by the closing price for our stock ($43.14 per share) on the NYSE on the grant date) would have been as follows: $2,722,617 for Mr. Will; $667,807 for Mr. Kelleher; $513,711 for Mr. Barnard; $513,711 for Mr. Bohn; and $667,807 for Mr. Frost.

    * The 2018 PRSU performance metrics are composed of two measures: average return on net assets ("RONA") over three one-year periods and a modifier pursuant to which the number of shares earned based on RONA performance may be increased or decreased by up to 20% based on our three-year TSR performance. For the 2018 PRSU awards, the amounts shown in the table above represent the value of one-third of the target number of PRSUs awarded at grant, consistent with the applicable accounting rules, as only the first-year goal of the three-year performance period beginning in 2018 was communicated to award holders in 2018. The compensation and management development committee considered the full value of the award when making the grant and the amounts shown below represent the grant date fair (full) values for the stock awards using a fair value of $43.14 per RSU and $44.61 per PRSU at target and $43.14 per PRSU at maximum:

	Will	Kelleher	Barnard	Bohn	Frost
RSUs ($)	2,268,819	556,506	428,078	428,078	556,506
PRSUs at Target Level of Performance ($)	3,519,238	863,204	664,020	664,020	863,204

2018 Stock Awards (Full Grant Date Fair Value) ($)	5,788,057	1,419,710	1,092,098	1,092,098	1,419,710

PRSUs at Maximum Level of Performance ($)	8,167,852	2,003,422	1,541,133	1,541,133	2,003,422
(3)
Amounts in this column represent amounts that the named executive officers earned with respect to the years ended December 31, 2016, 2017, and 2018 as the result of annual incentive awards we granted to the named executive officers pursuant to our non-equity incentive plan. Additional information with respect to these annual incentive awards for 2018 is set forth above under the heading "Compensation Discussion and Analysis—2018 Cash Compensation" and below under the heading "Grants of Plan-based Awards."

(4)
Amounts in this column represent only the change during the particular year in the actuarial present value of the named executive officer's accumulated pension benefits under our New Retirement Plan (a tax-qualified defined benefit pension plan) and our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan). Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2018. For this purpose, we have also assumed retirement at age 65. Additional information with respect to our defined benefit pension plans is set forth below under the heading "Pension Benefits."

(5)
This column does not include any above-market or preferential earnings with respect to nonqualified deferred compensation, since all earnings were determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers. Additional information with respect to the named executive officers' nonqualified deferred compensation earnings is set forth below under the heading "Nonqualified Deferred Compensation."

(6)
Amounts in this column for 2018 represent (i) employer contributions and credits to the company 401(k) Plan (a tax-qualified defined contribution retirement plan), which we refer to herein as our 401(k) Plan, and to our Supplemental Benefit and Deferral Plan, (ii) employer-paid term life insurance premiums, and (iii) dividend equivalents on RSUs, in each case as set forth in the following table:

Name	Employer Contributions and Credits to Retirement Plans ($)	Employer- paid Life Insurance Premiums ($)	Dividend Equivalents on RSUs ($)	Total* ($)
W. Anthony Will	68,835	1,370	172,420	242,625
Dennis P. Kelleher	37,469	857	49,097	87,423
Douglas C. Barnard	31,846	727	35,071	67,644
Christopher D. Bohn	29,500	686	31,843	62,029
Bert A. Frost	34,556	789	41,547	76,892

  *
  For each named executive officer, excludes perquisites and other personal benefits since the total value of all perquisites and other personal benefits for each named executive officer did not exceed $10,000 or more.

    Mr. Will received no additional compensation for service as a director. None of the named executive officers received additional compensation for their service as a director or executive officer of TNGP.

Grants of Plan-based Awards

The following table shows all plan-based awards that we granted for the year ended December 31, 2018 to each of the named executive officers. Additional information regarding these awards is set forth above under the heading "Summary Compensation Table."

2018 Grants of Plan-based Awards Table

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)
										Grant Date Fair Value of Stock Awards(5) ($)
Name	Type of Award (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Anthony Will	STI	12/12/2017	776,250	1,552,500	3,000,000	—	—	—	—	—
	PRSU	1/2/2018	—	—	—	13,148	26,296	63,111	—	1,173,079
	RSU	1/2/2018	—	—	—	—	—	—	52,592	2,268,819
Dennis P. Kelleher	STI	12/12/2017	281,250	562,500	1,125,000	—	—	—	—	—
	PRSU	1/2/2018	—	—	—	3,225	6,450	15,480	—	287,735
	RSU	1/2/2018	—	—	—	—	—	—	12,900	556,506
Douglas C. Barnard	STI	12/12/2017	212,000	424,000	848,000	—	—	—	—	—
	PRSU	1/2/2018	—	—	—	2,481	4,962	11,908	—	221,340
	RSU	1/2/2018	—	—	—	—	—	—	9,923	428,078
Christopher D. Bohn	STI	12/12/2017	175,000	350,000	700,000	—	—	—	—	—
	PRSU	1/2/2018	—	—	—	2,481	4,962	11,908	—	221,340
	RSU	1/2/2018	—	—	—	—	—	—	9,923	428,078
Bert A. Frost	STI	12/12/2017	230,000	460,000	920,000	—	—	—	—	—
	PRSU	1/2/2018	—	—	—	3,225	6,450	15,480	—	287,735
	RSU	1/2/2018	—	—	—	—	—	—	12,900	556,506

(1)
Type of Award:

STI	Short-Term Incentive Plan
PRSU	Performance Vesting Restricted Stock Unit
RSU	Restricted Stock Unit

(2)
Messrs. Will, Kelleher, Barnard, Bohn, and Frost were assigned target award opportunities equal to 135%, 90%, 80%, 70%, and 80% of their respective base salaries. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—2018 Cash Compensation." We recently determined the amounts that each of the named executive officers had earned with respect to these awards, based on our corporate performance for 2018, as set forth above under the heading "Compensation Discussion and Analysis—2018 Cash Compensation—Approval of Annual Incentive Payments for 2018" and "Summary Compensation Table."

(3)
The amounts in the "Threshold," "Target," and "Maximum" columns reflect the PRSU opportunity awarded during 2018 for the performance period from January 1, 2018—December 31, 2020. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—2018 Long-term Incentives." As stated in that section, on the grant date, the compensation committee approved dollar-denominated PRSU awards for the individual executive officers. After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of PRSUs by dividing the award values by the unweighted average closing price of our stock on the NYSE for the twenty trading days preceding the grant date. As further described in that section, subject to earlier forfeiture or accelerated vesting, these awards will vest upon the certification by the compensation and management development committee of the attainment of the performance goals following the end of the three-year performance period. The PRSU performance metrics are composed of two measures: average return on net assets ("RONA") over three one-year periods and a modifier pursuant to which the number of shares earned based on RONA performance may be increased or decreased by up to 20% based on our three-year TSR performance. The "target" amount shown represents one-third of the 2018 PRSU grant. See the Summary Compensation Table footnote 2 for further information on the full value of the PRSU grant. The dollar value of each PRSU at the time of grant was $44.61. The PRSUs accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of PRSUs will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered upon the settlement of the PRSUs.

(4)
The amounts shown in this column represent the RSUs granted to our named executive officers in 2018. Subject to earlier forfeiture or accelerated vesting, all of the RSUs granted in 2018 will vest in three equal annual installments following the date of grant. We will pay dividend equivalents in cash on the RSUs to the named executive officers during the vesting period. The terms and conditions of these RSU awards are described above under the heading "Compensation Discussion and Analysis—2018 Long-term Incentives."

(5)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 of the RSU and PRSU awards that we granted to the named executive officers during 2018. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2018.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning the outstanding equity awards held as of December 31, 2018 by each of the named executive officers. Additional information with respect to the equity awards granted during 2018 is set forth above under the heading "Grants of Plan-based Awards."

2018 Outstanding Equity Awards at Fiscal Year End Table

		Option Awards(1)				Stock Awards(2)(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
W. Anthony Will	8/10/2011	27,450	—	29.92	8/10/2021	—	—	—	—
	8/10/2012	30,475	—	41.59	8/10/2022	—	—	—	—
	8/12/2013	44,400	—	38.02	8/12/2023	—	—	—	—
	3/3/2014	117,425	—	51.17	3/3/2024	—	—	—	—
	3/3/2015	150,065	—	62.25	3/3/2025	—	—	—	—
	3/3/2016	227,426	113,714	36.19	3/3/2026	42,527	1,850,350	—	—
	3/3/2017	138,379	276,761	30.95	3/3/2027	60,100	2,614,951	51,392	2,236,066
	1/2/2018	—	—	—	—	52,592	2,288,278	63,111	2,745,968
Dennis P. Kelleher	8/22/2011	53,550	—	34.11	8/22/2021	—	—	—	—
	8/10/2012	30,475	—	41.59	8/10/2022	—	—	—	—
	8/12/2013	49,950	—	38.02	8/12/2023	—	—	—	—
	3/3/2014	56,375	—	51.17	3/3/2024	—	—	—	—
	3/3/2015	47,165	—	62.25	3/3/2025	—	—	—	—
	3/3/2016	62,433	31,217	36.19	3/3/2026	11,676	508,023	—	—
	3/3/2017	39,163	78,327	30.95	3/3/2027	19,390	843,659	14,542	632,722
	1/2/2018	—	—	—	—	12,900	561,279	15,480	673,535
Douglas C. Barnard	8/10/2009	33,500	—	16.41	8/10/2019	—	—	—	—
	5/25/2010	34,000	—	13.41	5/25/2020	—	—	—	—
	8/10/2010	33,000	—	16.26	8/10/2020	—	—	—	—
	8/10/2011	20,600	—	29.92	8/10/2021	—	—	—	—
	8/10/2012	24,400	—	41.59	8/10/2022	—	—	—	—
	8/12/2013	36,100	—	38.02	8/12/2023	—	—	—	—
	3/3/2014	46,975	—	51.17	3/3/2024	—	—	—	—
	3/3/2015	32,155	—	62.25	3/3/2025	—	—	—	—
	3/3/2016	40,133	20,067	36.19	3/3/2026	7,501	326,369	—	—
	3/3/2017	26,109	52,221	30.95	3/3/2027	13,730	597,392	9,702	422,134
	1/2/2018	—	—	—	—	9,923	431,750	11,908	518,117
Christopher D. Bohn	10/20/2009	7,500	—	18.56	10/20/2019	—	—	—	—
	5/25/2010	10,000	—	13.41	5/25/2020	—	—	—	—
	8/10/2010	14,000	—	16.26	8/10/2020	—	—	—	—
	8/10/2011	6,850	—	29.92	8/10/2021	—	—	—	—
	8/10/2012	8,125	—	41.59	8/10/2022	—	—	—	—
	8/12/2013	13,900	—	38.02	8/12/2023	—	—	—	—
	3/3/2014	18,800	—	51.17	3/3/2024	—	—	—	—
	3/3/2015	27,870	—	62.25	3/3/2025	—	—	—	—
	3/3/2016	33,446	16,724	36.19	3/3/2026	6,248	271,850	—	—
	3/3/2017	22,193	44,387	30.95	3/3/2027	11,950	519,945	8,250	358,958
	1/2/2018	—	—	—	—	9,923	431,750	11,908	518,117
Bert A. Frost	8/10/2009	27,600	—	16.41	8/10/2019	—	—	—	—
	8/10/2010	49,500	—	16.26	8/10/2020	—	—	—	—
	8/10/2011	27,450	—	29.92	8/10/2021	—	—	—	—
	8/10/2012	30,475	—	41.59	8/10/2022	—	—	—	—
	8/12/2013	44,400	—	38.02	8/12/2023	—	—	—	—
	3/3/2014	61,075	—	51.17	3/3/2024	—	—	—	—
	3/3/2015	36,445	—	62.25	3/3/2025	—	—	—	—
	3/3/2016	44,593	22,297	36.19	3/3/2026	8,341	362,917	—	—
	3/3/2017	30,026	60,054	30.95	3/3/2027	15,510	674,840	11,154	485,311
	1/2/2018	—	—	—	—	12,900	561,279	15,480	673,535

(1)
Subject to earlier forfeiture or accelerated vesting, (i) the options granted on May 25, 2010 became exercisable on the third anniversary following the date of grant and will expire ten years from the date of grant and (ii) the other options shown in the table will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant.

(2)
Commencing in 2014, RSUs and PRSUs have been granted to our executive officers. For 2018, the compensation and management development committee determined that stock options would not be awarded and that the long-term incentive awards to our named executive officers should be composed 60% in PRSUs and 40% in RSUs.

(3)
The RSU and the PRSU awards granted in 2016 and 2017 will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting and subject in the case of the PRSU awards to the attainment of the performance goals for the performance period. Subject to earlier forfeiture or accelerated vesting, the RSU awards granted in 2018 will vest in three equal annual installments following the date of grant and the PRSU awards granted in 2018 will vest upon the certification by the compensation and management development committee of the attainment of the performance goals following the end of the three-year performance period. Until vested, the awards may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividend equivalents in cash on the RSUs during the vesting period. The PRSUs accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of PRSUs will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered in settlement of the PRSUs. The accelerated vesting provisions and the other terms and conditions of the stock awards granted in 2018 are described above under the heading "Compensation Discussion and Analysis—2018 Long-term Incentives."

(4)
Reflects RSUs awarded in 2016, 2017 and 2018 and PRSUs awarded in 2016 (for which the performance period ended at December 31, 2018). In accordance with SEC rules, the number of PRSUs reported is based on the actual number of shares underlying the PRSUs that were earned at the end of the three-year performance period. The performance goals actually attained were above the threshold level, and below the target level, resulting in the vesting of 57.14% of the target PRSUs awarded in 2016.

(5)
Reflects PRSUs awarded in 2017 (for which the performance period ends at December 31, 2019) and 2018 (for which the performance period ends at December 31, 2020). With respect to the units awarded in 2017, actual performance through December 31, 2018 was at the maximum level and, in accordance with SEC rules, the number of 2017 units reported assumes achievement of the maximum performance level. With respect to the units awarded in 2018, the amount shown represents one-third of the 2018 PRSU grant. See the Summary Compensation Table footnote 2 for further information on the full value of the PRSU grant. For the 2018 PRSUs, actual performance through December 31, 2018 was at the maximum level and, in accordance with SEC rules, the number of 2018 units reported assumes achievement of the maximum performance level.

(6)
The value shown is based on the closing price for our stock ($43.51 per share) on the NYSE on December 31, 2018 (the last trading day of 2018).

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises by each of the named executive officers and the vesting of RSUs held by each of the named executive officers during the year ended December 31, 2018.

2018 Option Exercises and Stock Vested Table

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
W. Anthony Will	129,350	4,437,450	11,245	501,077
Dennis P. Kelleher	—	—	3,535	157,520
Douglas C. Barnard	23,300	559,992	2,410	107,390
Christopher D. Bohn	—	—	2,090	93,130
Bert A. Frost	25,575	901,370	2,730	121,649

(1)
The value realized on the exercise of stock options was calculated based on the difference between the exercise price of the stock options and (i) the sale price of underlying shares of stock that were sold immediately following exercise or (ii) if the underlying shares of stock were held following exercise, the closing price for our stock on the NYSE on the exercise date.

(2)
Since the vesting date was not a trading day, the value realized on vesting of stock awards was computed by multiplying the number of shares of stock vesting by the closing price for our stock on the NYSE on the first trading day after the vesting date.

Pension Benefits

The following table sets forth certain information concerning accumulated retirement benefits as of December 31, 2018, for each of the named executive officers.

2018 Pension Benefits Table

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(2)(3) ($)	Payments During Last Fiscal Year ($)
W. Anthony Will	New Retirement Plan	11.7	79,593	—
	Supplemental Benefit and Deferral Plan	11.7	210,149	—
Dennis P. Kelleher	New Retirement Plan	7.3	68,160	—
	Supplemental Benefit and Deferral Plan	7.3	83,314	—
Douglas C. Barnard	New Retirement Plan	15	94,154	—
	Supplemental Benefit and Deferral Plan	15	84,048	—
Christopher D. Bohn	New Retirement Plan	9.3	70,159	—
	Supplemental Benefit and Deferral Plan	9.3	39,288	—
Bert A. Frost	New Retirement Plan	10.1	77,931	—
	Supplemental Benefit and Deferral Plan	10.1	79,839	—

(1)
We maintain a defined benefit pension plan named the CF Industries Holdings, Inc. Pension Plan (the "Pension Plan"). Supplement A of the Pension Plan, which we refer to herein as the New Retirement Plan, is a tax qualified defined benefit pension plan that became effective on January 1, 2013, under which all domestic employees

  (including executive officers) became eligible to participate as of January 1, 2013, except for those employees who participate in Supplement B of the Pension Plan. Supplement B of the Pension Plan is our historic defined benefit pension plan, which we refer to herein as the Old Retirement Plan and which was closed to new participants on December 31, 2003. Our named executive officers are ineligible to participate in our Old Retirement Plan because their employment commenced after our Old Retirement Plan had been closed to new participants. Our Supplemental Benefit and Deferral Plan is a nonqualified benefits restoration and deferred compensation plan.

(2)
The annual pension benefit under our New Retirement Plan assuming retirement at age 65 is equal to the actuarial equivalent of a participant's cash balance account expressed as a single-life annuity payable monthly. The company provides an annual credit to each participant's cash balance account equal to a percentage of the participant's eligible compensation determined based on a participant's years of service (as set forth in the table below). Each participant's cash balance account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest.

Completed Years of Cash Balance Service as of the Last Day of the Plan Year for Which the Pay Credit is Credited	Pay Credit as a Percentage of Compensation for the Plan Year
Fewer than 5	4%
At least 5 but fewer than 10	5%
At least 10 but fewer than 15	6%
At least 15	7%

    Benefits under our New Retirement Plan are paid in a straight life annuity or qualified joint and survivor annuity for unmarried and married participants, respectively, unless the participant has elected another form of annuity payment permitted under our New Retirement Plan or a lump sum payment. In the event of a participant's death while an active employee, a benefit is payable to a participant's beneficiary as a lump sum to the extent the beneficiary is not the participant's spouse and solely with respect to spousal beneficiaries, either a lump sum or an annuity. A participant who has not reached the age of 65, but has completed three years of vesting service may be eligible to receive a monthly retirement benefit under the New Retirement Plan.

(3)
Amounts in this column represent the actuarial present value of the named executive officers' accumulated pension benefits under our New Retirement Plan and our Supplemental Benefit and Deferral Plan. Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2018. For this purpose, we have also assumed retirement at age 65. Additional information with respect to the aggregate change over the past year in the actuarial present value of the named executive officers' accumulated pension benefits under these plans is set forth above under the heading "Summary Compensation Table."

Nonqualified Deferred Compensation

The following table sets forth certain information concerning nonqualified deferred compensation arrangements under our Supplemental Benefit and Deferral Plan for each of the named executive officers with respect to fiscal year 2018.

2018 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
W. Anthony Will	52,500	52,500	49,153	—	987,866
Dennis P. Kelleher	21,000	21,000	(24,549)	—	350,016
Douglas C. Barnard	15,300	15,300	29,437	—	993,022
Christopher D. Bohn	101,700	13,500	(28,495)	—	425,703
Bert A. Frost	75,960	18,000	(27,485)	—	515,319

(1)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers may elect to defer (i) up to 6% of his base salary in excess of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code and (ii) up to 100% of his annual incentive payment. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2018. There is typically an administrative delay between the time when a participant defers income under the plan and the time when we subsequently credit the participant's account. As a result of this delay, the amounts that we credited to the named executive officers' accounts during 2018 differ slightly from the amounts that the named executive officers deferred during 2018. All amounts included under "Executive Contributions" are also included in the "Salary" or "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 79.

(2)
For 2018, for each named executive officer who elects to defer any of his base salary in excess of the annual compensation limit, we match (through further such credits to his deemed account) the portion (up to 6%) of his excess base salary that he elects to defer. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2018. These credits are also reported in the "All Other Compensation" column of the Summary Compensation Table on page 79.

(3)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers makes notional investments of his account balance from time to time in shares of (i) our common stock or (ii) the public mutual funds we offer to our employees as investment alternatives under our 401(k) Plan. In order to make these notional investments, the named executive officer notifies the third-party plan administrator of his selections. The plan administrator then tracks the published total return on the actual securities underlying the named executive officer's notional investments, and we credit or debit the named executive officer's deemed account balance accordingly. Since all such credits and debits are determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers, none of the amounts shown in this column are reported as above-market or preferential earnings on nonqualified deferred compensation in the Summary Compensation Table.

(4)
In general, deferred amounts are paid out in a lump sum upon the termination of the named executive officer's employment. The aggregate balance consists of executive contributions, company matching credits, and credits reflecting returns on the notional investments. The following amounts of the reported aggregate balance were compensation for 2016 or 2017 and are included in the "Salary" or "Non-Equity Incentive Plan Compensation" columns (in the case of executive contributions) or the "All Other Compensation" column (in the case of company matching credits) of the Summary Compensation Table on page 79 for those years for the named executive:

Name	Executive Contributions in 2016 ($)	Registrant Contributions in 2016 ($)	Executive Contributions in 2017 ($)	Registrant Contributions in 2017 ($)
W. Anthony Will	52,962	52,962	52,800	52,800
Dennis P. Kelleher	21,554	21,554	21,300	21,300
Douglas C. Barnard	15,872	15,872	15,600	15,600
Christopher D. Bohn	53,125	13,985	12,692	12,692
Bert A. Frost	44,130	18,554	18,300	18,300

Potential Payments Upon Termination or Change in Control

We have entered into change in control agreements with each of the named executive officers, each of which remains currently in effect. Under the terms of the change in control agreements, the named executive officer is entitled to receive certain payments and benefits from us upon a qualifying termination, specifically if we terminate his employment without cause (other than by reason of his death or disability) or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).

Under the change in control agreements, a named executive officer will be deemed to have good reason if we:

•
fail to pay his specified annual salary or provide certain benefits;

•
assign him duties inconsistent with his current position or substantially and adversely alter his responsibilities;

•
fail to continue any compensation plan that constitutes a material portion of his compensation; or

•
change his primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreements for each named executive officer provide for (i) a lump sum payment to the named executive officer equal to two times (or, three times in the case of Mr. Will) the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years (or three years, in the case of Mr. Will) and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

The named executive officer will also receive a cash payment equal to the contributions that we would have made on his behalf for a period of two years (or, three years in the case of Mr. Will) under our defined contribution 401(k) Plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

In addition, the named executive officers other than Messrs. Barnard and Frost will receive a cash payment equal to the actuarial value of two additional years (or, three additional years in the case of Mr. Will) of age and service credit under our defined benefit New Retirement

Plan and will be credited with two additional years (or, three additional years in the case of Mr. Will) of age and service credit under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The change in control agreements for Messrs. Barnard and Frost, which were entered into in 2007 and 2008, respectively, further provide that, if any of the payments to the named executive officer become subject to the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit that he would have received had the excise tax not been imposed. The change of control agreements for Messrs. Will, Kelleher, and Bohn do not provide for a gross-up payment. The change in control agreements for each of these three named executive officers provide that payments that would be subject to the excise tax will be reduced to the greatest amount that he may receive without becoming subject to the excise tax, unless he would be better off on an after-tax basis (including following application of the excise tax) receiving the full amount of such payments, in which case no such reduction will be applied.

In December 2014, the Board adopted a policy whereby the company will not in the future enter into any new agreements with its named executive officers that include Internal Revenue Code Section 280G excise tax "gross-up" provisions with respect to payments contingent on a change in control of the company.

Each of the named executive officers will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from us under his change in control agreement.

The named executive officer will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce our obligation to make such payments and to provide such benefits to him under the agreements.

In addition, upon a change in control (as defined in our Equity and Incentive Plans) the restrictions, limitations, and conditions applicable to outstanding RSUs, PRSUs, stock options, and other plan-based awards will lapse, any performance goals will be deemed to be fully achieved, and the awards will become fully vested and exercisable, which for the annual incentive payment means payment at target-level performance, pro-rated for the portion of the year the executive officer was employed prior to the change in control, as set forth in the applicable incentive award letter.

Assuming a change in control had occurred on December 31, 2018, with a transaction price equal to the closing price for our stock ($43.51 per share) on the NYSE as of December 31, 2018 (the last trading day of 2018), each of the named executive officers would have been entitled to receive the following estimated severance benefits upon a qualifying termination of his employment on such date:

Name	Severance Amount(1) ($)	Defined Benefit Pension Plan Enhancement(2) ($)	Retirement Savings Plan Enhancement(3) ($)	Early Vesting of Restricted Stock Units(4) ($)	Early Vesting of Stock Options(5) ($)	Other Change in Control Benefits(6) ($)	Estimated Excise Tax Gross Up(7) ($)	Total ($)
W. Anthony Will	9,660,000	207,000	207,000	11,670,731	4,308,505	93,241	N/A	26,146,477
Dennis P. Kelleher	2,937,500	62,500	75,000	3,171,009	1,212,296	54,426	N/A	7,512,731
Douglas C. Barnard	2,332,000	—	63,600	2,277,662	802,786	68,690	—	5,544,738
Christopher D. Bohn	2,050,000	60,000	60,000	2,103,187	679,920	68,802	N/A	5,021,909
Bert A. Frost	2,530,000	—	69,000	2,753,312	917,492	68,814	—	6,338,618

(1)
This amount represents a cash payment to the named executive officer equal to (i) two times (or, in the case of Mr. Will, three times) the sum of his base salary and target annual incentive payment plus (ii) an annual incentive payment for the year of termination, assuming target level of performance.

(2)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Will, three years), assuming each named executive officer contributed the maximum allowable amount under our New Retirement Plan (a tax-qualified defined benefit pension plan) and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan).

(3)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Will, three years), assuming each named executive officer contributed the maximum allowable amount under our 401(k) Plan and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan.

(4)
This amount represents the value attributable to the accelerated vesting of outstanding awards of RSUs and PRSUs held by the named executive officer, which is deemed to equal the market value on December 31, 2018 of the RSUs and PRSUs that would otherwise have been unvested as of such date. Payout value of PRSUs granted during 2016, 2017, and 2018 assumes target performance level.

(5)
This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2018 of the underlying stock exceeded (y) the aggregate exercise price of the stock option.

(6)
This amount represents the present value of the continuation of certain welfare benefits for the named executive officer for a period of two years (or, in the case of Mr. Will, three years) and the value of outplacement services for the named executive officer for a period of up to two years.

(7)
The change in control agreements for Messrs. Barnard and Frost, which were entered into in 2007 and 2008, respectively, provide that, if any of the payments to the named executive officer become subject to the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit he would have received had the excise tax not been imposed. As reflected in the table, the named executive officers would not have received any gross-up payment in connection with a change of control assuming a transaction price equal to the closing price for our stock as of December 31, 2018. The change of control agreements for Messrs. Will, Kelleher, and Bohn do not provide for a gross-up payment.

CEO Pay Ratio

In 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd – Frank Act"), the SEC adopted a rule requiring annual disclosure of the ratio of our median employee's annual total compensation to the annual total compensation of our principal executive officer. The company's principal executive officer is Mr. Will.

Mr. Will had 2018 annual total compensation of $7,758,005, as reflected in the Summary Compensation Table included under the heading "Executive Compensation." Our median employee's 2018 annual total compensation was $107,901. As a result, we estimate that Mr. Will's 2018 annual total compensation was approximately 72 times that of our median employee. Due to the variability of Mr. Will's performance-based compensation, the CEO pay ratio can differ significantly from year to year. In addition, Mr. Will's 2018 annual total compensation reflected in the Summary Compensation Table, consistent with accounting rules, includes only one-third of the total target number of PRSUs granted to Mr. Will in 2018. If the total target number of PRSUs granted to Mr. Will in 2018 was included in the 2018 annual total compensation of Mr. Will for purposes of calculating the CEO pay ratio, we estimate Mr. Will's 2018 annual total compensation with such change would be approximately 94 times that of our median employee.

The SEC rule permits a company to identify its median employee only once every three years, unless there has been a change in its employee population or employee compensation arrangements that the company reasonably believes would result in a significant change in the pay ratio disclosure. There has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. Therefore, we elected to use the same median employee we identified in 2017 for purposes of calculating the CEO pay ratio for 2018. We identified our median employee in 2017 by examining the 2017 total cash compensation (base salary and cash bonus) for all individuals, excluding our chief executive officer, who were employed by us on November 1, 2017. We included all employees, whether employed on a full-time, temporary or part-time basis. We did not make any assumptions, adjustments (including cost-of-living adjustments) or use any estimates with respect to determining total cash compensation, except that we annualized the compensation for our full-time and part-time permanent employees who were not employed by us for all of 2017. We calculated the 2018 annual total compensation for our median employee using the same methodology we use for our named executive officers as required to be set forth in the Summary Compensation Table included in this Proxy Statement.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR FOR 2019

The audit committee has selected KPMG as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2019. KPMG was our independent registered public accounting firm for the year ended December 31, 2018.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for 2019. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance practice. Should the shareholders fail to provide such ratification, the audit committee will reconsider its approval of KPMG as our independent registered public accountants for 2019. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CF Industries and its shareholders.

Unless otherwise instructed, we will vote all proxies we receive FOR ratifying the selection of KPMG as the company's independent registered public accounting firm for 2019.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2019.

AUDIT AND NON-AUDIT FEES

On behalf of CF Industries and its affiliates, the audit committee retained KPMG to audit our consolidated financial statements for 2018. In addition, the audit committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2018.

The aggregate fees for professional services provided by KPMG with respect to these various services for 2018 and 2017 were:

	2018	2017
Audit Fees(1)	$3,963,100	$3,965,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$3,963,100	$3,965,000

(1)
Audit fees consisted principally of audit and review work performed on the consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits and review of documents filed with the SEC.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.

•
Audit services include audit and review work performed on the financial statements and audit work related to internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits and review of documents filed with the SEC.

•
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and consultation regarding financial accounting and reporting standards.

•
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax compliance, tax planning, and other tax advice.

•
All other services are those services not captured in the audit, audit-related, or tax categories. The company generally doesn't request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee has delegated specific pre-approval authority to the chair of the audit committee provided that the estimated fee for any such engagement does not exceed $100,000. The chair of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

AUDITOR INDEPENDENCE

We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to audit-related services and tax services. The committee also has determined that we will only obtain these non-audit services from KPMG when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the audit committee's goal that the fees we pay KPMG for non-audit services should not exceed the audit fees paid to KPMG.

Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements.

AUDIT COMMITTEE REPORT

The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The audit committee is also responsible for the selection, evaluation, and oversight of our independent auditors. The audit committee is composed of five non-employee directors and operates under a written charter adopted by the Board. Each member of the audit committee is independent under the corporate governance standards of the NYSE applicable to audit committee members.

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG, our independent auditor, is responsible for auditing the financial statements. The audit committee's responsibility is to monitor and review these processes. The audit committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and KPMG.

During 2018, the audit committee held nine meetings and met in executive session at each of the five meetings that were held in person. The audit committee reviewed and discussed with management and KPMG the audited consolidated financial statements of CF Industries for the year ended December 31, 2018 and KPMG's evaluation of the company's internal control over financial reporting. The audit committee also discussed with KPMG the matters that are required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees," issued by the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X under the Securities Act of 1933, as amended. In addition, the audit committee received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and the audit committee discussed with KPMG that firm's independence. The audit committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

Based on its review and the foregoing meetings, discussions, and reports, and subject to the limitations on its role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the Board that the audited consolidated financial statements of CF Industries for the year ended December 31, 2018, as audited by KPMG, be included in our Annual Report on Form 10-K for filing with the SEC. The audit committee selected KPMG as our independent auditor for 2019 and recommended to the Board that the Board seek shareholder ratification of the selection of KPMG.

Theresa E. Wagler (Chair)
Robert C. Arzbaecher
William Davisson
John W. Eaves
Stephen J. Hagge

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING THE RIGHT TO ACT BY WRITTEN CONSENT

Information regarding a shareholder proposal is set forth below. CF Industries disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the shareholder. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has advised us that he owns no fewer than 100 shares of our common stock and has given us notice that this proposal will be presented at the Annual Meeting.

Proposal 4 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any valid topic for written consent.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic would have received a vote still higher than 67% at Allstate and Sprint if most shareholders at Allstate and Sprint had access to independent proxy voting advice.

This proposal is more important because our Board of Directors under the leadership of Robert Arzbaecher, who chaired the Board of Directors governance committee, would not even let us vote in 2018 on a shareholder proposal to improve the shareholder right to call for a special meeting. A law firm with 1,700 attorneys was hired to argue that our company could prevent us from casting a vote on such an important issue.

Our current higher 25%-threshold for shareholders to call a special meeting may be unreachable due to the prescribed time constraints and detailed technical requirements.

Shareholder proposals such as this have taken a leadership role to improve the corporate governance rules of our company. For instance after CF Industries received shareholder proposals CF Industries then adopted better practices such as elimination of an uphill 67% vote requirement for shareholders on certain key governance issues (2014), adoption of a rudimentary version of a shareholder right to call a special meeting (2014) and elimination of a management entrenching poison pill (2017).

From Mr. Arzbaecher's proxy biography it seems that Mr. Arzbaecher retired from full-time work at age 56 and does not serve on any other significant board to keep his skills current and bring new ideas to our company. Plus Mr. Arzbaecher has long-tenure on our Board which can be the exact opposite of shareholder-oriented independence in a director.

The expectation is that, once this proposal is adopted, shareholders would not need to make use of this right of written consent because its mere existence will act as a guardrail to help ensue that our company is better overseen by a more qualified and focused board.

Our Directors will want to avoid shareholder action by written consent and will thus have more of an incentive to improve the oversight role of the Board of Directors.

Please vote yes:
 Right to Act by Written Consent – Proposal 4

THE BOARD'S STATEMENT IN OPPOSITION

The Board unanimously recommends a vote AGAINST this proposal.

The Board has given careful consideration to the shareholder proposal regarding the right of shareholders to act by written consent and to the rejection by the company's shareholders of a substantially similar proposal submitted by the same proponent at the 2015 and 2016 annual meetings of shareholders. The Board continues to believe that the actions requested by the proponent are not in the best interests of the company and its shareholders. Moreover, the Board believes that implementation of the proposal is unnecessary given the ability of holders of 25% or more of the company's outstanding common stock to call a special meeting of shareholders and in light of the company's responsiveness to shareholders on matters of corporate governance.

The company's certificate of incorporation requires actions that are subject to a vote of the company's shareholders to be considered at a meeting of shareholders. This requirement assures that all shareholders receive advance notice of the proposed action and have an opportunity to discuss it and consider all points of view. In contrast, the proposal calls for the Board to take steps necessary to permit shareholder action by written consent, which would allow critical actions to be approved by holders of a bare majority of the company's outstanding common stock without notice to other shareholders and without an opportunity for discussion at a meeting of shareholders. This proposal, if adopted, could therefore result in action being taken without the knowledge or participation of many shareholders—particularly smaller shareholders—thereby disenfranchising those shareholders, while enabling other short-term or special-interest investors to approve proposals that are not in the best interests of all shareholders. Allowing shareholder actions by written consent could also result in duplicative or contradictory written consents being circulated at the same time, wasting resources, confusing shareholders and hindering the ability of management and the Board to ensure the orderly and efficient conduct of the company's affairs. Because of such deficiencies, the Board believes that the written consent process is not appropriate for a widely-held public company like CF Industries.

In 2014, the company amended its bylaws and, with shareholder approval, its certificate of incorporation to grant holders of not less than 25% of the company's outstanding common stock the right to call a special meeting of shareholders. This right to call special meetings allows shareholders to propose actions without waiting for the company's next annual meeting. Shareholder action taken at a special meeting is preferable to action by written consent, because a meeting allows all shareholders to participate in, and discuss the merits of, a proposed action, and allows the Board to make a considered recommendation about the action. Shareholder action by means of a shareholder-initiated special meeting is thus better suited than shareholder action by written consent to a culture of transparency and good corporate governance, and the ability of shareholders to call a special meeting makes unnecessary the written consent procedure contemplated by the proposal. The provisions of the company's bylaws and certificate of incorporation, including the 25% ownership threshold, under which shareholders may call a special meeting are designed to assure that shareholders have a meaningful right to call a special meeting while protecting against the risk that a small minority of shareholders with narrow or special interests could request one or more special meetings that could impose unnecessary costs on the company and disrupt the company's business. Shareholders ratified these provisions at the 2018 annual meeting of shareholders, with 73% of votes cast voting in favor of ratification.

The Board further believes that the company's strong corporate governance practices make adoption of this proposal unnecessary. In addition to giving shareholders the right to call special meetings, the company's corporate governance practices already provide transparency and accountability of the Board to all of the company's shareholders. The company has demonstrated accountability and responsiveness to the views and concerns of shareholders by

  •
  maintaining an independent chairman of the Board and separate chief executive officer;

  •
  declassifying the Board;

  •
  implementing majority voting in uncontested elections of directors;

  •
  adopting a "proxy access" right for nominating directors;

  •
  eliminating all supermajority voting provisions from our certificate of incorporation and our bylaws;

  •
  adopting a policy whereby, if the Board adopts a shareholder rights plan without prior shareholder approval, the Board will submit the shareholder rights plan to the company's shareholders for ratification, or the shareholder rights plan must expire, within one year of such adoption; and

  •
  establishing shareholders' existing right to call special meetings.

We value the views of, and regularly communicate with, our shareholders on a variety of topics, such as our financial performance, corporate governance, executive compensation, and related matters. The Board has established a process to receive communications from shareholders, whereby shareholders may contact any member (or all members) of the Board outside the annual meeting cycle. See "Corporate Governance – Communications with Directors." In addition, as discussed in the sections of this proxy statement under the headings "Proxy Statement Summary – Shareholder Engagement" and "Compensation Discussion and Analysis - Shareholder Engagement," we conduct shareholder outreach campaigns in the spring and in the fall.

The Board believes that the company's current governance structure strikes an appropriate balance between permitting shareholders to raise important matters at any time and ensuring that all shareholders are afforded an opportunity for meaningful participation in a deliberative and democratic process based on accurate and complete public disclosure. Consistent with its current practice, the Board will continue to evaluate appropriate corporate governance measures and changes to the company's governance structure, policies and practices that it believes will serve the best interests of the company and its shareholders.

For these reasons, the Board unanimously recommends that you vote AGAINST the proposal.

THE PROPOSAL IS ADVISORY IN NATURE, AND APPROVAL OF THE PROPOSAL WOULD NOT IN ITSELF GIVE SHAREHOLDERS THE RIGHT TO ACT BY WRITTEN CONSENT. SUCH APPROVAL WOULD ONLY SERVE AS A RECOMMENDATION TO THE BOARD. IF THE PROPOSAL IS NOT PROPERLY PRESENTED BY THE PROPONENT AT THE ANNUAL MEETING, IT WILL NOT BE VOTED UPON.

ANNUAL MEETING INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of CF Industries Holdings, Inc. of proxies to be voted at our 2019 Annual Meeting of Shareholders and at any adjournment or postponement of such meeting.

You are invited to attend the Annual Meeting on Wednesday, May 8, 2019, commencing at 10:00 a.m., local time. The Annual Meeting will be held at the Hyatt Regency Tulsa, 100 East Second Street, Tulsa, Oklahoma 74103.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the company has elected to provide access to its proxy materials via the Internet. Accordingly, the company is sending a Notice of Internet Availability of Proxy Materials to the company's shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. In addition, shareholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the expenses incurred by the company with respect to its annual meetings.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•
view on the Internet the company's proxy materials for the Annual Meeting; and

•
instruct the company to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save the company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to:

•
elect as directors the twelve nominees named in this Proxy Statement;

•
consider and approve an advisory resolution regarding the compensation of our named executive officers;

•
ratify the selection of KPMG LLP as our independent registered public accounting firm for 2019;

•
act upon one shareholder proposal regarding the right to act by written consent, if properly presented at the Annual Meeting; and

•
consider any other business properly brought before the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CF Industries common stock you owned on March 15, 2019 (the record date). If you were a shareholder of record as of the record date, you will retain your right to vote, even if you sell your shares after the record date.

How many votes can be cast by all shareholders?

The total number of votes that can be cast by all shareholders is 222,397,087, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast must be present for us to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting.

To vote by proxy, you must either:

•
if you request printed copies of the proxy materials, fill out the proxy card, date and sign it, and return it in the postage-paid envelope included with the printed materials;

•
use the Internet site listed on the Notice of Internet Availability of Proxy Materials and proxy card; or

•
call the toll-free telephone number listed on the proxy card.

The Internet and telephone voting procedures set forth on the Notice of Internet Availability of Proxy Materials and proxy card are designed to authenticate shareholders' identities, to allow shareholders to provide their voting instructions, and to confirm that their instructions have been properly recorded. If you vote through the Internet or by telephone, you should not return your proxy card.

To ensure that your vote is counted, please remember to submit your vote so that we receive it at least one business day prior to the Wednesday, May 8, 2019 Annual Meeting.

If you hold your CF Industries common stock in "street name" with a bank, brokerage firm, dealer, trust company, or other nominee, only they can exercise your right to vote with respect to your shares. Please follow the instructions provided to you by your bank, brokerage firm, dealer, trust company, or other nominee to authorize a proxy to vote your shares. If you want to vote in person at the Annual Meeting and you hold your stock in street name, you must obtain a "legal" proxy from your broker and bring that proxy to the Annual Meeting.

Can I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the annual meeting by either:

•
sending a new proxy card with a later date;

•
sending a written notice of revocation to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting accompanying this Proxy Statement;

•
voting through the Internet or by telephone at a later date; or

•
attending the Annual Meeting, requesting that your previously submitted proxy not be used, and voting in person.

What if I don't specify how my shares are to be voted?

Whether you vote by mail, telephone, or the Internet, your shares will be voted in accordance with your instructions. If you return a signed proxy card without indicating your vote or when voting on the Internet or by telephone you indicate that you wish to vote as recommended by the Board, your shares will be voted:

•
FOR the election of the twelve director nominees named in this Proxy Statement,

•
FOR the advisory resolution on the compensation of our named executive officers,

•
FOR ratification of the selection of KPMG as our independent registered public accounting firm for 2019, and

•
AGAINST the shareholder proposal regarding the right to act by written consent.

How many votes are required to elect directors and to adopt the other proposals?

With respect to Proposal 1, directors receiving a majority of votes cast (number of shares voted "for" a director must exceed the number of shares voted "against" that director) will be elected as a director.

For each of Proposals 2, 3, and 4 and any other matter (other than Proposal 1) properly brought before the meeting, an affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required in order to approve such proposal.

Can my shares be voted if I don't vote by proxy and don't attend the Annual Meeting?

If you are a shareholder of record, you can vote by proxy or by attending the Annual Meeting and voting in person. If you don't vote your shares held in street name, your broker can vote your shares on the ratification of the selection of KPMG as our independent registered public accounting firm. Your broker is not permitted to vote your shares on the election of the director nominees or any other matter on the agenda, other than the ratification of the selection of KPMG as our independent registered public accounting firm, without receiving instructions from you. This is referred to as a "broker non-vote." If you hold your shares in your own name, you must vote such shares in person or by proxy or they will not be voted.

How are my votes counted?

With respect to Proposal 1, you may either vote for or against or you may abstain with respect to the election of each nominee for the Board. If you abstain with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will not be counted as votes cast with respect to the election of such nominee and, accordingly, will have no effect on the election of that nominee.

For each of Proposals 2, 3, and 4, you may vote for or against or you may abstain with respect to the approval of the applicable proposal. If you abstain from voting on any of these proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Broker non-votes on any matter will be counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the voting on Proposals 1, 2, 3, and 4.

Could other matters be decided at the Annual Meeting?

We don't know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the persons named in the proxy.

What happens if the Annual Meeting is postponed, adjourned, or delayed?

Your proxy will still be good and may be voted at the postponed, adjourned or delayed meeting. You will still be able to change or revoke your proxy until it is voted.

What procedures must I follow to attend the Annual Meeting?

You will need proof of ownership of CF Industries stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver's license. This will suffice if you hold your shares in your own name. If you hold your stock through a securities broker (that is, in street name), a recent brokerage statement or letter from your broker is an example of proof that you are the beneficial owner of such shares. No large bags, briefcases, or packages will be permitted in the Annual Meeting and shareholders will not be permitted to use any cameras (including cell phones with photographic capabilities), recording equipment or electronic devices at the meeting.

IMPORTANT ADDITIONAL INFORMATION

Cost of Annual Meeting and Proxy Solicitation

We pay the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, and similar means. None of our directors, officers, and employees will be specially compensated for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals, and we will reimburse the brokers, banks, and other nominees for certain expenses they incur for such activities.

We have also retained Innisfree M&A Incorporated ("Innisfree") for consulting and solicitation services in connection with the Annual Meeting, for which Innisfree is anticipated to receive a fee of approximately $25,000. We have also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including legal fees and related charges.

Available Information

CF Industries makes available free of charge on or through the Investor Relations section of its website, www.cfindustries.com, its Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and forms of proxy and all amendments to those reports as soon as reasonably practicable after such material is filed electronically with, or furnished to, the SEC. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CF Industries will provide, without charge to any shareholder upon written request to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting accompanying this Proxy Statement, a copy of its Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and forms of proxy and all amendments to those reports.

DEADLINES FOR SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS, SHAREHOLDER NOMINATED DIRECTOR CANDIDATES AND OTHER BUSINESS OF SHAREHOLDERS

Proposals to be Considered for Inclusion in CF Industries' Proxy Materials

Under SEC rules, a shareholder who intends to present a proposal at the 2020 annual meeting of shareholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting accompanying this Proxy Statement. The proposal must be received no later than November 28, 2019 (120 days before March 27, 2020, the one year anniversary of the anticipated mailing date of this Proxy Statement).

Director Nominations for Inclusion in CF Industries' Proxy Materials (Proxy Access)

Under the proxy access provisions of our bylaws, certain shareholders and/or shareholder groups will be permitted to include shareholder nominated director candidates in our proxy materials for the 2020 annual meeting of shareholders. Requests pursuant to such proxy access provisions to include shareholder nominated director candidates in our proxy materials for an annual meeting in 2020 must be delivered to, or mailed to and received by, our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than October 29, 2019 (150 days before March 27, 2020, the one year anniversary of the anticipated mailing date of this Proxy Statement) and no later than November 28, 2019 (120 days before March 27, 2020, the one year anniversary of the anticipated mailing date of this Proxy Statement). See the discussion in Proposal 1 under the heading "Proxy Access" and refer to our bylaws for details about the process to include shareholder nominated director candidates in our proxy materials.

Other Shareholder Proposals and Director Nominations (Advance Notice Provisions)

Our bylaws require that written notice of (i) proposals intended to be presented by a shareholder at the next annual meeting, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominees for the election of directors intended to be made by a shareholder at the next annual meeting be delivered to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than January 9, 2020 and no later than February 8, 2020. Such advance notice deadline will also be the deadline for "timely" proposals made in accordance with Rule 14a-4(c) under the Exchange Act. To be in proper written form, such a notice must set forth the information prescribed in our bylaws. You can obtain a copy of our bylaws by writing our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting accompanying this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the 2019 Annual Meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, the proxies will be voted at the discretion of the persons named in the proxy.

By order of the board of directors,

Douglas C. Barnard Senior Vice President, General Counsel, and Secretary March 27, 2019

Appendix A

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this proxy statement may not be comparable to similarly titled measures of other companies.

Reconciliation of net earnings attributable to common stockholders to EBITDA (a non-GAAP measure), as applicable:

EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.

The company has presented EBITDA because management uses this measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Year ended December 31, 2018
(in millions)
Net earnings	$428
Less: Net earnings attributable to noncontrolling interests	(138)

Net earnings attributable to common stockholders	290

Interest expense—net	228
Income tax provision	119
Depreciation and amortization	888
Less other adjustments:
Depreciation and amortization in noncontrolling interests(1)	(87)
Loan fee amortization(2)	(9)

EBITDA	$1,429

(1)
For the twelve months ended December 31, 2018, amount includes $83 million related to CF Industries Nitrogen, LLC and $4 million related to Terra Nitrogen Company, L.P.
(2)
Loan fee amortization is included in both interest expense—net and depreciation and amortization.

A-1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CF INDUSTRIES HOLDINGS, INC. 4 PARKWAY NORTH, SUITE 400 DEERFIELD, IL 60015-2590 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E64642-P21186 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CF INDUSTRIES HOLDINGS, INC. The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors Nominees: For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Javed Ahmed 2. Approval of an advisory resolution regarding the compensation of CF Industries Holdings, Inc.'s named executive officers. R at i f i c at i o n o f t h e s e l ec t i o n o f K P MG L L P a s CF Industries Holdings, Inc.'s independent registered public accounting firm for 2019. ! ! ! ! ! ! 1b. Robert C. Arzbaecher 1c. William Davisson 3. 1d. John W. Eaves The Board of Directors recommends you vote AGAINST proposal 4: For Against Abstain 1e. Stephen A. Furbacher 4. Shareholder proposal regarding the right to act by written consent, if properly presented at the meeting. ! ! ! 1f. Stephen J. Hagge 1g. John D. Johnson NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1h. Anne P. Noonan 1i. Michael J. Toelle 1j. Theresa E. Wagler 1k. Celso L. White ! 1l. W. Anthony Will For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com. E64643-P21186 CF INDUSTRIES HOLDINGS, INC. Annual Meeting of Shareholders May 8, 2019 10:00 a.m. This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Douglas C. Barnard and Dennis P. Kelleher, and each of them, as proxies, each with the power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side of this proxy card, all the shares of common stock of CF Industries Holdings, Inc., registered in the name of the undersigned, as of March 15, 2019, at the Annual Meeting of Shareholders of CF Industries Holdings, Inc., to be held May 8, 2019, at 10:00 a.m., local time, at the Hyatt Regency Tulsa, 100 East Second Street, Tulsa, Oklahoma 74103, and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2019 Annual Meeting and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees listed in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: